UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MCAFEE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of McAfee, Inc. (the “McAfee Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

As of September 2, 2010, there were outstanding: (i) 153,861,197 shares of McAfee Common Stock (including shares subject to McAfee restricted stock awards), (ii) 7,764,882 shares of McAfee Common Stock subject to stock options with an exercise price that is less than $48.00 per share (the “Per Share Merger Consideration”), (iii) 3,380,544 shares of McAfee Common Stock subject to restricted stock units, (iv) 1,679,148 shares of McAfee Common Stock subject to performance stock units and (v) no shares of McAfee Common Stock subject to stock options with an exercise price that is equal to or greater than the Per Share Merger Consideration.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value, solely for purposes of calculating the filing fee, was determined based upon the sum of (i) 153,861,197 shares of McAfee Common Stock (including shares subject to McAfee restricted stock awards) multiplied by the Per Share Merger Consideration, (ii) 7,764,882 shares of McAfee Common Stock subject to stock options with an exercise price that is less than the Per Share Merger Consideration, multiplied by $14.24061 (which is the difference between the Per Share Merger Consideration and the weighted average exercise price of $33.75939 per share for such stock options), (iii) 3,380,544 shares of McAfee Common Stock subject to restricted stock units, multiplied by the Per Share Merger Consideration and (iv) 1,679,148 shares of McAfee Common Stock subject to performance stock units, multiplied by the Per Share Merger Consideration. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000713 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$7,738,779,328.26

(5)	Total fee paid:

$551,774.97

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, SEPTEMBER 3, 2010

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

[—], 2010

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders of McAfee, Inc. to be held on [—], 2010, starting at [—] [a.m. / p.m.] Pacific Time at [—].

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement under which McAfee would be acquired by Intel Corporation. We entered into this merger agreement on August 18, 2010. If the merger is completed, you, as a holder of McAfee common stock, will be entitled to receive $48.00 in cash, without interest and less any applicable withholding taxes, for each share of McAfee common stock owned by you at the consummation of the merger, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors has unanimously determined that it is in the best interests of McAfee and its stockholders that McAfee enter into the merger agreement and consummate the merger and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of McAfee common stock you own. We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock. Therefore, the failure of any stockholder to vote will have the same effect as a vote by that stockholder against the adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety. You may also obtain more information about McAfee from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

David G. DeWalt
Chief Executive Officer and President
Santa Clara, California

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [—], 2010, and is first being mailed to stockholders on or about [—], 2010.

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

To McAfee Stockholders:

A special meeting of stockholders of McAfee, Inc., a Delaware corporation, or McAfee, will be held on [—], 2010, starting at [—] [a.m. / p.m.] Pacific Time at [—], for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 18, 2010, among Intel Corporation, a Delaware corporation, or Intel, Jefferson Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Intel, and McAfee, as it may be amended from time to time, pursuant to which McAfee will be acquired by Intel.

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement.

3. To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified the close of business on [—], 2010 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of McAfee common stock held on the record date.

Under Delaware law, McAfee stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or via the Internet prior to the special meeting to ensure that your shares of McAfee common stock will be present in person or represented at the special meeting. If you have Internet access, we encourage you to record your vote via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, pursuant to the terms of the merger agreement. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE MCAFEE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

By Order of the Board of Directors,

David G. DeWalt
Chief Executive Officer and President
Santa Clara, California

ADDITIONAL INFORMATION

This document incorporates important business and financial information about McAfee from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page [—]. You can obtain documents incorporated by reference in this document by requesting them in writing from McAfee, Inc., Attn: Corporate Secretary, 3965 Freedom Circle, Santa Clara, California 95054. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [—], 2010 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of our common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson Inc.

199 Water Street

26th Floor

New York, NY 10038

Toll-Free: (866) 277-8239

Collect: (212) 440-9800

i

TABLE OF CONTENTS—(continued)

Annex A: Agreement and Plan of Merger

Annex B: Opinion of Morgan Stanley & Co. Incorporated

Annex C: Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of McAfee common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We sometimes make reference to McAfee, Inc. and its subsidiaries in this proxy statement by using the terms “McAfee,” “we,” “our” or “us.”

Q:	What is the transaction?

A:	McAfee and Intel have entered into a definitive merger agreement pursuant to which, subject to the terms and conditions of the merger agreement, Intel will acquire McAfee through the merger of a wholly owned subsidiary of Intel with and into McAfee. McAfee will be the surviving corporation (which we refer to as the surviving corporation) in the merger and will continue as a wholly owned subsidiary of Intel.

Q.	What will a McAfee stockholder receive when the merger occurs?

A:	For every share of McAfee common stock held at the effective time of the merger, McAfee stockholders will be entitled to receive $48.00 in cash, without interest, less any applicable withholding taxes. This does not apply to shares of McAfee common stock held by Intel, McAfee or any of their respective wholly owned subsidiaries, or by stockholders who have perfected their appraisal rights under Delaware law.

Q:	What will happen in the merger to McAfee stock options, restricted stock unit awards, performance stock unit awards and restricted stock awards?

A:	Stock Options. Upon the effective time of the merger, each stock option to purchase shares of McAfee common stock outstanding immediately prior to the effective time of the merger and held by a continuing employee (other than McAfee stock options subject to foreign jurisdictions that Intel determines may not be assumed for certain specified reasons and other than options under our McAfee.Com Corporation Amended and Restated 1999 Stock Plan) will be assumed by Intel and converted into a stock option to purchase Intel common stock based on an exchange ratio set forth in the merger agreement and described in this proxy statement under “Summary—Treatment of Stock Options, Other Awards and Employee Stock Purchase Plan—Stock Options” on page [—]. All other options outstanding immediately prior to the effective time of the merger that will not be assumed by Intel as described above will be cancelled as described below.

Upon the effective time of the merger, McAfee stock options outstanding immediately prior to the effective time of the merger that are (i) held by non-continuing employees or (ii) subject to foreign jurisdictions that Intel determines may not be assumed for certain specified reasons will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of $48.00 over the per share exercise price of such cancelled stock option, multiplied by the number of shares of McAfee common stock then subject to such cancelled stock option, without interest and less applicable deductions and withholdings.

In addition, no stock options under the McAfee.com Corporation Amended and Restated 1999 Stock Plan will be assumed by Intel. Any such stock options that are not exercised prior to the effective time of the merger will be cancelled for no consideration at the effective time of the merger.

Restricted Stock Unit and Performance Stock Unit Awards. Upon the effective time of the merger, each restricted stock unit and performance stock unit award denominated in shares of McAfee common stock outstanding immediately prior to the effective time of the merger, which is unvested at the effective time of the merger and is held by a continuing employee (other than awards subject to foreign jurisdictions that Intel determines may not be assumed for certain specified reasons) will be assumed by Intel and following the merger represent a right to acquire a number of shares of Intel common stock equal to the number of shares of McAfee common stock subject to such award immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest whole number. Upon the effective time of the merger, each restricted stock unit and performance stock unit award denominated in shares of McAfee common stock that is outstanding immediately prior to the effective time of the merger, is then unvested (or otherwise vests at the effective time of the merger) and is held by a non-continuing employee, as well as restricted stock unit and performance stock unit awards subject to foreign jurisdictions that Intel determines may not be assumed for certain specified reasons, will be cancelled and converted into the right to receive an amount in cash equal to $48.00 multiplied by the number of shares of McAfee common stock subject to such award, without interest and less applicable withholdings.

McAfee has agreed to amend each performance stock unit award that is not subject to McAfee’s change of control retention plan or other change of control and retention agreements so that upon the effective time of the merger, each such performance stock unit award will be vested to the extent that it would have vested if the award had been granted originally with a 4-year vesting schedule with annual vesting, and such vesting will continue after the effective time of the merger (assuming continuous service) on the same time-based vesting schedule. To the extent that any such performance stock unit award is not fully vested at the 18-month anniversary of the effective time of the merger, it will become fully vested on such 18-month anniversary.

Restricted Stock Awards. Upon the effective time of the merger, each restricted stock award denominated in shares of McAfee common stock that is outstanding immediately prior to the effective time of the merger will accelerate in full immediately prior to but effective as of the effective time of the merger. The holders of such shares will be treated like other McAfee stockholders and will receive $48.00 in cash per share, without interest, less any applicable withholding taxes.

Q:	What will happen in the merger to McAfee’s 2002 Employee Stock Purchase Plan?

A:	The business day prior to the effective time of the merger will be treated as the final “purchase date” for purposes of the McAfee 2002 Employee Stock Purchase Plan (which we refer to as the ESPP), unless the offering period in effect on the date the merger agreement was signed terminates by its terms prior to such time, in which case the scheduled termination date will be the final purchase date. Each outstanding award under the ESPP will be exercised on the final purchase date for the purchase of shares of McAfee common stock in accordance with the terms of the ESPP, and McAfee will refund to each participant in the ESPP all amounts remaining in such participant’s account after such purchase. McAfee has agreed to take all actions necessary so that no offering periods or purchase periods will be commenced following the final purchase date and no payroll deductions or other contributions will be made or effected after the final purchase date. In addition, McAfee has agreed to terminate the ESPP as of the effective time of the merger.

Q:	How does the merger consideration compare to the market price of McAfee common stock?

A:	The merger consideration of $48.00 per share to be received by McAfee stockholders represents a premium of approximately 60% over the closing price of McAfee common stock on the New York Stock Exchange on August 17, 2010, the trading day immediately preceding the day that the proposed transaction with Intel was publicly announced, and a premium of approximately 52% over the average closing price of McAfee common stock on the New York Stock Exchange over the 30-day period ending on such date.

The closing sale price of a share of McAfee common stock on the New York Stock Exchange on September 2, 2010 was $47.25. You are encouraged to obtain current market quotations for McAfee common stock in connection with voting your shares.

Q:	When do you expect the merger to be completed?

A:	We currently expect the merger to be completed before the middle of 2011. However, the merger is subject to various closing conditions, including McAfee stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the merger at a later time or not at all.

Q.	How does the McAfee board of directors recommend that I vote on the proposals?

A:	The McAfee board of directors has unanimously determined that it is in the best interests of McAfee and its stockholders that McAfee enter into the merger agreement and consummate the merger and unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement. You should read the section entitled “The Merger—Reasons for the Merger; Recommendation of the McAfee Board of Directors” beginning on page [—].

Q.	What effects will the merger have on McAfee?

A.	As a result of the merger, McAfee will cease to be a stand-alone public company and will be wholly owned by Intel. You will no longer have any interest in our future earnings or growth. Following the completion of the merger, the registration of McAfee common stock and our reporting obligations with respect to McAfee common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC. In addition, upon completion of the merger, shares of McAfee common stock will no longer be listed on any stock exchange or quotation system, including the New York Stock Exchange.

Q:	Do any of McAfee’s directors or officers have interests in the merger that may differ from those of McAfee stockholders?

A:	McAfee’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of McAfee’s stockholders generally. The McAfee board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. McAfee’s executive officers are parties to change of control and retention agreements with McAfee or are covered under McAfee’s change of control retention plan, which provide severance payments and other change of control benefits in the case of certain terminations of employment in connection with a change of control of McAfee, including consummation of the merger. In addition, certain of McAfee’s executive officers have entered into employment agreements and/or retention letters with Intel, subject to the closing of the Merger. The merger agreement contemplates that certain other executive officers of McAfee may enter into retention letters with Intel prior to or following the closing of the merger on terms to be mutually agreed upon between Intel and such executive officers. With respect to McAfee directors, their outstanding stock option and restricted stock unit awards will become fully vested in accordance with their terms as of immediately prior to the closing of the merger and such awards will be treated just as other McAfee awards to holders that do not continue employment with McAfee or any subsidiary following the merger. In addition, executive officers and directors of McAfee have rights to indemnification and directors’ and officers’ liability insurance that will survive consummation of the merger. See “The Merger—Interests of McAfee’s Executive Officers and Directors in the Merger” beginning on page [—] for a description of these agreements and letters as well as a description of other rights of our directors and executive officers that come into effect in connection with the merger.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a stockholder of McAfee as of [—], 2010, the record date for the special meeting. To complete the merger, McAfee’s stockholders must vote to approve the adoption of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. McAfee will submit the merger agreement to its stockholders for adoption at the special meeting described in this proxy statement. You should read the section entitled “The Special Meeting” beginning on page [—].

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of McAfee stockholders (which we refer to as the special meeting) will be held on [—], 2010, starting at [—] [a.m. / p.m.] Pacific Time at [—].

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) the adoption of the merger agreement with Intel, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting. We are currently not aware of any other business to come before the special meeting.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is [—], 2010. If you own shares of McAfee common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were approximately [— ] shares of McAfee common stock issued and outstanding.

Q:	How many votes are required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock entitled to vote at the special meeting in person or by proxy, in accordance with Delaware law.

Q.	How many votes are required to adopt the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement?

A:	The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement requires the affirmative vote of a majority of the votes cast (or if stockholders representing a quorum fail to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of McAfee common stock present in person or represented by proxy at the special meeting may adjourn the special meeting).

Q:	How are votes counted? Why is my vote important?

A:	Votes will be counted by the inspector of elections appointed for the special meeting, who will separately count “for” and “against” votes and abstentions. The affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock is required under Delaware law to adopt the merger agreement. As a result, the failure to vote or the abstention from voting will have the same effect as a vote “against” the adoption of the merger agreement.

Because the affirmative vote of a majority of the votes cast (or if stockholders representing a quorum fail to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of McAfee common stock present in person or represented by proxy at the special meeting may adjourn the special meeting) is required to adopt the proposal to adjourn or postpone the special meeting, if necessary or appropriate, the failure to vote your shares will have no effect on the outcome of the proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below. You have one vote for each share of McAfee common stock you own as of the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by using the telephone voting instructions printed on your proxy card;

•	by using the Internet voting instructions printed on your proxy card;

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage-paid envelope; or

•	in person by appearing at the special meeting.

If you are voting by telephone or via the Internet, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person, to ensure that your shares of McAfee common stock are present in person or represented at the special meeting.

If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by McAfee will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares unless you have properly instructed your nominee on how to vote. The adoption of the merger agreement requires an affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock. Because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to provide your nominee with voting instructions will have the same effect as a vote “against” the proposal to adopt the merger agreement.

The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement, requires the affirmative vote of a majority of the votes cast

(or if stockholders representing a quorum fail to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of McAfee common stock present in person or represented by proxy at the special meeting may adjourn the special meeting). Because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing the holders of a majority of the shares of McAfee common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of McAfee common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of McAfee common stock, you have the right to change or revoke your proxy at any time before the vote being taken at the special meeting:

•	by delivering to McAfee’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of McAfee common stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attn: Corporate Secretary

If you are a “street name” holder of McAfee common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of McAfee common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of McAfee common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of McAfee common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” beginning on page [—] and Annex C.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see “Appraisal Rights” beginning on page [—]. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement.

Q:	What are the material United States federal income tax consequences of the merger to me?

A:	The receipt of cash for shares of McAfee common stock by U.S. holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of McAfee common stock will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger and (ii) the holder’s adjusted tax basis in the shares. Non-U.S. holders of McAfee common stock generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for shares of McAfee common stock in the merger. Stockholders, including non-U.S. stockholders, should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger. Because your individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects of the merger to you. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—].

Q:	What happens if the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason?

A:	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain a stand-alone public company, and McAfee common stock will continue to be listed and traded on the New York Stock Exchange. Under specified circumstances, we may be required to pay to Intel a termination fee or expenses associated with the transaction, as described below under “The Merger Agreement—Termination Fees and Expenses” beginning on page [—].

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of McAfee common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact us or our proxy solicitor, Georgeson Inc. toll-free at (866) 277-8239 or collect at (212) 440-9800, or at:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attn: Investor Relations

Phone: +1 (408) 346-5223

Investor-Relations@mcafee.com

Georgeson Inc.

199 Water Street

26th Floor

New York, NY 10038

Toll-Free: (866) 277-8239

Collect: (212) 440-9800

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We sometimes make reference to McAfee, Inc. and its subsidiaries in this proxy statement by using the terms “McAfee,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Merger (Page [—])

The Agreement and Plan of Merger, dated as of August 18, 2010, which we refer to as the merger agreement, among Intel Corporation, or Intel, Jefferson Acquisition Corporation, a wholly owned subsidiary of Intel, or Merger Sub, and McAfee, provides that Merger Sub will merge with and into McAfee. As a result of the merger, McAfee will become a wholly owned subsidiary of Intel. Upon completion of the proposed merger, shares of McAfee common stock will no longer be listed on any stock exchange or quotation system. At the effective time of the merger, each outstanding share of McAfee common stock will be automatically converted into the right to receive $48.00 in cash, without interest and less applicable withholding taxes (other than shares of McAfee common stock held by Intel, McAfee or any of their wholly owned subsidiaries, or by any holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, as described in this proxy statement). We refer to this amount in this proxy statement as the merger consideration.

At the effective time of the merger, any shares of McAfee capital stock owned by McAfee, Intel or any of their wholly owned subsidiaries will be cancelled and retired without any conversion thereof and no merger consideration will be paid by Intel with respect to such shares.

The Special Meeting (Page [—])

Date, Time and Place. The special meeting will be held on [—], 2010, starting at [—] [a.m. / p.m.] Pacific Time at [—].

Purpose. You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting. We are currently not aware of any other business to come before the special meeting.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of McAfee common stock at the close of business on [—], 2010, the record date for the special meeting. You will have one vote for each share of McAfee common stock that you owned on the record date. As of [—], 2010, there were [—] shares of McAfee common stock issued and outstanding and entitled to vote. A majority of McAfee common stock issued, outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed pursuant to the terms of the merger agreement.

Vote Required. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement requires the majority of the votes cast, or if stockholders representing a quorum shall fail to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of McAfee common stock present in person or represented by proxy at the special meeting may adjourn the special meeting.

Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or via the Internet, you must do so no later than the date and time indicated on the applicable proxy card(s). If you do not return your proxy card, submit your proxy by phone or via the Internet or attend the special meeting, your shares of McAfee common stock will not be voted, which will have the same effect as a vote “against” the adoption of the merger agreement. Even if you plan to attend the special meeting, if you hold your shares of McAfee common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement, if applicable.

If your shares of McAfee common stock are held in “street name,” you should instruct your brokerage firm, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker or nominee. If your shares of McAfee common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your shares of McAfee common stock, your nominee will not be able to vote such shares at the special meeting. Because the adoption of the merger agreement requires an affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “against” the proposal to adopt the merger agreement.

Because the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement requires the affirmative vote of a majority of the votes cast (or if a quorum fails to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of McAfee common stock present in person or represented by proxy at the special meeting may adjourn the special meeting), and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

Revocability of Proxy. Any holder of record of McAfee common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering to McAfee’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of McAfee common stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attn: Corporate Secretary

If you are a “street name” holder of McAfee common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

The Companies (Page [—])

McAfee. McAfee, Inc., a Delaware corporation, is the world’s largest dedicated security technology company, delivering proactive solutions and services that help secure systems and networks around the world, allowing users to safely connect to the Internet, browse and shop the web more securely. McAfee creates innovative products that empower home users, businesses, the public sector and service providers by enabling them to prove compliance with regulations, protect data, prevent disruptions, identify vulnerabilities and continuously monitor and improve their security. McAfee’s principal executive offices are located at 3965 Freedom Circle, Santa Clara, California 95054, and its telephone number is +1 (408) 988-3832. See also “Where You Can Find More Information.” McAfee common stock is publicly traded on the New York Stock Exchange under the symbol “MFE”.

Intel. Intel Corporation, a Delaware corporation, is a semiconductor chip maker that develops advanced integrated digital technology products, primarily integrated circuits, for industries such as computing and communications. Intel also develop platforms, which are integrated suites of digital computing technologies that are designed and configured to work together to provide an optimized user computing solution compared to components that are used separately. Intel’s principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California, 95054, and its telephone number is +1 (408) 765-8080. Intel’s common stock is publicly traded on the NASDAQ Global Select Market under the symbol “INTC”.

Jefferson Acquisition Corporation. Jefferson Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Intel, was formed solely for the purpose of facilitating Intel’s acquisition of McAfee. Jefferson Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Jefferson Acquisition Corporation will merge with and into McAfee and will cease to exist. Jefferson Acquisition Corporation’s principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California, 95054, and its telephone number is +1 (408) 765-8080.

Reasons for the Merger (Page [—])

In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the McAfee board of directors consulted with McAfee’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision. In particular, the McAfee board of directors reviewed the strategic alternatives available to the company, including remaining as a stand-alone public company, and concluded that the merger and the merger agreement reflected the highest value reasonably attainable for McAfee stockholders.

Recommendation of the McAfee Board of Directors (Page [—])

The McAfee board of directors has unanimously determined that it is in the best interests of McAfee and its stockholders that McAfee enter into the merger agreement and consummate the merger and unanimously recommends that you vote “FOR” the adoption of the merger agreement. The McAfee board of directors also unanimously recommends that McAfee stockholders vote “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement.

Opinion of McAfee’s Financial Advisor (Page [—])

Morgan Stanley & Co. Incorporated, or Morgan Stanley, delivered its written opinion to the McAfee board of directors that, as of August 18, 2010, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth therein, the consideration to be paid to the holders of shares of McAfee common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley dated August 18, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Morgan Stanley provided its opinion for the information of the McAfee board of directors in connection with and for the purposes of the evaluation of the transactions contemplated by the merger agreement. Morgan Stanley’s written opinion addresses only the consideration to be paid to the holders of shares of McAfee common stock pursuant to the merger agreement, and does not address any other matter. Morgan Stanley’s opinion does not constitute a recommendation to any stockholder of McAfee as to how such stockholder should vote with respect to any matter or whether to take any other action with respect to the merger.

Treatment of Stock Options, Other Awards and Employee Stock Purchase Plan (Page [— ])

The terms below have the following meanings as used in this section:

•

exchange ratio means a fraction, the numerator of which is $48.00 and the denominator of which is the average closing price of Intel common stock on the NASDAQ Global Select Market over the five trading days immediately preceding (but not including) the closing date;

•

continuing employees means persons who are employees of McAfee or any of its subsidiaries who (i) are offered and accept employment prior to the effective time of the merger by Intel or any of its subsidiaries, (ii) at the effective time of the merger continue their employment with McAfee or any of its subsidiaries or (iii) remain or become at the effective time of the merger employees of McAfee or, outside the U.S., at the effective time of the merger remain or become employees of McAfee, Intel or any subsidiary as required by applicable law; and

•

non-U.S. jurisdiction exception means any McAfee equity award that is subject to the laws of a non-U.S. jurisdiction and Intel determines such McAfee equity award may not be assumed (i) under a law of the relevant non-U.S. jurisdiction, (ii) under the policies and practices of Intel with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Intel’s administrative practices with respect to equity awards.

Stock Options. At the effective time of the merger, each option to purchase shares of McAfee common stock outstanding immediately prior to the effective time of the merger that is held by a continuing employee, is not subject to the non-U.S. jurisdiction exception and was not granted under the McAfee.com Corporation Amended and Restated 1999 Stock Plan will be assumed by Intel and automatically converted into an option to acquire, on substantially the same terms and conditions applicable to such McAfee stock option immediately prior to the merger, a number of shares of Intel common stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of McAfee common stock that would be issuable upon exercise of such assumed option immediately prior to the effective time of the merger and (y) the exchange ratio. The per share exercise price for assumed stock options will equal the quotient determined by dividing the per share exercise price for the McAfee stock option immediately prior to the effective time by the exchange ratio (rounded up to the nearest whole cent). It is the intent that all options assumed by Intel will be “incentive stock options” to the maximum extent permitted by the Internal Revenue Code if such options qualified as such prior to the effective time of the merger.

At the effective time of the merger, each McAfee stock option outstanding immediately prior to the effective time of the merger that is not assumed by Intel (including by reason of the fact that such stock option is not held by a continuing employee or is subject to the non-U.S. jurisdiction exception) and was not granted under the McAfee.com Corporation Amended and Restated 1999 Stock Plan will be cancelled and automatically converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying (x) the excess, if any, of $48.00 over the applicable per share exercise price of such cancelled option by (y) the number of shares of McAfee common stock subject to such cancelled option (after giving effect to any applicable acceleration).

In addition, no stock options under the McAfee.com Corporation Amended and Restated 1999 Stock Plan will be assumed by Intel. Any such stock options that are not exercised prior to the effective time of the merger will be cancelled for no consideration at the effective time of the merger.

Options to purchase McAfee common stock held by McAfee’s non-employee directors will not be assumed, and pursuant to the terms of the applicable option agreement and equity award plan pursuant to which such options were granted, the unvested portion of such options will be accelerated and such options will be cancelled and converted into the right to receive an amount in cash as set forth above, unless exercised prior to the effective time, consistent with the general treatment of non-assumed stock options.

Restricted Stock Units. At the effective time of the merger, each restricted stock unit granted under McAfee equity incentive plans and outstanding immediately prior to the effective time of the merger that is then unvested (and does not otherwise vest by its terms at the effective time of the merger), is held by a continuing employee and is not subject to the non-U.S. jurisdiction exception will be assumed by Intel and automatically converted into a restricted stock unit representing the right to acquire, on substantially the same terms and conditions applicable to such McAfee restricted stock unit immediately prior to the effective time of the merger, a number of shares of Intel common stock (rounded down to the nearest whole number) calculated by multiplying (i) the number of shares of McAfee common stock that would be issuable under such assumed restricted stock unit immediately prior to the effective time of the merger by (ii) the exchange ratio.

At the effective time of the merger, each restricted stock unit granted under McAfee equity incentive plans outstanding immediately prior to the effective time of the merger that is not assumed by Intel (including by reason of the fact that such restricted stock unit vests and becomes settleable by its terms at the effective time of the merger, is not held by a continuing employee or is subject to the non-U.S. jurisdiction exception) will be cancelled and automatically converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying $48.00 by the number of shares of McAfee common stock subject to such cancelled restricted stock unit (after giving effect to any applicable acceleration).

Restricted stock units held by McAfee’s non-employee directors will not be assumed, and pursuant to the terms of the applicable restricted stock unit agreement and applicable equity award plan pursuant to which such restricted stock units were granted, the unvested portion of such restricted stock units will be accelerated and will convert into the right to receive an amount in cash as set forth above, consistent with the general treatment of non-assumed restricted stock units.

Performance Stock Units. At the effective time of the merger, each performance stock unit granted under McAfee equity incentive plans and outstanding immediately prior to the effective time of the merger that is then unvested (and does not otherwise vest by its terms at the effective time of the merger), is held by a continuing employee and is not subject to the non-U.S. jurisdiction exception will be assumed by Intel and automatically converted into a performance stock unit representing the right to acquire, on substantially the same terms and conditions applicable to such McAfee performance stock unit immediately prior to the effective time of the merger (as such terms and conditions are amended as described below), a number of shares of Intel common stock (rounded down to the nearest whole number) calculated by multiplying (i) the number of shares of McAfee common stock that would be issuable under such assumed performance stock unit immediately prior to the effective time of the merger by (ii) the exchange ratio. In the merger agreement, McAfee has agreed to amend each performance stock unit award (that is not subject to McAfee’s change of control and retention plan or other change of control retention agreements) so that upon the merger, each such performance stock unit award will be vested to the extent that it would have vested if the award had been granted originally with a 4-year vesting schedule with annual vesting. Vesting will continue after the merger (assuming continuous service) on the same time-based vesting schedule, except that to the extent any performance stock unit award is not fully vested at the 18-month anniversary of the merger, it will become fully vested on such 18-month anniversary.

At the effective time of the merger, each performance stock unit granted under McAfee equity incentive plans outstanding immediately prior to the effective time of the merger that is not assumed by Intel (including by reason of the fact that such performance stock unit vests and becomes settleable by its terms at the effective time of the merger, is not held by a continuing employee or is subject to the non-U.S. jurisdiction exception) will be cancelled and automatically converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying $48.00 by the number of shares of McAfee common stock subject to such cancelled performance stock unit (after giving effect to any applicable acceleration).

Restricted Stock Awards. At the effective time of the merger, each restricted stock award denominated in shares of McAfee common stock outstanding immediately prior to the effective time of the merger will accelerate in full immediately prior to but effective as of the effective time of the merger. The holders of such shares will be treated like other McAfee stockholders and will receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying $48.00 by the number of such shares of McAfee common stock.

Employee Stock Purchase Plan. The business day prior to the effective time of the merger will be treated as the final “purchase date” for purposes of the McAfee 2002 Employee Stock Purchase Plan (which we refer to as the ESPP), unless the offering period in effect on the date the merger agreement was signed terminates by its terms prior to such time, in which case the scheduled termination date will be the final purchase date. Each outstanding award under the ESPP will be exercised on the final purchase date for the purchase of shares of McAfee common stock in accordance with the terms of the ESPP, and McAfee will refund to each participant in the ESPP all amounts remaining in such participant’s account after such purchase. McAfee has agreed to take all actions necessary so that no offering periods or purchase periods will be commenced following the final purchase date and no payroll deductions or other contributions will be made or effected after the final purchase date. In addition, McAfee has agreed to terminate the ESPP as of the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page [—])

The receipt of cash for shares of McAfee common stock by U.S. holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of McAfee common stock will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) the holder’s adjusted tax basis in the shares. Non-U.S. holders of McAfee common stock generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for shares of McAfee common stock in the merger. Stockholders, including non-U.S. stockholders, should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Interests of McAfee’s Directors and Executive Officers in the Merger (Page [—])

McAfee’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of McAfee’s stockholders generally. The McAfee board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. McAfee’s executive officers are parties to change of control and retention agreements with McAfee or are covered under McAfee’s change of control retention plan, which provide severance payments and other change of control benefits in the case of certain terminations of employment in connection with a change of control of McAfee, including consummation of the merger. In addition, certain of McAfee’s executive officers have entered into employment agreements and/or retention letters with Intel, subject to the closing of the Merger. The merger agreement contemplates that certain other executive officers of McAfee may enter into retention letters with Intel prior to or following the closing of the merger on terms to be mutually agreed upon between Intel and such executive officers. With respect to McAfee directors, their outstanding stock option and stock unit awards will become fully vested in accordance with their terms as of immediately prior to the closing of the merger and such awards will be treated just as other McAfee awards to holders that do not continue employment with McAfee or any subsidiary following the merger. The non-employee McAfee directors (and their respective tax dependents) who are participating in McAfee’s health plans are also permitted to maintain their health coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (which we refer to as COBRA) and any similar state law, as of and following the effective time of the merger, provided that such McAfee directors are “qualified beneficiaries” under applicable law. In addition, executive officers and directors of McAfee have rights to indemnification and directors’ and officers’ liability insurance that will survive consummation of the merger.

Common Stock Ownership of Directors and Executive Officers (Page [—])

As of [—], 2010, the record date for the special meeting, the directors and executive officers of McAfee beneficially owned in the aggregate approximately [—] shares of McAfee common stock entitled to vote at the special meeting, representing approximately [—]% of McAfee’s outstanding common stock as of the record date for the special meeting.

Appraisal Rights (Page [—])

Under Delaware law, McAfee stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in this proxy statement.

Conditions to the Merger (Page [—])

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction of the following mutual conditions:

•	McAfee must have received the affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock in favor of adoption of the merger agreement;

•

no injunction, writ, judgment, decree, determination, ruling or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger shall be in effect, and no law or regulation shall have been enacted, entered or enforced by any governmental authority that prevents or prohibits the consummation of the merger; and

•

the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), must have expired or been terminated and all other required waiting periods, clearances, consents or approvals of government entities applicable to the merger under the antitrust laws of specified jurisdictions must have expired, been obtained or been terminated.

Conditions to Intel’s and Merger Sub’s Obligations. The obligations of Intel and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of McAfee relating to capitalization set forth in the merger agreement must be true and correct in all respects on the date of the merger agreement and as of the closing date, except where the failure of such representations and warranties to be true and correct does not, directly or indirectly, result in additional costs to Intel or the surviving corporation of the merger in excess of $30 million, in the aggregate;

•

the representations and warranties of McAfee relating to authority, intellectual property matters in government contracts, brokers and expenses, takeover laws and the vote required as set forth in the merger agreement, to the extent not qualified by materiality or Material Adverse Effect (which definition is described in “The Merger Agreement—Representations and Warranties”), must be true and correct in all material respects, and to the extent so qualified, must be true and correct in all respects, on the date of the merger agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such particular date or with respect to such specified period);

•

the other representations and warranties of McAfee made in the merger agreement, without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein, must be true and correct on the date of the merger agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect (excluding, for this purpose, clause (y) of the definition of “Material Adverse Effect,” which is described in “The Merger Agreement—Representations and Warranties”);

•

McAfee must have complied with or performed in all material respects all of its covenants, obligations and agreements under the merger agreement that are required to be complied with or performed by it prior to the effective time of the merger;

•

no Material Adverse Effect (excluding, for this purpose, clause (y) of the definition of “Material Adverse Effect,” which is described in “The Merger Agreement—Representations and Warranties”) must have occurred since June 30, 2010 and be continuing;

•

Intel must have received a certificate signed on behalf of McAfee by its chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding five bullets; and

•

no legal proceeding by any governmental authority must have been instituted and remain pending (i) challenging or seeking to make illegal, or otherwise, directly or indirectly, restraining or prohibiting the consummation of the merger, or (ii) seeking to prohibit or limit the ownership or operation by McAfee, Intel or any of their subsidiaries of all or any of the business or assets of McAfee, Intel or any of their subsidiaries, or to compel McAfee, Intel or any of their subsidiaries to dispose of, license or hold separate all or any portion of the business or assets of McAfee, Intel or any of their subsidiaries.

Conditions to McAfee’s Obligations. The obligation of McAfee to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Intel and Merger Sub made in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the merger or otherwise prevent Intel or Merger Sub from performing any of their material obligations under the merger agreement;

•

Intel and Merger Sub must have complied with or performed in all material respects all of their respective covenants, obligations and agreements under the merger agreement that are required to be complied with or performed on or prior to the closing date; and

•

McAfee must have received a certificate signed on behalf of Intel and Merger Sub by an authorized officer of Intel and Merger Sub as to the satisfaction of the conditions described in the preceding two bullets.

No Solicitations (Page [—])

Immediately upon signing of the merger agreement, McAfee agreed to cease any discussions, negotiations or other activities with respect to any actual or potential acquisition proposal from a third party. In addition, under the merger agreement, McAfee, its subsidiaries and their respective representatives are not permitted to, among other things, (i) solicit, initiate, knowingly encourage or knowingly facilitate any acquisition proposal (as defined in “The Merger Agreement—No Solicitations”) or the making of any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information to, other otherwise cooperate in any way with, any third party (or its representatives) that is seeking to make or has made an acquisition proposal, or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or confidentiality or similar obligation of any third party. The parties agreed that any breach of the non-solicitation provisions of the merger agreement by any McAfee subsidiary or any representative of McAfee or any McAfee subsidiary would be deemed a breach by McAfee.

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by McAfee’s stockholders, in response to a bona fide unsolicited written acquisition proposal made after the date of the merger agreement, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the McAfee board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to, a superior proposal (as defined in “The Merger Agreement—No Solicitations”), McAfee may (i) furnish information regarding McAfee and its subsidiaries to the person making the acquisition proposal (and its representatives) pursuant to a confidentiality agreement containing confidentiality and other provisions not less restrictive to such third party than the provisions in the confidentiality agreement between McAfee and Intel, provided that all such information previously has been made available to Intel or is made available to Intel prior to, or concurrent with, the time it is provided to such person and (ii) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives), but in each case under the preceding clauses (i) and (ii), only if the McAfee board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable law. In addition, McAfee must notify Intel in writing at least two business days prior to taking any of the actions referred to in clauses (i) or (ii).

Termination of the Merger Agreement (Page [—])

McAfee and Intel may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Intel or McAfee may terminate the merger agreement before the consummation of the merger if:

•

the merger is not consummated by May 18, 2011 (which we refer to as the end date); provided, however, that if the consummation of the merger has not occurred by May 18, 2011, but on such date the condition set forth in the first bullet point under “—Conditions to the Merger—Conditions to Each Party’s Obligations” has been satisfied and the conditions set forth in the second (solely as it relates to applicable antitrust laws) and third bullet points under “—Conditions to the Merger—Conditions to Each Party’s Obligations” have not been satisfied or waived in writing, then the end date will be extended to August 18, 2011; provided further, that if the consummation of the merger has not occurred by August 18, 2011, but on such date the condition set forth in the first bullet point under “—Conditions to the Merger—Conditions to Each Party’s Obligations” has been satisfied and the conditions set forth in the second (solely as it relates to applicable antitrust laws) and third bullet points under “—Conditions to the Merger—Conditions to Each Party’s Obligations” have not been satisfied or waived in writing, then the end date may be extended to November 18, 2011, by McAfee by written notice to Intel on or prior to 11:59 p.m. Pacific Time on November 18, 2011; provided further, that a party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated before the end date will not be entitled to exercise its right to terminate the merger agreement because of this reason;

•

any governmental authority in any jurisdiction that is material to the business of Intel or McAfee (i) enacts, issues, promulgates or enforces any law or regulation that makes consummation of the merger illegal or otherwise prohibited or (ii) issues an order, decree, injunction or ruling or takes any other action, in each case which is final and non-appealable and has the effect of enjoining the consummation of the merger; provided, that a party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the events described in this bullet will not be entitled to terminate the merger agreement because of this reason; or

•	stockholder approval of adoption of the merger agreement is not obtained at the special meeting (or any adjournment or postponement thereof).

Intel or Merger Sub may also terminate the merger agreement if:

•

there is an inaccuracy in McAfee’s representations in the merger agreement or McAfee breaches its covenants in the merger agreement, in either case such that the conditions set forth in the first four bullet points under “—Conditions to the Merger—Conditions to Intel’s and Merger Sub’s Obligations” would not be satisfied, and such inaccuracy or breach is not cured within 30 days after notice thereof; provided, that the termination right described in this bullet point will not be available to Intel or Merger Sub if they are then in material breach of their covenants or obligations contained in the merger agreement;

•	the McAfee board of directors or any committee thereof makes a “change in recommendation” (as defined in the section entitled “The Merger Agreement—McAfee Board Recommendation”);

•

McAfee fails to publicly reconfirm its recommendation that its stockholders approve adoption of the merger agreement within ten business days of receipt of a written request by Intel to do so following a publicly announced acquisition proposal or commencement of a tender or exchange offer for shares of McAfee common stock;

•	McAfee fails to include in this proxy statement the McAfee board’s recommendation that stockholders adopt the merger agreement; or

•	McAfee materially breaches its obligations under the non-solicitation and board recommendation provisions of the merger agreement.

McAfee may also terminate the merger agreement:

•

if there is an inaccuracy in Intel’s or Merger Sub’s representations in the merger agreement or Intel or Merger Sub breaches its covenants in the merger agreement, in either case such that the conditions set forth in the first and second bullet points under “—Conditions to the Merger—Conditions to McAfee’s Obligations” would not be satisfied, and such inaccuracy or breach is not cured within 30 days after notice thereof; provided, that the termination right described in this bullet point will not be available to McAfee if it is then in material breach of its covenants or obligations contained in the merger agreement;

•

prior to receipt of approval of the adoption of the merger agreement by McAfee’s stockholders, if the McAfee board of directors effects a change in recommendation in accordance with the terms of the merger agreement in connection with its acceptance of a superior proposal; provided, that concurrently with such termination, McAfee enters into an acquisition agreement relating to such superior proposal and pays the termination fee described under “—Termination Fees and Expenses” below; or

•	not later than 10 business days following written notice to McAfee and Intel of a decision by the European Commission under the EC Merger Regulation to prohibit the merger.

Termination Fees and Expenses (Page [—])

McAfee has agreed to pay Intel a termination fee of $230 million in the event that the merger agreement is terminated:

•

by Intel or McAfee pursuant to the provisions described in the third bullet point in the first paragraph under “—Termination of the Merger Agreement” above, provided that following execution and delivery of the merger agreement and prior to the special meeting, an acquisition proposal has been publicly announced and not publicly withdrawn (excluding, for the purposes of this provision, from the definition of “acquisition proposal” any inquiries) and within 12 months following the date of such termination, McAfee has entered into a definitive agreement with respect to, or completed, an acquisition proposal with any third party (provided, however, that for purposes of this bullet point only, all references to 15% and 85% in the definition of “acquisition proposal” will be references to 50.1%);

•

by Intel or Merger Sub pursuant to the provisions described in the first bullet point in the second paragraph under “—Termination of the Merger Agreement” above (in respect of a breach by McAfee of its covenants under the merger agreement following the public announcement of an acquisition proposal or receipt by the McAfee board of directors of an acquisition proposal), provided that prior to such termination, an acquisition proposal (excluding, for the purposes of this provision, from the definition of “acquisition proposal” any inquiries) has been publicly announced and not publicly withdrawn or has been communicated to the McAfee board and within 12 months following the date of such termination, McAfee has entered into a definitive agreement with respect to, or completed, an acquisition proposal with any third party (provided, however, that for purposes of this bullet point only, all references to 15% and 85% in the definition of “acquisition proposal” will be references to 50.1%);

•

by Intel or Merger Sub pursuant to the provisions described in the final four bullet points in the second paragraph under “—Termination of the Merger Agreement” above (provided, however, in the case of the last bullet point, that the applicable breach was not by a person who was an employee of McAfee or its subsidiaries with a title and responsibilities below that of vice president, and who had not at any time had a title or responsibilities of vice president or above, and who was not directed or authorized by or on behalf of McAfee or any of its subsidiaries to take such actions constituting the breach); or

•	by McAfee pursuant to the provisions described in the second bullet point in the third paragraph under “—Termination of the Merger Agreement” above.

In addition, if the merger agreement is terminated by Intel because stockholder approval of adoption of the merger agreement is not obtained at the special meeting and neither Intel nor Merger Sub is in material breach of their respective agreements, representations and warranties in the merger agreement, McAfee has agreed to reimburse Intel and Merger Sub for all out-of-pocket expenses and fees actually incurred or accrued in connection with the transactions contemplated by the merger agreement in an amount up to $25 million (any expense reimbursement amount paid by McAfee will be credited against any obligation of McAfee to pay Intel the termination fee described above).

Regulatory Approvals (Page [—])

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by McAfee and Intel and the applicable waiting period has expired or been terminated. In addition, the expiration or termination of the applicable waiting period in the European Union and certain other specified jurisdictions is a condition to each of McAfee’s and Intel’s respective obligations to consummate the merger. McAfee and Intel are preparing their respective notification and report forms for filing with the Antitrust Division and the FTC under the HSR Act. In addition, McAfee and Intel are preparing antitrust and competition filings in the European Union and certain other specified foreign jurisdictions and are in the process of reviewing where merger control filings or approvals may be required in other foreign jurisdictions.

Consummation of the Merger (Page [—])

We currently expect the merger to be completed before the middle of 2011. However, we cannot predict the exact timing of the consummation of the merger or whether the merger will be consummated. In order to consummate the merger, McAfee’s stockholders must adopt the merger agreement and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Current Market Price of Common Stock (Page [—])

The merger consideration of $48.00 per share to be received by McAfee stockholders represents a premium of approximately 60% over the closing price of McAfee common stock on the New York Stock Exchange on August 17, 2010, the trading day immediately preceding the day that the proposed transaction with Intel was publicly announced, and a premium of approximately 52% over the average closing price of McAfee common stock on the New York Stock Exchange over the 30-day period ending on such date.

The closing sale price of McAfee common stock on the New York Stock Exchange on September 2, 2010 was $47.25. You are encouraged to obtain current market quotations for McAfee common stock in connection with voting your shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Special Meeting,” “The Merger,” “Opinion of McAfee’s Financial Advisor,” “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the merger on McAfee’s business relationships, operating results and business generally;

•	the retention of certain key employees at McAfee;

•	the outcome of any legal proceedings that have been or may be instituted against McAfee related to the merger and the merger agreement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the adoption of the merger agreement by McAfee’s stockholders or other conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule, if at all;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	McAfee’s and Intel’s ability to meet expectations regarding the timing and completion of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in McAfee’s annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission, which we refer to herein as the SEC, on February 26, 2010, and McAfee’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the SEC on August 6, 2010, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information.” Many of the factors that will determine McAfee’s future results are beyond McAfee’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent McAfee’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to McAfee’s stockholders as part of the solicitation of proxies by the McAfee board of directors for use at the special meeting to be held on [—], 2010, starting at [—] [a.m. / p.m.] Pacific Time, at [—], or at any postponement or adjournment thereof. The purpose of the special meeting is for McAfee’s stockholders to consider and vote on adoption of the merger agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement. If McAfee’s stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2010 as the record date for the special meeting, and only holders of record of McAfee common stock on the record date are entitled to vote at the special meeting. As of [—], 2010, there were [— ] shares of McAfee common stock outstanding and entitled to vote. Each share of McAfee common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of McAfee common stock issued, outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purpose of considering the proposals. Shares of McAfee common stock held by stockholders present in person or represented at the special meeting but not voted, including shares of McAfee common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed for one time only for no more than five business days to solicit additional proxies. In addition, McAfee may postpone or adjourn the special meeting if and to the extent that:

•

McAfee is required to postpone or adjourn the special meeting by applicable law or order or a request from the SEC or its staff, and McAfee uses its reasonable best efforts to hold or resume the special meeting as soon as practicable;

•

the McAfee board of directors has determined in good faith (after consultation with outside legal counsel) that it is required by law to postpone or adjourn the special meeting, including in order to give McAfee stockholders sufficient time to evaluate any information or disclosure by McAfee that McAfee has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a change in recommendation); provided that such postponement or adjournment of the special meeting may be for no more than seven business days and that this ability to postpone or adjourn the special meeting does not apply to any information or disclosure related to an acquisition proposal (including any superior proposal); or

•

the McAfee board of directors has provided to Intel written notice that it intends to make a change in recommendation or terminate the merger agreement in response to receipt of a superior proposal, in accordance with the procedures set forth in the merger agreement and described below under “The Merger Agreement—McAfee Board Recommendation”; provided that such postponement or adjournment of the special meeting shall be to a date no later than 15 business days after the date of delivery to Intel of such written notice.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock. Therefore, if you abstain or fail to vote, it will have the same effect as a vote against the adoption of the merger agreement.

The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, (i) one time for up to five business days for the purpose of soliciting additional proxies, if there are holders of an insufficient number of shares present or represented by proxy at the special meeting to constitute a quorum, (ii) if required by applicable law or order or a request from the SEC or its staff, (iii) one time for up to seven business days to give McAfee stockholders sufficient time to evaluate any information or disclosure by McAfee (except in the case of information or disclosure related to an acquisition proposal, including a superior proposal) or (iv) for up to 15 business days (after notice is provided to Intel) if the McAfee board of directors has provided to Intel written notice that it intends to make a change in recommendation or terminate the merger agreement in response to receipt of a superior proposal, requires the affirmative vote of a majority of the votes cast (or if stockholders representing a quorum fail to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of McAfee common stock present in person or represented by proxy at the special meeting may adjourn the special meeting). Therefore, if you abstain, it will have the same effect as a vote against the adoption of the proposal to adjourn or postpone the special meeting and if you fail to vote, it will have no effect on the outcome of the proposal.

As of the record date, McAfee’s directors and executive officers held and are entitled to vote, in the aggregate, approximately [—] shares of McAfee common stock, representing approximately [—]% of McAfee’s outstanding common stock.

Proxies and Revocation

If you are a stockholder of record of your shares of McAfee common stock and you submit a proxy by telephone or via the Internet or by returning a signed and dated proxy card by mail that is received by McAfee before the date of or at the special meeting, your shares will be voted at the special meeting as you indicate. If you give your proxy without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement, and in accordance with the recommendations of the McAfee board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote. We are currently not aware of any other business to come before the special meeting.

If your shares of McAfee common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee, as the case may be. Brokers who hold shares of McAfee common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because it is expected that brokers and other nominees will not have discretionary authority to vote on either proposal, McAfee anticipates that there will not be any broker non-votes in connection with either proposal. If your broker or other nominee holds your shares of McAfee common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the simple directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Proxies received by McAfee at any time before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a stockholder of record of shares of McAfee common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting:

•	by delivering to McAfee’s Corporate Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card relating to the same shares of McAfee common stock; or

•	by voting again by telephone or via the Internet before the date and time indicated on the applicable proxy card(s);

If you are a “street name” holder of McAfee common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attn: Corporate Secretary

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies, (i) one time for up to five business days if there are holders of an insufficient number of shares present or represented by proxy at the special meeting to constitute a quorum, (ii) if required by applicable law or order or a request from the SEC or its staff, (iii) one time for up to seven business days to give McAfee stockholders sufficient time to evaluate any information or disclosure by McAfee (except in the case of information or disclosure related to an acquisition proposal, including a superior proposal) or (iv) for up to 15 business days (after notice is provided to Intel) if the McAfee board of directors has provided to Intel written notice that it intends to make a change in recommendation or terminate the merger agreement in response to receipt of a superior proposal. McAfee’s amended and restated bylaws provide that any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by McAfee prior to the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate. The affirmative vote of a majority of the votes cast is required to adjourn the special meeting (or if stockholders representing a quorum fail to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of McAfee common stock present in person or represented by proxy at the special meeting may adjourn the special meeting). Any adjournment or postponement of the special meeting pursuant to the terms of the merger agreement will allow McAfee’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We have retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting for a fee of $40,000, plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of McAfee common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. The expense of the solicitation of proxies will be borne by McAfee.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Georgeson Inc., by calling toll-free at (866) 277-8239 or collect at (212) 440-9800, or by mail at Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement is delivered upon written or oral request of such person. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any stockholder present at the meeting. See “Where You Can Find More Information.” for more information regarding where you may request any of the documents incorporated by reference in this proxy statement or other information concerning McAfee.

THE COMPANIES

McAfee

McAfee, Inc., a Delaware corporation, is the world’s largest dedicated security technology company, delivering proactive solutions and services that help secure systems and networks around the world, allowing users to safely connect to the Internet, browse and shop the web more securely. McAfee creates innovative products that empower home users, businesses, the public sector and service providers by enabling them to prove compliance with regulations, protect data, prevent disruptions, identify vulnerabilities and continuously monitor and improve their security. McAfee’s principal executive offices are located at 3965 Freedom Circle, Santa Clara, California 95054, and its telephone number is +1 (408) 988-3832. See also “Where You Can Find More Information.” McAfee common stock is publicly traded on the New York Stock Exchange under the symbol “MFE”.

Intel

Intel Corporation, a Delaware corporation, is a semiconductor chip maker that develops advanced integrated digital technology products, primarily integrated circuits, for industries such as computing and communications. Intel also develop platforms, which are integrated suites of digital computing technologies that are designed and configured to work together to provide an optimized user computing solution compared to components that are used separately. Intel’s principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California, 95054, and its telephone number is +1 (408) 765-8080. Intel’s common stock is publicly traded on the NASDAQ Global Select Market under the symbol “INTC”.

Jefferson Acquisition Corporation

Jefferson Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Intel, was formed solely for the purpose of facilitating Intel’s acquisition of McAfee. Jefferson Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Jefferson Acquisition Corporation will merge with and into McAfee and will cease to exist. Jefferson Acquisition Corporation’s principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California, 95054, and its telephone number is +1 (408) 765-8080.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

As part of the ongoing evaluation of our business, our board of directors and members of our senior management regularly review and assess opportunities to achieve long-term strategic goals, including potential opportunities for business combinations, acquisitions, dispositions, internal restructurings and other strategic alternatives. In addition, during the course of discussions with existing or potential strategic partners regarding commercial relationships during the past few years, David G. DeWalt, our Chief Executive Officer and President, had general discussions about potential strategic business combination transactions. None of these discussions, however, resulted in a proposal to acquire McAfee.

In early 2009, Intel and McAfee, as part of their normal ongoing business dialog, discussed a joint research project in the area of enhanced security. On June 23, 2009, McAfee and Intel entered into a Memorandum of Understanding related to the development of joint products which utilize each company’s expertise with the goal of creating a more secure computing experience for end users. Throughout the rest of 2009 and early 2010, the companies dedicated resources towards the planning and development of joint products to achieve this objective. The resulting products are in the testing phases at both companies and with selected end customers.

In the first quarter of 2010, Mr. DeWalt had discussions with numerous senior executives of a large technology company regarding a possible business combination transaction. McAfee did not receive a proposal from this company regarding such business combination transaction.

On June 10, 2010, Mr. DeWalt met with Renee J. James, the Senior Vice President and General Manager, Software Services Group, of Intel to discuss the companies’ results of the joint development projects and ongoing businesses. During the course of this meeting, Ms. James expressed Intel’s potential interest in acquiring McAfee and communicated that Intel would be sending an indication of interest to McAfee shortly.

On June 12, 2010, we received from Intel a non-binding indication of interest, dated June 11, 2010, in acquiring McAfee in which McAfee stockholders would receive $45.00 per share in cash. Intel’s indication of interest was subject to the completion of due diligence to Intel’s satisfaction, negotiation of a mutually satisfactory definitive agreement, approval by Intel’s board of directors, and any necessary third party consents or regulatory approvals required to complete the acquisition. Intel’s indication of interest was also conditioned upon McAfee entering into an agreement to negotiate exclusively with Intel for 30 days if McAfee wished to move forward with the proposed transaction, and included a proposed exclusivity agreement. An initial due diligence request list also accompanied Intel’s non-binding indication of interest letter.

On June 12, 2010, McAfee’s board of directors convened a special meeting to consider Intel’s offer. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), our outside legal counsel, also attended this meeting. At the meeting, Mr. DeWalt discussed with the board of directors Intel’s offer to acquire McAfee as outlined in its indication of interest and based on conversations between Mr. DeWalt and Ms. James in the prior few days. Mr. DeWalt also provided the board with background on the existing business partnership between McAfee and Intel. Following such discussion, representatives of Wilson Sonsini advised the board of directors regarding its fiduciary duties in connection with its consideration of Intel’s June 11th indication of interest, particularly in the context of a transaction that might result in a sale of McAfee. As part of this discussion, the board of directors also discussed with representatives of Wilson Sonsini, among other things, potential responses to Intel’s indication of interest, the benefits and risks in allowing Intel to commence a due diligence review of McAfee, and the need for a protective nondisclosure agreement between

McAfee and Intel if McAfee permitted Intel to commence a due diligence review. The board of directors then discussed the retention of an external financial advisor to assist the board and our senior management team in their evaluation of a potential acquisition by Intel (including strategic alternatives to a potential acquisition by Intel). After discussion of various alternatives, the board of directors determined to engage Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and authorized Charles J. Robel, the non-executive chairman of our board of directors, working in conjunction with representatives of Wilson Sonsini, to negotiate an engagement letter with Morgan Stanley to act as our financial advisor in connection with a potential acquisition.

On June 13, 2010, McAfee’s board of directors convened another special meeting to consider Intel’s June 11th indication of interest. Representatives of Wilson Sonsini also attended this meeting. At the meeting, Mr. DeWalt informed the board of directors that a few members of McAfee’s board of directors had discussions with representatives of Morgan Stanley to discuss the engagement of Morgan Stanley relating to a potential acquisition by Intel, and that it was management’s recommendation that the board retain Morgan Stanley as McAfee’s financial advisor in connection with such possible transaction. The board of directors then discussed the terms of a possible engagement of Morgan Stanley, and following such discussion, approved Morgan Stanley’s engagement as McAfee’s financial advisor in connection with a potential acquisition and a review of other strategic alternatives. Following this discussion, representatives of Wilson Sonsini reviewed with the board of directors its fiduciary duties under Delaware law in connection with its consideration of Intel’s offer to acquire McAfee. In particular, representatives of Wilson Sonsini discussed with the board its consideration of McAfee’s stand-alone business plan and valuation on a risk adjusted basis, and discussed the board’s assessment of other potential acquirors. The board of directors then discussed with McAfee’s management and representatives of Wilson Sonsini the next stage of engagement with Intel. Following such discussions, the board of directors authorized Mr. DeWalt and other members of McAfee’s management to engage in preliminary due diligence discussions with Intel in order to assist Intel in improving its offer for McAfee. The board of directors also agreed to hold another special meeting on June 17, 2010 and requested, among other things, that Wilson Sonsini prepare and deliver a detailed presentation on the board’s fiduciary duties at the June 17, 2010 special meeting.

On June 14, 2010, Mr. DeWalt contacted Ms. James to convey McAfee’s willingness to provide additional information regarding McAfee that would support a higher valuation for a potential acquisition by Intel.

On June 14, 2010, we entered into an engagement agreement with Morgan Stanley, pursuant to which Morgan Stanley would act as our financial advisor in connection with a potential acquisition of McAfee.

On June 14, 2010, Mr. DeWalt and Mr. Robel, working in conjunction with representatives of Wilson Sonsini, contacted representatives of Morgan Stanley and requested that Morgan Stanley deliver a financial analysis of Intel’s offer price and a comparison of Intel’s offer price to various financial and transactional valuation metrics, and they also asked Morgan Stanley to address the strategic alternatives available to McAfee (including other potential acquirors or remaining as a stand-alone public company).

To facilitate the further exchange of confidential information in contemplation of a potential acquisition of McAfee, we entered into a confidentiality agreement with Intel on June 15, 2010.

On June 15 and 16, 2010, Mr. DeWalt, Joseph Gabbert, our Executive Vice President of Human Resources, Gerhard Watzinger, our Executive Vice President of Corporate Strategy and Business Development, and representatives of Wilson Sonsini and Morgan Stanley met with Ms. James, other Intel representatives, representatives of Goldman Sachs & Co. (“Goldman Sachs”), Intel’s financial advisor, and Morrison & Foerster LLP (“Morrison & Foerster”), Intel’s outside legal counsel (attending by teleconference), in order to provide additional information regarding McAfee. In particular, Messrs. DeWalt, Gabbert and Watzinger provided a broader overview of the structure and operation of the McAfee business, its strategic partners and its product offerings. In addition, Messrs. DeWalt, Gabbert and Watzinger provided Intel and its representatives with additional financial information and engaged in a discussion with Intel and its representatives regarding potential synergies in a business combination involving Intel and McAfee.

On June 17, 2010, McAfee’s board of directors convened a special meeting to continue its evaluation of Intel’s June 11th indication of interest. Representatives of Wilson Sonsini and Morgan Stanley also attended this meeting. At the meeting, Mr. DeWalt and representatives of Morgan Stanley provided the board of directors with a summary of the due diligence sessions that were conducted with Intel and its representatives on June 15 and 16, 2010. Representatives of Morgan Stanley also advised the board of directors of discussions between McAfee and its representatives, on the one hand, and Intel and its representatives, on the other hand, regarding Intel’s June 11th indication of interest. Following such discussion, Mr. DeWalt informed the board of directors that Intel requested a response on its June 11th indication of interest promptly. Representatives of Morgan Stanley then delivered to McAfee’s board of directors its assessment of Intel’s June 11th indication of interest. This assessment included an analysis of Intel’s offer price, a review of McAfee’s recent financial performance, a review of McAfee’s stand-alone financial scenarios, and a summary of the valuation of McAfee based on various methodologies. Based on this discussion, the board of directors confirmed its view that the $45.00 per share that Intel offered was unacceptable, and authorized Mr. DeWalt and Morgan Stanley to convey this position to Intel and Goldman Sachs, respectively. Representatives of Wilson Sonsini then reviewed with the board of directors its fiduciary duties under Delaware law. In particular, representatives of Wilson Sonsini discussed with the board of directors the duty of care and the duty of loyalty, as well as the heightened fiduciary duties that apply under Delaware law when a board of directors is considering a sale of the company. The board of directors then discussed with Morgan Stanley and Wilson Sonsini other possible acquirors of McAfee and discussed the potential interest of such parties in an acquisition of McAfee and whether such parties would have the financial ability to complete an acquisition of McAfee. Based on the assessments made with respect to each of these potential acquirors during this discussion, the board of directors authorized Morgan Stanley to make preliminary contact with one of these potential acquirors (which was the large technology company with whom Mr. Dewalt had discussions in the first quarter of 2010 regarding a potential business combination transaction) to gauge its interest in acquiring McAfee at this time.

On June 18, 2010, Mr. DeWalt had a telephone conversation with Ms. James, during which he explained the position of McAfee’s board of directors that Intel’s offer price of $45.00 per share for McAfee was unacceptable, and that McAfee’s board believed that a higher price per share was necessary before McAfee would be willing to engage in further discussions regarding an acquisition including providing substantial additional due diligence materials to Intel.

On June 18, 2010, representatives of Morgan Stanley contacted one potential acquiror to gauge its general interest in engaging in discussions to acquire a company in the security software industry. In this discussion, representatives of Morgan Stanley did not identify McAfee by name. The potential acquiror indicated that it may have interest in acquisitions of certain security software companies, but that McAfee (among other security software companies referenced by the potential acquiror) would not likely be of interest as an acquisition target. The potential acquiror asked that it be called back to confirm once the name of the target company could be disclosed.

During the weeks of June 21 and June 28, 2010, representatives of Morgan Stanley held a number of discussions with representatives of Goldman Sachs to provide responses to certain questions which resulted from the meetings held June 15 and June 16, 2010, with the objective of providing additional information to enable Intel to increase its offer price.

On June 25, 2010, representatives of Goldman Sachs contacted representatives of Morgan Stanley to discuss certain items related to Intel’s offer and to indicate that Intel would be providing additional feedback on its offer shortly.

On June 26, 2010, Ms. James contacted Mr. DeWalt and indicated that Intel had some flexibility to raise its offer price, but required additional due diligence to finalize a potential revised indication of interest. Mr. DeWalt indicated to Ms. James that the McAfee board of directors would not be interested in accepting an offer price below $50.00 per share. Ms. James responded that the Intel board of directors would not support an offer price of $50.00 per share. Mr. DeWalt and Ms. James agreed to revisit valuation discussions at a later date.

On June 29, 2010, representatives of Goldman Sachs contacted representatives of Morgan Stanley to state that Intel may be in a position to raise its offer price, though reiterated Ms. James’ position that the Intel board of directors would not support an acquisition at $50.00 per share. Representatives of Goldman Sachs then informed representatives of Morgan Stanley that Intel may prefer to wait for McAfee’s second quarter 2010 results before deciding on whether or not to proceed with an acquisition of McAfee. Representatives of Morgan Stanley reiterated the McAfee board’s position that the $45.00 per share offer was inadequate and provided preliminary indications of McAfee’s expectations on its second quarter 2010 results.

On July 7, 2010, representatives of Morgan Stanley held discussions with representatives of Goldman Sachs on the current status of the process, McAfee’s expected timing to provide Intel with a view on preliminary second quarter 2010 results, and their respective views on valuation. Representatives of Goldman Sachs reiterated to representatives of Morgan Stanley that Intel was considering submitting a new acquisition proposal with a revised offer price following the announcement of McAfee’s second quarter earnings later in July.

On July 8, 2010, McAfee’s board of directors convened a special meeting to review the status of discussions with Intel. Representatives of Wilson Sonsini and Morgan Stanley also attended this meeting. Mr. DeWalt discussed with the board the fact that the parties had not reached agreement on an indicative purchase price for McAfee and that McAfee and Intel had mutually agreed to halt their negotiations until McAfee had completed its financial review and reporting for the second quarter of 2010. Mr. DeWalt then provided the board with a review of McAfee’s results of operations for the second quarter of 2010, discussed with the board McAfee’s outlook for the third and fourth quarters of 2010 and the business plan for 2011, 2012 and 2013, and reviewed with the board McAfee’s strengths, weaknesses, opportunities and threats. Following this discussion, representatives of Morgan Stanley provided the board of directors with a valuation analysis of McAfee including the implied present values of McAfee based on the same assumptions underlying certain financial cases, referred to elsewhere in this proxy statement as “Case 1,” “Case 2” and “Case 3” and described (along with certain underlying assumptions) in “—Certain Financial Cases” in this proxy statement. Representatives of Wilson Sonsini then discussed with the board of directors its fiduciary duties under Delaware law, and reviewed, among other things, the substance and process of the board’s consideration of Intel’s indication of interest, the board’s review of McAfee’s results of operations, projections and prospects as a stand-alone company, and the negotiations with Intel to date. The board then discussed the next stage in negotiations with Intel, and the alternatives available to it to secure the best value reasonably available for McAfee’s stockholders. Mr. DeWalt then noted that he expected to receive a revised indication of interest from Intel before the end of July 2010.

On July 9, representatives of Goldman Sachs contacted representatives of Morgan Stanley to request additional due diligence information, specifically related to a more detailed review of McAfee’s financial information and a preview of McAfee’s results for the second quarter of 2010. After discussions with Mr. DeWalt, representatives of Morgan Stanley worked with our senior executives to prepare an overview of the preliminary results for the second quarter of 2010 and respond to certain of the financial due diligence requests.

On July 13 and 19, representatives of Morgan Stanley provided preliminary information about McAfee’s results for the second quarter of 2010 and certain other financial information to representatives of Goldman Sachs.

On July 20, 2010, we received from Intel a revised non-binding indication of interest in acquiring McAfee for a purchase price of $48.00 per share in cash. Intel’s revised indication of interest remained subject to the completion of due diligence to Intel’s satisfaction, negotiation of mutually satisfactory definitive agreements, approval by Intel’s board of directors, and any necessary third party consents or regulatory approvals required to complete the acquisition. Intel’s revised indication of interest was also conditioned upon McAfee entering into an agreement for exclusive engagement with Intel for 30 days if McAfee wished to move forward with the proposed transaction.

On July 21, 2010, McAfee’s board of directors convened a special meeting to consider Intel’s revised indication of interest. Representatives of Wilson Sonsini and Morgan Stanley also attended this meeting.

Mr. DeWalt and representatives of Morgan Stanley discussed with the board the revised indication of interest letter that McAfee had received from Intel which increased the offer price to $48.00 per share in cash, and the communications with representatives of Intel and Goldman Sachs regarding the revised offer. The board discussed the revised indication of interest, as well as a proposed response to Intel. The board of directors determined that, prior to responding to Intel, it wanted to have another meeting on July 22, 2010 to review and consider Intel’s revised indication of interest in more detail, discuss McAfee’s alternatives as a stand-alone company and its other strategic options, and receive updated presentations from Morgan Stanley and Wilson Sonsini regarding Intel’s revised indication of interest and the proposed transaction.

On July 20 and 21, 2010, Mr. DeWalt and representatives of Morgan Stanley contacted the potential acquiror that was previously contacted on June 18, 2010, to determine if the potential acquiror would be interested in pursuing an acquisition of McAfee at this time. Representatives of the potential acquiror indicated that they had previously considered such an acquisition, but the size of McAfee, the likely premium required, and certain other aspects of a transaction, made it unlikely that this other company would be able to provide an attractive offer to acquire McAfee.

On July 22, 2010, McAfee’s board of directors convened a special meeting to consider Intel’s revised indication of interest. Representatives of Wilson Sonsini and Morgan Stanley also attended this meeting. Mr. DeWalt provided the board with a review of McAfee’s results of operations for the second quarter of 2010, discussed with the board McAfee’s outlook for the third and fourth quarters of 2010. Mr. DeWalt also reviewed with the board McAfee’s strengths, weaknesses, opportunities and threats. Following this discussion, representatives of Morgan Stanley provided the board of directors with a summary of McAfee’s current valuation and its forecasted valuation in future periods based on multiple valuation analyses. The board considered the information provided by Mr. DeWalt and the analyses provided by Morgan Stanley in light of the assumptions used to prepare such information and analyses, and the risks inherent in McAfee’s business outlook for 2011, 2012 and 2013. The board then discussed the alternatives available to McAfee, including remaining a stand-alone company or being acquired by Intel. Representatives of Wilson Sonsini then discussed with the board its fiduciary duties under Delaware law and the substance and process of the deliberations by McAfee’s board of directors in response to Intel’s initial indication of interest as well as its revised offer. The board discussed its fiduciary duties at length and reviewed in detail the alternatives available to it to secure the best value for McAfee’s stockholders.

The board then considered the advisability of seeking indications of interest from other companies that might be interested in acquiring McAfee. Mr. DeWalt and representatives of Morgan Stanley discussed other large technology companies that would be reasonably likely to have such an interest and the board discussed each of them as a possible alternative acquirer of McAfee. After this discussion, the board determined that there were very few companies that would likely have a strategic interest in and sufficient financial resources to consider an acquisition of McAfee at $48.00 per share. The board further noted that McAfee had been engaged in ongoing discussions with certain of these companies regarding commercial relationships for some time, but that none of them had expressed any interest (with the exception of the potential acquiror noted above) in exploring an acquisition of McAfee. Moreover, the board noted that the press had extensively reported on acquisition trends and likely targets of consolidation in the security software industry, but that no companies, other than Intel, had approached McAfee to discuss a potential acquisition following such press reports. The board considered the fact that Intel had been requesting a period of exclusive negotiations for some time and was becoming increasingly insistent on reaching agreement on exclusivity before proceeding with further discussions with McAfee. Finally, the board discussed with representatives of Wilson Sonsini the likely terms of the non-solicitation provisions that would be included in any definitive agreement to acquire McAfee (including the likely ability of McAfee to accept an unsolicited bona fide superior transaction proposal), the likely amount of the termination fee that would be payable as a condition to accepting a superior transaction proposal from another company after entering into a merger agreement with Intel, and the related effects of these provisions on our ability to consider and respond to an alternative acquisition proposal following the execution of a definitive agreement with Intel. After a lengthy discussion of these matters, and based on Intel’s offer of $48.00 per share in cash, the board determined to approve the execution of an exclusivity agreement with Intel for a limited duration, to authorize McAfee’s management to provide additional due diligence information to Intel, and to begin negotiations on a definitive agreement with Intel.

On July 23, 2010, representatives of Morgan Stanley contacted representatives of Goldman Sachs, and conveyed our board’s willingness to proceed with discussions regarding a potential acquisition of McAfee based on a purchase price of $48.00 per share in cash. During this conversation, representatives of Morgan Stanley and Goldman Sachs discussed the parties’ respective expectations regarding certain terms that would be contained in any definitive agreement related to the proposed transaction, as well as the duration of the proposed exclusive negotiation period and the proposed process by which Intel would complete its due diligence investigation.

The parties entered into an exclusivity agreement on July 26, 2010, which provided that McAfee would negotiate exclusively with Intel through August 16, 2010.

On July 27, 2010, representatives of Morrison & Foerster transmitted a draft definitive merger agreement to representatives of Wilson Sonsini. Thereafter, representatives of Wilson Sonsini reviewed the draft merger agreement, discussed the terms proposed in the draft merger agreement with our senior management team and representatives of Morgan Stanley, and prepared a revised draft of the merger agreement.

On August 1, 2010, representatives of Wilson Sonsini transmitted a revised draft of the merger agreement to representatives of Morrison & Foerster.

During the weeks of August 2 and August 9, 2010, our senior management team, including representatives of Morgan Stanley and Wilson Sonsini, held a series of management presentations and due diligence sessions with representatives of Intel, Goldman Sachs, Morrison & Foerster and KPMG LLP, outside auditors engaged by Intel for financial diligence review in connection with the proposed transaction. In addition, on August 2, 2010, we granted access to an electronic data room to representatives of Intel and its outside advisors. Intel and its outside advisors conducted their due diligence investigation of McAfee through August 18, 2010, which consisted of a review of the data and other materials made available in the electronic data room, various conference calls with representatives of McAfee, Morgan Stanley, Wilson Sonsini and Deloitte & Touche LLP (“Deloitte & Touche”), McAfee’s outside auditors and in-person meetings with representatives of McAfee, Morgan Stanley, Wilson Sonsini and Deloitte & Touche.

During the week of August 2, 2010, representatives of Wilson Sonsini, Morrison & Foerster and Intel’s outside antitrust counsel had preliminary discussions about the proposed transaction, including preliminary negotiation regarding the terms of the merger agreement and the process for obtaining any regulatory approvals and other pre-closing matters. Preliminary negotiations regarding the merger agreement centered on provisions related to the conditions of Intel’s obligations to close any acquisition that might be agreed and the ability of the McAfee board of directors to discharge its fiduciary duties in order to accept an unsolicited superior proposal, which were among the provisions that were highly important to our board.

On August 7, 2010, representatives of Wilson Sonsini transmitted a further revised draft of the merger agreement to representatives of Morrison & Foerster.

On August 9, 2010, representatives of Wilson Sonsini participated in a conference call with representatives of Intel, Morrison & Foerster and Intel’s antitrust counsel to discuss the merger agreement and the proposed transaction, including regulatory approvals and other steps that might be required in connection with a business combination involving Intel and McAfee.

On August 9, 2010, Mr. DeWalt, Ms. James and other representatives of McAfee and Intel discussed the retention of executive officers and other key employees of McAfee (other than Mr. DeWalt) post-acquisition, including such individuals’ proposed roles within McAfee post-acquisition and potential retention terms to be offered by Intel to such individuals effective upon consummation of the transaction.

On August 10, 2010, representatives of Wilson Sonsini transmitted a further revised draft of the merger agreement to representatives of Morrison & Foerster.

On August 10, 2010, the board of directors convened for a special meeting to review and consider the status of, and issues concerning, Intel’s potential acquisition of McAfee. Representatives of Wilson Sonsini reviewed the likelihood of, and potential process and time required for, obtaining any antitrust or other regulatory approvals that might be required in connection with a business combination with Intel, describing various approaches for the reduction of any risk that any of these approvals might not be obtained in a timely fashion. When this review had concluded, representatives of Morgan Stanley joined the board meeting, and provided an overview of the status of Intel’s due diligence investigation, open items related to the potential acquisition and potential timing of announcement. In addition, representatives of Wilson Sonsini reported on the status of negotiations regarding the terms of the merger agreement. Following discussion, the board of directors authorized and instructed the attending senior executive officers, Morgan Stanley and Wilson Sonsini to engage in further discussions with Intel and Morrison & Foerster regarding a possible acquisition, in order to ascertain optimal terms attainable from Intel.

From August 11 to August 18, 2010, representatives of Wilson Sonsini and Morrison & Foerster engaged in extensive negotiations regarding the terms of the merger agreement. The most significant issues that were discussed in these negotiations were the terms that provided closing certainty for McAfee, including the terms that governed Intel’s commitments to obtain required antitrust approvals, the commitment of the parties to close, and the closing conditions for, the proposed transaction and the termination rights of Intel, and provisions related to the ability of the McAfee board of directors to discharge its fiduciary duties in order to accept an unsolicited superior proposal.

On August 12, 2010, Mr. DeWalt and representatives of Wilson Sonsini met with Ms. James and other representatives of Intel and representatives of Morrison & Foerster, and discussed the parties’ respective expectations regarding the unresolved matters in the merger agreement as well as the process by which the parties could reach agreement on these unresolved matters in the most expeditious manner practicable.

On August 12, 2010, Mr. DeWalt and Ms. James discussed Mr. DeWalt’s proposed retention package to be offered by Intel effective upon consummation of the transaction and his proposed role within McAfee post-acquisition. Discussions over the terms of retention of Mr. DeWalt and the other executive officers and key employees of McAfee post-acquisition continued until the execution of the merger agreement.

On August 13, 2010, Mr. DeWalt and representatives of Wilson Sonsini met with Ms. James and other representatives of Intel and representatives of Morrison & Foerster to further discuss the remaining issues in the definitive agreement, including the terms related to closing certainty for McAfee, including the terms that governed Intel’s commitments to obtain required antitrust approvals, and the ability of the McAfee board of directors to discharge its fiduciary duties in order to accept an unsolicited superior proposal.

On August 15, 2010, McAfee’s board of directors convened a special meeting to review and consider the status of, and issues concerning, Intel’s potential acquisition of McAfee. Representatives of Wilson Sonsini and Morgan Stanley also attended this meeting. Mr. DeWalt and representatives of Morgan Stanley provided the board with an update on the current status of negotiations. Representatives of Morgan Stanley then reviewed an update of its valuation analysis of the proposed transaction and provided an overview of precedent termination fees from previous transactions. Representatives of Wilson Sonsini then reviewed with the board the status of negotiations on the merger agreement, and the significant issues that remained outstanding, including the interim operations covenants, the closing conditions, the terms that governed Intel’s commitments to obtain required antitrust approvals, and the likelihood of, and timing and process for, obtaining regulatory approvals. Mr. DeWalt then discussed with the board the progress that had been made with Intel during negotiations over the prior week, and Intel’s desire to extend the exclusivity period through August 19, 2010. Following such discussion, the board determined to approve a limited extension of the exclusivity agreement with Intel from August 16 to August 19,

2010 and authorized and instructed the attending senior executive officers, Morgan Stanley and Wilson Sonsini to engage in further discussions with Intel and Morrison & Foerster LLP regarding a possible acquisition in order to ascertain optimal terms attainable from Intel.

On August 16, 2010, we extended the period during which McAfee would negotiate exclusively with Intel through August 19. Thereafter, representatives of Wilson Sonsini and Morrison & Foerster engaged in extensive negotiations regarding the terms of the merger agreement with a view to finalizing the merger agreement

The board of directors held another special meeting on August 18, 2010. Representatives of Morgan Stanley and Wilson Sonsini also participated in this meeting. Representatives of Morgan Stanley presented updated financial analyses of McAfee, and a financial analysis of the proposed acquisition by Intel. After further discussion, representatives of Morgan Stanley then delivered its oral opinion, which was subsequently confirmed in writing, to the effect that as of the date thereof and based upon and subject to the factors and assumptions set forth in its written opinion, the $48.00 per share in cash to be received by the holders of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated August 18, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Representatives of Wilson Sonsini then summarized the terms of the merger agreement, including the resolution of each of the previously unresolved issues that had been reported to the board and advised the board on its fiduciary duties in connection with its consideration of a proposed transaction with Intel. After considering each of the factors described below in “— Reasons for the Merger; Recommendation of the McAfee Board of Directors,” the board of directors determined it was in the best interests of McAfee and our stockholders to enter into the merger agreement with Intel. Accordingly, the board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of and fair to McAfee and our stockholders, (ii) authorized and approved in all respects the merger agreement and any other ancillary agreements contemplated thereby to which McAfee is a party and authorized and directed the execution of the merger agreement and any other ancillary agreements contemplated thereby to which McAfee is a party and (iii) resolved to recommend that the stockholders of McAfee adopt the merger agreement at a special meeting of the stockholders.

After the board meeting adjourned, the parties finalized the merger agreement and related documents and then executed and delivered the merger agreement.

On August 19, 2010, before the U.S. stock markets opened, Intel and McAfee jointly announced the transaction.

Reasons for the Merger; Recommendation of the McAfee Board of Directors

The McAfee board of directors has unanimously (i) determined that the merger is fair to and in the best interests of McAfee and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (iii) recommended that McAfee’s stockholders vote in favor of adoption of the merger agreement.

In reaching its determination, our board consulted with our management, as well as its legal and financial advisors, and reviewed (i) historical information concerning McAfee’s business, financial performance and condition, operations, technology and competitive position, (ii) the financial condition, results of operations, businesses and strategic objectives of McAfee, (iii) current financial market conditions and historical market prices, volatility and trading information with respect to McAfee common stock, (iv) the consideration to be received by McAfee’s stockholders in the merger, (v) the terms of the merger agreement, including the parties’ representations, warranties and covenants, and (vi) possible alternative strategies as well as the prospects of McAfee as a stand-alone company.

In addition, our board considered the following material factors:

Factors Relating to Specific Terms of our Negotiations and Merger Agreement with Intel

•

The merger consideration of $48.00 per share to be received by McAfee stockholders represents a premium of approximately 60% over the closing price of McAfee common stock on the New York Stock Exchange on August 17, 2010, the trading day immediately preceding the day that the proposed transaction with Intel was publicly announced, and a premium of approximately 52% over the average closing price of McAfee common stock on the New York Stock Exchange over the 30-day period ending on such date.

•	The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	Intel has, and has represented in the merger agreement that it has, adequate capital resources to pay the merger consideration.

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The business reputation of Intel and its management and the substantial financial resources of Intel, which our board believed supported the conclusion that a transaction with Intel could be completed in an orderly manner.

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The strategic alternatives to a sale of the company available to McAfee (including continuing to operate McAfee as a standalone public company), the range of potential benefits to McAfee stockholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as our board’s assessment that none of these alternatives was reasonably likely to present superior opportunities for McAfee to create greater value for McAfee stockholders, taking into account risks of execution as well as business, competitive, industry and market risks.

•

The merger agreement, subject to the limitations and requirements contained in the merger agreement, allows our board to furnish information to and conduct negotiations with a third party that makes an unsolicited bona fide written acquisition proposal that constitutes or may reasonably be expected to result in a superior proposal and, upon the payment to Intel of a termination fee of $230 million, to terminate the merger agreement to accept a superior proposal.

•

The limited number and nature of the conditions to Intel’s obligation to consummate the merger and the obligations of Intel with respect to obtaining all regulatory approvals required for the consummation of the merger, which were the product of extensive arms-length negotiations among the parties and were designed to provide a high degree of certainty that the merger would ultimately be consummated on a timely basis.

•	The merger agreement must be adopted by a vote of a majority of our outstanding shares of common stock.

•

The availability of appraisal rights to holders of shares of McAfee common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

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Our board considered the written opinion of Morgan Stanley rendered to our board on August 18, 2010 to the effect that as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth therein, the $48.00 in cash per share of McAfee common stock to be received by the holders of McAfee common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The summary of Morgan Stanley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion.

•

Our board considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the agreement and our board’s evaluation of the likely time period necessary to close the transaction.

Potential Negative Factors Relating to the Transaction

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

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The merger will be subject to antitrust review in a number of jurisdictions which could delay or prevent the closing of the merger, despite McAfee’s efforts to negotiate terms and conditions in the merger agreement that increase the likelihood that all required approvals will be obtained.

•	The merger agreement precludes us from actively soliciting alternative proposals.

•

We are obligated to pay to Intel a termination fee of $230 million if the merger agreement is terminated in connection with an acquisition proposal, our change of recommendation or a material breach of our obligations under the non-solicitation and board recommendation provisions of the merger agreement. Although the board felt that these payment terms were reasonable when viewed in context with all other aspects of the merger agreement, it is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction.

•

The merger consideration consists solely of cash and will be taxable to our stockholders for U.S. federal income tax purposes. In addition, because our stockholders are receiving cash for their shares of McAfee common stock, they will not participate after the closing in any future growth or the benefits of synergies resulting from the merger.

•

Certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “The Merger—Interests of McAfee’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement.

•

We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise.

The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.

Our board of directors has unanimously approved the merger agreement and unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement.

Opinion of McAfee’s Financial Advisor

McAfee retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. McAfee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of McAfee. At the meeting of McAfee’s board of directors on August 18, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of August 18, 2010, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of shares of McAfee common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of August 18, 2010, is attached as Annex B to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to McAfee’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of McAfee common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of McAfee common stock as to how to vote at any stockholder’s meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of McAfee;

•	reviewed certain internal financial statements and other financial and operating data concerning McAfee;

•	reviewed certain financial projections prepared by the management of McAfee;

•	discussed the past and current operations and financial condition and the prospects of McAfee with senior executives of McAfee;

•	reviewed the reported prices and trading activity for McAfee common stock;

•

compared the financial performance of McAfee and the prices and trading activity of McAfee common stock with that of certain other publicly-traded companies comparable with McAfee and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of McAfee and Intel and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by McAfee and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of McAfee of the future financial performance of McAfee. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the benefits expected to be derived by McAfee’s stockholders from the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of McAfee and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of McAfee’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of McAfee common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of McAfee nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of August 18, 2010. Events occurring after August 18, 2010 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

At the request of the McAfee board of directors, Morgan Stanley reviewed the strategic alternatives available to McAfee (including potential acquirers other than Intel), and was authorized by the board to make preliminary contact with one potential acquirer (other than Intel) to gauge its interest in acquiring McAfee. Morgan Stanley was, however, not authorized to initiate a sale or auction process with respect to an acquisition, business combination or other extraordinary transaction, involving McAfee. Morgan Stanley did not negotiate with any party, other than Intel, in connection with the possible acquisition of McAfee or certain of its constituent businesses.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated August 18, 2010. The various analyses summarized below were based on the closing price of $29.92 per share of McAfee common stock as of August 17, 2010, the last full trading day prior to the meeting of McAfee’s board of directors to consider and approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis. Morgan Stanley performed a trading range analysis with respect to the historical share prices of McAfee common stock. Morgan Stanley reviewed the range of closing prices of McAfee common stock for various periods ending on August 17, 2010. Morgan Stanley observed the following:

Period Ending August 17, 2010	Range of Closing Prices
Last 30 Trading Days	$29.92 – 33.26
Last 90 Trading Days	$29.92 – 41.57
Last 12 Months	$29.92 – 45.54

Morgan Stanley noted that the consideration per share of McAfee common stock of $48.00 pursuant to the merger agreement reflected a 60% premium to the closing price per share of McAfee common stock as of August 17, 2010, a 52% premium to the average closing price per share of McAfee common stock for the 30 trading days prior to and including August 17, 2010, and a 51% premium to the average closing price per share of McAfee common stock for the 60 trading days prior to and including August 17, 2010.

Comparable Company Analysis. Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley compared certain financial information of McAfee with equivalent publicly available consensus estimates for companies that shared similar business characteristics such as those that provide a wide variety of security software solutions or those that have similar scale and a broad range of offerings (the “Comparable Companies”). These companies included the following:

Mature Security Comparables

•	Check Point Software Technologies Ltd.

•	Symantec Corporation

•	Trend Micro, Inc.

•	Websense, Inc.

Mid-Cap Software Comparables

•	Adobe Systems, Inc.

•	Autonomy Corporation plc

•	BMC Software, Inc.

•	Citrix Systems, Inc.

•	Informatica Corporation

•	Intuit, Inc.

•	Open Text Corporation

•	Quest Software, Inc.

•	Tibco Software, Inc.

High Growth Security Comparables

•	ArcSight, Inc.

•	Fortinet, Inc.

•	Sourcefire, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of price to estimated earnings per share for calendar year 2010 and 2011 (in each case, based on publicly available consensus estimates); and

•

the ratio of aggregate value, to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2010 and 2011 (in each case, based on publicly available consensus estimates, and adjusted relative to consensus to correct for double-counting of amortization in certain equity research analysts’ estimates).

Based on the analysis of the relevant metrics for each of the Comparable Companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant McAfee financial statistic. For purposes of estimated calendar year 2010 and calendar year 2011 EBITDA and earnings per share, Morgan Stanley utilized publicly available estimates, prepared by equity research analysts and available as of August 17, 2010 (the “Street Case”).

Based on McAfee’s outstanding shares, stock options, RSUs, and PSUs as of August 16, 2010, Morgan Stanley calculated the estimated implied value per share of common stock of McAfee as of August 17, 2010 as follows:

Calendar Year End Financial Statistic	Comparable Company Representative Multiple Range	Implied Value Per Share of McAfee Common Stock
Aggregate Value to Estimated 2010 EBITDA	5.0x – 11.0x	$24.07 – $45.61
Aggregate Value to Estimated 2011 EBITDA	5.0x – 10.0x	$26.09 – $45.95
Price to Estimated 2010 Earnings Per Share	10.0x –18.0x	$25.27 – $45.49
Price to Estimated 2011 Earnings Per Share	9.0x – 16.0x	$25.89 – $46.03

Morgan Stanley noted that the consideration to be received by holders of shares of McAfee common stock pursuant to the merger agreement was $48.00 per share.

No company utilized in the comparable company analysis is identical to McAfee. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of McAfee, such as the impact of competition on the businesses of McAfee and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of McAfee or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Equity Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for McAfee common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of McAfee common stock and are not discounted to reflect present values. The range of undiscounted analyst price targets for McAfee common stock was $30.25 to $50.00 as of August 17, 2010 and Morgan Stanley noted that the median undiscounted analyst price target was $38.00.

Morgan Stanley noted that the consideration to be received by holders of shares of McAfee common stock pursuant to the merger agreement was $48.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for McAfee common stock and these estimates are subject to uncertainties, including the future financial performance of McAfee and future financial market conditions.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future value of a company’s common equity as a function of McAfee’s estimated future earnings and its current price to earnings ratio. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of McAfee common stock on a standalone basis.

Based on certain financial cases discussed below under “—Certain Financial Cases,” Morgan Stanley reviewed various 2013 estimates based on a range of potential revenue growth rates and operating margins and operating assumptions necessary to achieve these cases. These cases, Cases 1, Case 2 and Case 3, were based on a combination of Wall Street research estimates for 2010 and 2011, as well as input from McAfee management. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2013 estimates based on Case 1, Case 2 and Case 3 and then applied a range of price to earnings multiples to these estimates as well as a discount rate of 10%.

The following table summarizes Morgan Stanley’s analysis, assuming an illustrative May 31, 2011 closing date:

Calendar Year 2013 Assumed Revenue Growth / Operating Margin	Comparable Company Representative Multiple Range	Implied Present Value Per Share of McAfee
Case 1	11.0x – 15.0x	$31.49 – $42.94
Case 2	11.0x – 17.0x	$34.52 – $53.35
Case 3	13.0x – 17.0x	$44.60 – $58.33

Morgan Stanley noted that the consideration to be received by holders of shares of McAfee common stock pursuant to the merger agreement was $48.00 per share.

Discounted Cash Flow Analysis. Morgan Stanley calculated a range of equity values per share for McAfee based on a discounted cash flow analysis to value McAfee as a standalone entity. Morgan Stanley utilized Street Case projections for calendar years 2010 and 2011 and extrapolated these projections through 2015. Morgan Stanley calculated the net present value of free cash flows for McAfee for the years 2011 through 2015 and calculated terminal values in the year 2015 based on a perpetuity growth rate ranging from 2.0% to 3.0%. These values were discounted to present values as of May 31, 2011 at a discount rate ranging from 10.0% to 12.0%, which combined to result in a range of implied per share prices of $40.23 to $52.49 per share.

Morgan Stanley noted that the consideration per share to be received by holders of shares of McAfee common stock pursuant to the merger agreement was $48.00 per share.

Analysis of Precedent Transactions. Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with this transaction. In connection with its analysis, Morgan Stanley compared publicly available statistics for select software sector transactions occurring between January 1, 2006 and August 18, 2010. The following is a list of the transactions reviewed:

Selected Software Transactions (Target / Acquiror)

Altiris, Inc. / Symantec Corporation

BEA Systems, Inc. / Oracle Corporation

Business Objects, SA. / SAP, AG.

Cognos, Inc. / IBM Corporation

Digital Insight Corporation / Intuit, Inc.

Fast Search & Transfer, ASA. / Microsoft Corporation

FileNet Corporation / IBM Corporation

Hyperion Solutions Corporation / Oracle Corporation

Interactive Data Corporation / Investor Consortium

Internet Security Systems, Inc. / IBM Corporation

Mercury Interactive Corporation / Hewlett-Packard Company

Omniture, Inc. / Adobe Systems, Inc.

RSA Security, Inc. / EMC Corporation

SkillSoft, plc. / Investor Consortium

SonicWALL, Inc. / Investor Consortium

SPSS, Inc. / IBM Corporation

Sun Microsystems, Inc. / Oracle Corporation

Sybase, Inc. / SAP, AG.

VeriSign, Inc. (Authentication Business) / Symantec Corporation

WebEx Communications, Inc. / Cisco Systems, Inc.

Wind River Systems, Inc. / Intel Corporation

Witness Systems, Inc. / Verint Systems, Inc.

For each transaction listed above, Morgan Stanley noted the following financial statistics where available: (1) implied premium to the acquired company’s closing share price on the last trading day prior to announcement; (2) implied premium to the acquired company’s 30 trading day average closing share price prior to announcement; (3) the ratio of aggregate value of the transaction to next twelve months estimated EBITDA estimate; and (4) ratio of price to next twelve months estimated earnings per share.

Based on the analysis of the relevant metrics and time frame for each transaction listed above, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant McAfee financial statistic. For purposes of estimated next twelve months EBITDA, and earnings per share, Morgan Stanley utilized publicly available consensus estimates available as of August 17, 2010, with EBITDA adjusted to correct for double-counting of amortization in certain equity research analysts estimates. The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions Financial Statistic	Representative Range	Implied Value Per Share of McAfee
Premium to 1-day Prior Closing Share Price	25% – 55%	$37.40 – $46.38
Premium to 30-day Average Closing Share Price	30% – 60%	$40.92 – $50.36
Aggregate Value to Estimated Next Twelve Months EBITDA	9.0x – 13.0x	$39.53 – $53.96
Price to Estimated Next Twelve Months Earnings Per Share	15.0x – 25.0x	$40.64 – $67.73

Morgan Stanley noted that the consideration to be received by holders of shares of McAfee common stock pursuant to the merger agreement was $48.00 per share.

No company or transaction utilized in the precedent transactions analysis is identical to McAfee or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of McAfee, such as the impact of competition on the business of McAfee or the industry generally, industry growth and the absence of any adverse material change in the financial condition of McAfee or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

In connection with the review of the merger by McAfee’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of McAfee. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of McAfee. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of McAfee common stock and in connection with the delivery of its opinion dated August 18, 2010 to McAfee’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of McAfee might actually trade.

The consideration was determined through arm’s length negotiations between McAfee and Intel and was approved by McAfee’s board of directors. Morgan Stanley provided advice to McAfee’s board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to McAfee or its board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to McAfee’s board of directors was one of many factors taken into consideration by McAfee’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of McAfee’s board of directors with respect to the merger consideration or of whether McAfee’s board of directors would have been willing to agree to different consideration.

McAfee’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions and may trade or otherwise effect transactions, for their own account or for the accounts of customers in the debt or equity securities or senior loans of McAfee, Intel or any other parties, commodities or currencies that may be involved in the transactions contemplated by the merger agreement or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided McAfee financial advisory services and a financial opinion in connection with the merger, and McAfee has agreed to pay Morgan Stanley a customary fee for its services, [the substantial majority] of which is contingent and payable upon the closing of the merger and the remaining portion of which became payable upon the delivery of Morgan Stanley’s written opinion to the McAfee board of directors. McAfee has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its services. In addition, McAfee has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Intel and financing services for McAfee, and has received fees in connection with such services. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Certain Financial Cases

In connection with its evaluation of the transaction, McAfee’s board of directors reviewed, among other things, certain financial cases developed by or on behalf of McAfee with respect to fiscal years 2012 and 2013.

The financial cases were not prepared with a view toward public disclosure, and are not intended to be an update to previously issued external guidance issued by McAfee. Accordingly, the financial cases were not prepared in a manner intended to comply with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP, and some of the projections present financial metrics that were not prepared in accordance with GAAP. Neither McAfee’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial cases, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial cases. The summary of these internal financial cases is not being included in this proxy statement to influence a stockholder’s decision whether to vote in favor of the proposal to adopt the merger agreement.

Among other things, McAfee’s board of directors reviewed certain financial cases for 2012 and 2013 as set forth below. These cases were based on a combination of Wall Street research estimates for 2010 and 2011, as well as input from McAfee management updating its normal strategic planning and financial modeling for our business. The estimates for 2010 showed revenue of approximately $2,043 million, operating income of $518 million and net income of $395 million, resulting in implied annual revenue growth of 6% and an operating margin of 25%. The estimates for 2011 showed revenue of approximately $2,205 million, operating income of $578 million and net income of $443 million, resulting in implied annual revenue growth of 8% and an operating margin of 26%.

The first financial case (“Case 1”) was a downside scenario which assumes that McAfee revenue growth would match projected growth in the network, data and consumer security markets, with revenues growing 6% annually from 2011 to 2013. Case 1 also assumes McAfee would achieve operating margins of 27% by 2013. These assumptions result in modeled revenue of approximately $2,338 million in 2012 and $2,478 million in 2013, and operating income of $622 million in 2012 and $669 million in 2013.

The second financial case (“Case 2”) was a base case scenario which assumes that McAfee would grow revenues faster than projected growth in the network, data and consumer security markets, with revenues growing 9% annually from 2011 to 2013. Case 2 also assumes McAfee would achieve operating margins of 28% by 2013. These assumptions result in modeled revenue of approximately $2,404 million in 2012 and $2,620 million in 2013, and operating income of $652 million in 2012 and $734 million in 2013.

The third financial case (“Case 3”) was an upside scenario which assumes that McAfee would substantially outperform projected growth in the network, data and consumer security markets, particularly in its network and data segments, with bookings and revenues growing 12% annually from 2011 to 2013. Case 3 also assumes McAfee would achieve operating margins of 29% by 2013. These assumptions result in modeled revenue of approximately $2,470 million in 2012 and $2,767 million in 2013 and operating income of $682 million in 2012 and $802 million in 2013.

All three of the foregoing cases assumed that McAfee would continue to acquire smaller companies generally consistent with our level of acquiring smaller companies over the past several years.

A chart of the financial cases discussed above follows:

(in millions)	Revenue	Operating Income	Net Income
2009A	$1,927	$504	$385
2010E1	2,043	518	395
2011E2	2,205	578	443
Case 1
2012E	2,338	622	477
2013E	2,478	669	513
Case 2
2012E	2,404	652	499
2013E	2,620	734	562
Case 3
2012E	2,470	682	522
2013E	2,767	802	614

Our board of directors considered all of the financial cases together with other considerations, and did not use any single financial case in isolation for purposes of its evaluation of the transactions contemplated by the

[1]	Based on Wall Street research estimates dated July 30, 2010.
[2]	Based on Wall Street research estimates dated July 30, 2010.

merger agreement, including the merger. These financial cases also reflect numerous other assumptions, including assumptions with respect to industry performance, the market for McAfee’s existing and new products and services, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond McAfee’s control. In particular, these cases also assume, among other things, that: (i) the acceleration of growth in the network business would negatively impact gross margins, but would be partially offset by gains in operating efficiencies; (ii) McAfee would achieve operational excellence with general and administrative expense reaching 5% of revenue (from over 7% in 2009), while investing in sales and marketing initiatives; and (iii) foreign exchange rates would remain constant for modeling purposes.

These financial cases do not give effect to the merger or the other transactions contemplated by the merger agreement or any alterations that Intel’s management or board of directors may make to McAfee’s operations or strategy after consummation of the merger. Accordingly, there can be no assurance that the assumptions made in preparing the financial cases will prove accurate or that the underlying performance reflected in the financial cases will be realized. These financial cases may differ from publicized analyst estimates and forecasts.

It is expected that there will be differences between actual results and the underlying performance reflected in any of the financial cases, and actual results may be materially greater or less than those contained in the financial cases due to numerous risks and uncertainties, including, but not limited to:

•	McAfee may not be able to develop and introduce new products or enhancements and fixes to existing products;

•	the marketplace for McAfee’s products will not grow as rapidly as McAfee anticipates, or that McAfee’s products may not be as widely accepted as McAfee anticipates;

•	McAfee may not be able to successfully manage costs in future periods;

•

the risk of increased competition in the market for McAfee’s products, including the risk that non-traditional competitors with significantly greater financial resources than McAfee and market leverage could enter the security market;

•	McAfee may not be able to identify and successfully consummate or integrate companies we have already or may in the future acquire;

•	McAfee may not realize the expected benefits of our strategic alliances and acquisitions;

•	McAfee may not be able to make continued investment in complementary businesses, products and technologies, or that McAfee may not realize the expected benefits of such investments;

•	McAfee may not be able to attract and retain key sales, management and technical personnel;

•	McAfee may not be able to protect its intellectual property and other proprietary rights from unauthorized use by third parties;

•	McAfee may become subject to adverse regulatory or legal actions;

•	McAfee may not be able to successfully maintain effective internal controls;

•	the risk of adverse reactions to the merger with Intel by customers, suppliers and strategic partners; and

•

other risks and uncertainties described in reports filed by McAfee with the SEC under the Exchange Act, including without limitation under the heading “Risk Factors” in McAfee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2010.

The financial cases do not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, do not take into account any revised prospects of our business, changes in general business, geo-political or economic conditions or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. The financial cases are forward-looking statements and are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, geo-political, market and financial conditions, as well as changes to the business, financial condition or results of operation of McAfee, including the factors described under “Cautionary Note Concerning Forward-Looking Statements,” that could cause actual results to differ materially from those shown above. Because the financial cases cover multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the financial cases do not take into account any of the transactions contemplated by the merger agreement, including the merger, which might also cause actual results to differ materially.

We have made publicly available our actual results for the second quarter of the 2010 fiscal year ended June 30, 2010. You should review our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 to obtain this information. See “Where You Can Find More Information.” You are cautioned not to place undue reliance on these financial cases. No one has made or makes any representation to any stockholder regarding the information included in these financial cases.

The inclusion of these financial cases in this proxy statement should not be regarded as an indication that our management team, the McAfee board of directors or Morgan Stanley considered, or now considers, these financial cases to be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable securities laws, we have not updated nor do we intend to update or otherwise revise the financial cases, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic, geo-political or industry conditions, even in the event that any or all of the assumptions underlying the financial cases is shown to be in error. None of McAfee or any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of McAfee compared to the information contained in the financial cases.

Stockholders are cautioned not to place undue reliance on the financial cases included in this proxy statement.

Interests of McAfee’s Directors and Executive Officers in the Merger

In considering the recommendation of the McAfee board of directors that you vote to adopt the merger agreement, you should be aware that McAfee’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of McAfee’s stockholders generally. The McAfee board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt and approve, and declare advisable, the merger agreement, the merger and the transactions contemplated by the merger agreement.

Employment agreements and retention letters with Intel. The executive officers of McAfee entered into employment agreements and/or retention letters with Intel and McAfee.

McAfee’s chief executive officer, David G. DeWalt, and McAfee’s chief financial officer, Jonathan Chadwick, each entered into new employment agreements with Intel and McAfee. Effective immediately prior to the closing of the merger, the employment agreements will replace the existing offer letter agreements of Mr. DeWalt and Mr. Chadwick and, in exchange for Mr. DeWalt and Mr. Chadwick waiving their rights to terminate their employment in connection with the merger as a result of any change in their duties, authority, reporting relationship and responsibilities and receive substantial benefits under their current change of control and retention agreements (the “Change of Control Agreements”), provide for the following material compensation terms with McAfee, as a wholly owned subsidiary of Intel, following the closing of the merger:

•	The Change of Control Agreements for Mr. DeWalt and Mr. Chadwick with McAfee will continue to be in full force and effect as of and following the merger (until such agreements expire in accordance with their terms), except that, as discussed above, Mr. DeWalt and Mr. Chadwick have each agreed that the newly contemplated duties, authority, reporting relationship and responsibilities that they will have with McAfee, as a subsidiary of Intel following the merger, will not form the basis for a resignation for Change of Control Period Good Reason (as defined in their respective Change of Control Agreements) entitling them to substantial benefits under the Change of Control Agreements. In addition, Messrs. DeWalt and Chadwick have agreed that, except with respect to their McAfee stock options, restricted stock units and performance stock units that were granted prior to August 18, 2010, and are assumed by Intel pursuant to the merger agreement, no stock options, restricted stock units, performance stock units or other equity incentive awards granted to them by Intel or McAfee will be subject to the accelerated vesting provisions of the Change of Control Agreements.

•	An annualized base salary of $950,000 for Mr. DeWalt and an annualized base salary of $600,000 for Mr. Chadwick.

•	Eligibility for a target annual bonus of up to $1,050,000 for Mr. DeWalt and eligibility for a target annual bonus of up to $600,000 for Mr. Chadwick.

•

If, at the effective time of the merger, either Mr. DeWalt or Mr. Chadwick holds any outstanding McAfee equity awards that were granted prior to August 18, 2010, the vesting schedule for such outstanding equity awards, to the extent not already vested, will be accelerated by the lesser of (i) a period of one year or (ii) the period of time or number of shares set forth in a schedule to be provided in writing by the executive to Intel within 30 days following August 18, 2010. To the extent that an award (or portion thereof) is scheduled to vest within the time period determined in accordance with the preceding sentence, that award (or portion thereof) will become immediately vested and, to the extent applicable, exercisable at the effective time of the merger.

•

Mr. DeWalt and Mr. Chadwick will be eligible to receive time-based retention payments, provided that they are not terminated for Cause (as defined in the Change of Control Agreement) or resign from their employment for any reason prior to each relevant retention date. Mr. DeWalt is eligible to receive a first retention payment of $2,000,000 (less applicable withholdings) within 30 days of the first anniversary of the closing date of the merger and a second retention payment of $2,000,000 (less applicable withholdings) within 30 days of the second anniversary of the closing date of the merger. Mr. Chadwick is eligible to receive a first retention payment of $300,000 (less applicable withholdings) within 30 days of July 31, 2012, and a second retention payment of $300,000 (less applicable withholdings) within 30 days of July 31, 2013. If Mr. DeWalt or Mr. Chadwick is terminated without Cause prior to either of the retention dates, he will be entitled to receive any unpaid portion of the retention payments, subject to his timely execution and non-revocation of a release of claims, and such payments will generally be made within seven days after the effective date of the release (unless a later payment date is required by the employment agreement).

•

Mr. DeWalt and Mr. Chadwick will be eligible to receive performance-based incentive payments, provided that the performance metrics are met and they are not terminated for Cause or resign from their employment for any reason prior to each relevant performance date. Mr. DeWalt is potentially eligible to receive a first performance incentive payment of up to $2,000,000 (less applicable withholdings) if all performance metrics for the 2011 calendar year are achieved and a second performance incentive payment of up to $2,000,000 (less applicable withholdings) if all performance metrics for the 2012 calendar year are achieved. Mr. Chadwick is potentially eligible to receive a first performance incentive payment of up to $450,000 (less applicable withholdings) if all performance metrics are achieved for the 2011 calendar year and a second performance incentive payment of up to $450,000 (less applicable withholdings) if all performance metrics for the 2012 calendar year are achieved. The performance incentive payments payable for 2011 and 2012 will be paid within 60 days following December 31, 2011, and December 31, 2012, respectively. If Mr. DeWalt or Mr. Chadwick is terminated without Cause prior to December 31, 2011, he will be entitled to receive a pro-rated amount of the first performance incentive payment (determined based on the extent to which the performance metrics are achieved and the number of days that have elapsed since January 1, 2011), subject to his timely execution and non-revocation of a release of claims. If Mr. DeWalt or Mr. Chadwick is terminated without Cause after January 1, 2012, but prior to December 31, 2012, he will be entitled to receive a pro-rated amount of the second retention bonus (determined based on the extent to which the performance metrics are achieved and the number of days that have elapsed since January 1, 2012), subject to his timely execution and non-revocation of a release of claims. Payment of any pro-rated performance incentive payments will be made within seven days after the effective date of the release (unless a later payment date is required by the employment agreement).

•

Mr. DeWalt will hold the position of President of McAfee, a wholly owned subsidiary of Intel, reporting to the Senior Vice President and General Manager of the Software and Services Group of Intel following the merger.

•	Mr. Chadwick will hold the position of Chief Financial Officer of McAfee, reporting to the President of McAfee following the merger.

Under their employment agreements, Mr. DeWalt and Mr. Chadwick will be employed on an “at-will” basis following the merger. However, if either of their employment terminates during the Change of Control Period (as defined in the Change of Control Agreement) under the circumstances described in the Change of Control Agreement (as modified by the Employment Agreement), he will be entitled to the severance benefits pursuant to the terms and conditions set forth in the Change of Control Agreement.

In addition, McAfee’s other executive officers (Messrs. Michael P. DeCesare, Mark D. Cochran, Gerhard Watzinger, Todd W. Gebhart and Keith S. Krzeminski, whom we refer to as the executive officers) entered into retention letters with Intel and McAfee. The retention letters provide for the following terms following the closing of the merger:

•

Existing change of control and retention agreements between the executive officers and McAfee (or, in the case of Todd Gebhart, his participation agreement under McAfee’s change of control retention plan previously adopted by McAfee effective as of December 18, 2008 and renewed in February 2010) will continue to be in full force and effect as of and following the merger (until such agreements expire in accordance with their terms), except that the executive officers (except for Todd Gebhart) have agreed that any change in duties, authority, reporting relationship and responsibilities that is solely attributable to the change in McAfee’s status from that of an independent company to that of a subsidiary of Intel will not form the basis for a resignation for Change of Control Period Good Reason (as defined in their existing change of control and retention agreements) and that such duties, authority, reporting relationship and responsibilities will be substantially the same as their duties, authority, reporting relationship and responsibilities in effect immediately prior to the closing of the merger.

•

The executive officers have agreed that, except with respect to their McAfee stock options, restricted stock units and performance stock units that were granted prior to August 18, 2010, and are assumed by Intel pursuant to the merger agreement, no stock options, restricted stock units, performance stock units or other equity incentive awards granted to them by Intel or McAfee will be subject to the accelerated vesting provisions of their existing change of control and retention agreements (or, in the case of Mr. Gebhart, his participation agreement and McAfee’s change of control retention plan).

•

The executive officers have agreed and acknowledged that their existing change of control and retention agreements (or, in the case of Mr. Gebhart, his participation agreement and McAfee’s change of control retention plan) permanently superseded all other prior representations, understandings, undertakings or agreements, including specifically any severance payment provisions of any offer letter or similar arrangement, and that following the expiration of their change of control and retention agreements (or, in the case of Mr. Gebhart, his participation agreement and McAfee’s change of control retention plan), they will be eligible for severance benefits only in accordance with McAfee’s then established plans.

•

The executive officers will be eligible to receive time-based retention payments, provided that they are not otherwise terminated for Cause (as defined in their existing change of control and retention agreements (or, in the case of Mr. Gebhart, McAfee’s change of control retention plan)) or resign from their employment for any reason prior to each relevant retention date. The executive officers will be eligible to receive the first retention payment within 30 days following July 31, 2012, and the second retention payment within 30 days following July 31, 2013. If an executive officers is terminated without Cause prior to a retention payment date, the executive officers will be entitled to receive a pro-rated portion of the next scheduled retention payment, subject to the executive officer’s timely execution and non-revocation of a release of claims. Payment of the pro-rated retention payment will generally be made within seven days after the effective date of the release (unless a later payment date is required by the executive officer’s change of control and retention agreement (or, in the case of Mr. Gebhart, McAfee’s change of control retention plan)).

•

The executive officers will be eligible to receive performance-based incentive payments, provided that the performance metrics for the applicable calendar year are met and they are not terminated for Cause or resign from their employment for any reason prior to each relevant performance date. The executive officers will be potentially eligible to receive the first performance incentive payment within 60 days following December 31, 2011, and the second performance incentive payment within 60 days following December 31, 2012. If an executive officer is terminated without Cause prior to a performance incentive payment date, the executive officer will be entitled to receive a pro-rated portion of the next scheduled performance incentive payment (determined based on the extent to which the performance metrics are achieved and the number of days that have elapsed since January 1 of the performance period applicable to such performance incentive payment), subject to his timely execution and non-revocation of a release of claims. Payment of any pro-rated performance incentive payments will be made within seven days after the effective date of the release (unless a later payment date is required by the retention letter or the executive officer’s existing change of control and retention agreement (or in the case of Mr. Gebhart, McAfee’s change of control retention plan) agreement).

The table below illustrates the potential retention and performance-based incentive payments for the executive officers (other than Mr. DeWalt and Mr. Chadwick), subject to applicable withholdings.

	First Retention Payment Date (July 31, 2012)	Second Retention Payment Date (July 31, 2013)	Maximum* First Performance- Based Incentive Payment Date (December 31, 2011)	Maximum* Second Performance- Based Incentive Payment Date (December 31, 2012)
Mark D. Cochran	$195,000	$195,000	$292,500	$292,500
Michael P. DeCesare	$300,000	$300,000	$450,000	$450,000
Todd W. Gebhart	$175,000	$175,000	$262,500	$262,500
Keith S. Krzeminski	$145,000	$145,000	$145,000	$145,000
Gerhard Watzinger	$200,000	$200,000	$300,000	$300,000

*	Assumes all performance metrics are achieved.

Existing Change of Control Arrangements.

David DeWalt. As of February 16, 2010, McAfee entered into a change of control and retention agreement with David DeWalt, its Chief Executive Officer and President. The agreement provides for certain severance benefits in the event McAfee terminates Mr. DeWalt’s employment for other than “cause” (as defined in the change of control agreement) or in the event that Mr. DeWalt resigns for “good reason” (as defined in the change of control agreement and modified per his new employment agreement with Intel and McAfee, described above). The agreement provides for varying severance benefits based upon whether the termination occurs within 18 months following a “change of control” of McAfee (which we refer to as the change of control period). Pursuant to the change of control and retention agreement and subject to signing a standard release of claims, upon Mr. DeWalt’s termination for other than cause or upon his resignation for good reason, he will be entitled to the following benefits:

Termination Other than During a Change of Control Period

•

A lump-sum payment (less applicable tax withholding) equal to 12 months of Mr. DeWalt’s annual base salary, plus a pro rata fraction of the amount equal to 110% of his annual base salary, with the pro rata fraction determined as the number of days in the year to the date of termination divided by 365;

•	a payment equal to 12 months of the cost of continuation coverage of medical benefits under the COBRA, if Mr. DeWalt was covered under McAfee’s health plan; and

•

Full acceleration of vesting of the outstanding restricted stock units from Mr. DeWalt’s February 11, 2008 grant with respect to 125,000 shares of stock which are due to fully vest within 12 months following termination.

Termination During a Change of Control Period

•

A lump-sum payment (less applicable tax withholding) equal to 24 months of Mr. DeWalt’s annual base salary as in effect immediately prior to the change of control or the termination (whichever is greater), plus the amount equal to 200% of his target bonus for the fiscal year of the change of control or the termination (whichever is greater);

•	a payment for COBRA as described above; and

•

full acceleration of vesting of all Mr. DeWalt’s then outstanding equity awards. As modified by his new employment agreement with Intel and McAfee, such vesting acceleration will be limited to his McAfee stock options, restricted stock units and performance stock units that were granted prior to August 18, 2010 and are assumed by Intel pursuant to the merger agreement.

Also, upon a change of control, Mr. DeWalt’s outstanding performance-based equity will be vested to the extent that it would have vested if the award had been granted originally with a four-year vesting schedule with annual vesting. Vesting will continue after the change of control (assuming continuous service) on the same time-based vesting schedule, except that to the extent any performance-based equity award is not fully vested at the 18-month anniversary of the change of control, it will become fully vested on the 18-month anniversary.

Additionally, in the event Mr. DeWalt is terminated for other than cause or resigns for good reason before a change of control but on or after a “potential change of control” (as defined in the change of control and retention agreement), Mr. DeWalt will be entitled generally to the superior severance benefits provided by a termination during a change of control period. A “potential change of control” would generally occur upon the execution of an agreement, board approval, or public announcement for McAfee to enter into a transaction that would be a change of control if such transaction is subsequently consummated. This benefit is only available if the change of control occurs.

Executive Officers Other than Todd Gebhart. The change of control and retention agreements with each of the other executive officers except Mr. Gebhart (whom we refer to as the Tier 2 Executives), provide substantially the same terms and conditions as the change of control and retention agreement with Mr. DeWalt as described above with regard to severance pay and benefits payable in connection with certain terminations following a change of control. However, the agreements with each Tier 2 Executive provide different benefits from those for Mr. DeWalt as described below:

Termination Other than During a Change of Control Period

•

A lump-sum payment (less applicable tax withholding) equal to 12 months of the Tier 2 Executive’s annual base salary, plus a pro rata fraction of a stated percentage of their annual base salary, with the pro rata fraction as the number days in the year to the date of termination divided by 365; and

•	a payment equal to 12 months of the cost of continuation coverage of medical benefits under COBRA, if the Tier 2 Executive was covered under McAfee’s health plan.

Termination During a Change of Control Period

•

A lump-sum payment (less applicable tax withholding) equal to 12 months of the Tier 2 Executive’s annual base salary as in effect immediately prior to the change of control or the termination (whichever is greater), plus the amount equal to his target bonus for the fiscal year of the change of control or the termination (whichever is greater);

•	a payment for COBRA as described above; and

•	full acceleration of vesting of all of the Tier 2 Executive’s then outstanding equity awards.

Apart from the varied benefits described directly above, the benefits provided to a Tier 2 Executive upon a termination for other than cause or a resignation for good reason are generally the same as those provided to Mr. DeWalt, including the provision for benefits upon a potential change of control and the treatment of performance-based equity upon a change of control.

Todd Gebhart. The participation agreement with Mr. Gebhart and McAfee’s change of control retention plan provide substantially the same terms and conditions as the change of control and retention agreement with Mr. DeWalt as described above with regard to severance pay and benefits payable in connection with certain terminations following a change of control. However, the participation agreement and McAfee’s change of control retention plan do not provide benefits in connection with any termination of employment that occurs other than during a Change of Control Period (as defined in the change of control retention plan). In addition, with respect to the benefits payable in connection with certain terminations of employment occurring during a Change of Control Period, the participation agreement with Mr. Gebhart and McAfee’s change of control retention plan provide different benefits from those for Mr. DeWalt as described above:

Termination During a Change of Control Period

•

A lump-sum payment (less applicable tax withholding) equal to 12 months of Mr. Gebhart’s annual base salary as in effect immediately prior to the change of control or the termination (whichever is greater), plus the amount equal to his target bonus for the fiscal year of the change of control or the termination (whichever is greater);

•	a payment equal to 12 months of the cost of continuation coverage of medical benefits under COBRA, if Mr. Gebhart was covered under McAfee’s health plan; and

•	full acceleration of vesting of all of Mr. Gebhart’s then outstanding equity awards.

Apart from the varied benefits described directly above, the benefits provided to Todd Gebhart upon a termination for other than cause or a resignation for good reason during a Change of Control Period (as defined in the change of control retention plan) are generally the same as those provided to Mr. DeWalt, including the provision for benefits upon a potential change of control and the treatment of performance-based equity upon a change of control.

The table below reflects the amount of compensation to each of our executive officers in the event we terminate such officer’s employment for other than “cause” or the officer resigns for “good reason” following a “change of control” of McAfee. Regardless of the manner in which an executive officer’s employment terminates, the executive is entitled to receive amounts already earned during his term of employment, such as base salary earned through the date of termination and accrued vacation pay. The table assumes that the merger was completed on April 1, 2011 and that the executive terminates employment on December 31, 2011. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and will need to be updated. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Executive Officer Name	Change of Control	Termination Other than for Cause	Resignation for Good Reason
David G. DeWalt
Base salary and cash bonus(1)	—	$4,000,000	$4,000,000
Retention Payments	—	$4,000,000	—
Equity(2)(3)	$4,179,908	$9,251,233	$9,251,233
Health benefits	—	$36,000	$36,000
DeWalt Total:	$4,179,908	$17,287,233	$13,287,233
Jonathan Chadwick
Base salary and cash bonus	—	$1,200,000	$1,200,000
Retention Payments	—	$600,000	—
Equity(2)(3)	$4,817,594	$10,225,500	$10,225,500
Health benefits	—	$18,000	$18,000
Chadwick Total:	$4,817,594	$12,043,500	$11,443,500
Mark D. Cochran
Base salary and cash bonus	—	$666,900	$666,900
Retention Payments	—	$109,887	—
Equity(3)	—	$1,350,697	$1,350,697
Health benefits	—	$18,000	$18,000
Cochran Total:	—	$2,145,485	$2,035,597
Michael P. DeCesare
Base salary and cash bonus	—	$1,200,000	$1,200,000
Retention Payments	—	$169,057	—
Equity(3)	—	$2,275,662	$2,275,662
Health benefits	—	$18,000	$18,000
DeCesare Total:	—	$3,662,719	$3,493,662
Todd W. Gebhart
Base salary and cash bonus	—	$700,000	$700,000
Retention Payments	—	$98,617	—
Equity(3)	—	$1,338,689	$1,338,689
Health benefits	—	$18,000	$18,000
Gebhart Total:	—	$2,155,306	$2,056,689
Keith S. Krzeminski
Base salary and cash bonus	—	$415,000	$415,000
Retention Payments	—	$81,711	—
Equity(3)	—	$489,912	$489,912
Health benefits	—	$18,000	$18,000
Krzeminski Total:	—	$1,004,624	$922,912
Gerhard Watzinger
Base salary and cash bonus	—	$800,000	$800,000
Retention Payments	—	$112,705	—
Equity(3)	—	$1,873,985	$1,873,985
Health benefits	—	$18,000	$18,000
Watzinger Total:	—	$2,804,690	$2,691,985

[1]	In the event that the severance and other benefits provided for in Mr. DeWalt’s change of control and retention agreement or otherwise payable to him would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, his change of control and retention agreement provides that the benefits will be either provided in full or delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Mr. DeWalt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. For purposes of the calculations above, the maximum amounts that could be paid to Mr. DeWalt upon termination are illustrated, notwithstanding any cutback that would be required under the terms of his change of control and retention agreement, as described in the preceding sentence.

[2]

To estimate the value of the equity acceleration to which Mr. DeWalt and Mr. Chadwick may be entitled upon the merger in accordance with the terms and conditions of their respective new employment agreements with Intel and McAfee, we assumed that any outstanding McAfee equity awards that were granted prior to August 18, 2010, to the extent not already vested, will be accelerated by a period of one year. The value of this equity acceleration was calculated by multiplying (i) the aggregate number of unvested stock options, restricted stock units and performance stock units granted prior to August 18, 2010 and estimated to be held by Mr. DeWalt and Mr. Chadwick as of April 1, 2011, the vesting of which would be accelerated in accordance with the preceding sentence, by (ii) $48.00 (the per share merger consideration) less any applicable exercise price per share.

[3]

To estimate the value of the equity acceleration for each executive officer in connection with his termination of employment, we multiplied (y) the aggregate number of unvested stock options, restricted stock units and performance stock units granted prior to August 18, 2010 and estimated to be held by each executive officer as of December 31, 2011, by (z) $48.00 (the per share merger consideration and projected closing price of our common shares on the closing of the merger) less any applicable exercise price per share. However, the value of the vesting acceleration that may occur in connection with an executive officer’s termination of employment will depend upon the value of Intel’s common stock as of the date of such termination.

Acceleration of Stock Options Held by Non-Employee Directors. Options to purchase McAfee common stock held by McAfee’s non-employee directors will not be assumed by Intel, and pursuant to the terms of the applicable option agreement and equity award plan pursuant to which such options were granted, the unvested portion of such options will be accelerated and such options, to the extent not exercised, converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying (x) the excess, if any, of $48.00 over the applicable per share exercise price of such option by (y) the number of shares of McAfee common stock subject to such cancelled option, consistent with the general treatment of non-assumed stock options. Assuming that the merger was completed on April 1, 2011, the aggregate value of the acceleration and conversion into the right to receive the cash merger consideration as described above of the “in the money” options (i.e., options with a per share exercise price of less than $48.00) held by all non-employee directors would be approximately $1,732,520.

Acceleration of Restricted Stock Units Held by Non-Employee Directors. Restricted stock units held by McAfee’s non-employee directors will not be assumed by Intel, and pursuant to the terms of the applicable restricted stock unit agreement and applicable equity award plan pursuant to which such restricted stock units were granted, the unvested portion of such restricted stock units will be accelerated and converted into the right to receive an amount in cash (less all applicable deductions and withholdings) determined by multiplying $48.00 by the number of shares of McAfee common stock subject to such McAfee restricted stock unit, consistent with the treatment of non-assumed restricted stock units. Assuming that the merger was completed on April 1, 2011, the aggregate value of the acceleration and conversion into the right to receive the cash merger consideration as described above of such restricted stock units held by all non-employee directors would be approximately $1,350,336.

Insurance and Indemnification of McAfee’s Directors and Officers. The merger agreement provides that for six years after the effective time of the merger, Intel will cause the surviving corporation of the merger to indemnify and hold harmless, to the extent permitted under applicable law, each person who is now or was prior to the effective time of the merger an officer or director of McAfee or any of its subsidiaries or who served as a fiduciary under or with respect to any employee benefit plan of McAfee or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of, or arising out of, acts or omissions occurring, or alleged to have occurred, at or prior to the effective time of the merger, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of McAfee or any of its subsidiaries, or a fiduciary under or with respect to any employee benefit plan of McAfee or any of its subsidiaries. All claims for indemnification that Intel received written notice of prior to the sixth anniversary of the effective time of the merger will survive until such time as the claim is fully and finally resolved (even if resolution occurs subsequent to the sixth anniversary of the effective time of the merger). In addition, for six years after the effective time of the merger, Intel will cause the surviving corporation of the merger to advance, to the extent permitted under applicable law, all costs, fees and expenses incurred by such indemnified person in connection with such claim; provided that the person to whom expenses are advanced provides an undertaking prior to the advancement of expenses to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to the merger agreement.

In addition, the merger agreement provides that, from and after the effective time of the merger, Intel will cause the surviving corporation of the merger to fulfill and honor in all respects the obligations of McAfee and its subsidiaries pursuant to (1) any indemnification agreement between McAfee and any of its subsidiaries, on the one hand, and any person who is now or was prior to the effective time of the merger an officer or director of McAfee or any of its subsidiaries, on the other hand, and (2) any indemnification, exculpation or advancement of expenses provisions under the certificates of incorporation or bylaws (or comparable organizational documents) of McAfee or any of its subsidiaries, in each case as in effect immediately prior to the date of the merger agreement; provided that these obligations are subject to any limitation imposed under applicable law or order.

The merger agreement further provides that for six years after the effective time of the merger, Intel will or will cause the surviving corporation of the merger to provide directors’ and officers’ liability, fiduciary liability and similar insurance for acts or omissions occurring prior to the effective time of the merger covering each person who is now or was prior to the effective time of the merger an officer or director of McAfee or any of its subsidiaries and was covered, as of the date of the merger agreement, by McAfee’s directors’ and officers’ insurance, on terms with respect to coverage and amount no less favorable that those in effect on the date of the merger agreement. The surviving corporation’s obligation to provide this insurance coverage is subject to a cap on annual premiums of 200% of the annual premium paid by McAfee in its last full fiscal year. If the surviving corporation of the merger cannot maintain the existing or equivalent insurance coverage without exceeding the 200% cap, the surviving corporation is required obtain a policy with the greatest coverage available for a cost not exceeding the cap.

In addition, the merger agreement provides that at any time Intel or the surviving corporation of the merger may, and prior to the effective time of the merger McAfee may, and will if directed by Intel, purchase a “tail” directors’ and officers’ liability insurance policy covering the same persons and providing the same terms with respect to coverage and amount as stated above, so long as the cost of such policy does not exceed 250% of the annual premium paid by McAfee in its last full fiscal year.

The non-employee McAfee directors (and their respective tax dependents) who are participating in McAfee’s health plans are entitled to COBRA and any health coverage under similar state law, as of and following the effective time of the merger, provided that such McAfee directors are “qualified beneficiaries” under applicable law.

Delisting and Deregistration of McAfee Common Stock

If the merger is completed, McAfee common stock will be delisted from and will no longer be traded on the New York Stock Exchange. McAfee common stock will also be deregistered under the Exchange Act, and McAfee will no longer be a public company.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (as defined below) of McAfee common stock whose shares are exchanged for cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of McAfee common stock, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of McAfee common stock, you should consult your tax advisor.

This discussion assumes that a holder holds the shares of McAfee common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion assumes that the McAfee shares are not U.S. real property interests within the meaning of Section 897 of the Code. The following discussion does not address all aspects of U.S. federal income tax that might be relevant to holders in light of their particular circumstances, or holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that are required to use or elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, certain former U.S. citizens or residents, holders whose functional currency is not the U.S. dollar, holders who hold McAfee common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired McAfee common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders of restricted stock or holders who exercise statutory appraisal rights). In addition, the discussion does not address any aspect of non-U.S., state, local, estate, gift or other tax law that may be applicable to a stockholder or the tax consequences of transactions effected before, after or at the same time as the merger (whether or not in connection with the merger).

Holders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for McAfee common stock pursuant to the merger.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of McAfee common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The receipt of cash in exchange for shares of McAfee common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of McAfee common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains of non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of federal income taxation under current law. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of McAfee common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of McAfee common stock. Holders who own separate blocks of McAfee common stock should consult their own tax advisors with respect to these rules.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

For purposes of this discussion, a non-U.S. holder is any holder (other than a partnership or entity classified as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

A non-U.S. holder generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for shares of McAfee common stock in the merger unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the merger occurs and certain other conditions are met.

A non-U.S. holder described in the first bullet above will generally be required to pay tax on the gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even if such holder is not considered a resident of the United States). All non-U.S. holders should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Payments of cash made to a holder of McAfee common stock may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28% for U.S. federal income tax purposes but scheduled to increase to 31% for payments made after December 31, 2010), unless such holder provides a correct taxpayer identification number on Internal Revenue Service Form W-9 (or other appropriate withholding form) or otherwise establishes an exemption from backup withholding, and otherwise complies with the backup withholding rules. Certain holders, including non-U.S. holders, are exempt from backup withholding. To establish eligibility for such exemption, a non-U.S. holder should properly certify its non-U.S. status on Internal Revenue Service Form W-8BEN or other applicable Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or a credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Regulatory Approvals

Under the provisions of the HSR Act, the merger may not be completed until (1) the expiration or termination of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by McAfee and Intel, or (2) if, during the initial 30-day waiting period following the filing of notification and report forms, the Antitrust Division and FTC issue a request for additional information and documentary material (which we refer to as a second request), the expiration or termination of a 30-day waiting period following the certification of substantial compliance of the second request by the parties. McAfee and Intel are preparing their respective notification and report forms for filing with the Antitrust Division and the FTC under the HSR Act.

McAfee and Intel (and their subsidiaries) each conduct business in member states of the European Union, and they are required to make a notification to the European Commission. The European Commission must review the merger to determine whether or not it is compatible with the European common market and, accordingly, whether or not to permit it to proceed. A merger or acquisition that does not significantly impede effective competition in the European common market or in a substantial part of it shall be declared compatible with the European common market and must be allowed to proceed. If, following a preliminary Phase I investigation of 25 working days (which may be extended in certain circumstances), the European Commission determines that it needs to examine the merger more closely because the merger raises serious doubts as to its compatibility with the European common market, it must initiate a Phase II investigation. If it initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the merger is compatible with the European common market no later than 90 working days after the initiation of the Phase II investigation (although this period may be extended in certain circumstances).

The parties also derive revenues in other jurisdictions where merger control filings or approvals may be required or advisable in connection with the consummation of the merger. McAfee and Intel are currently in the process of reviewing where merger control filings or approvals may be required in various foreign jurisdictions. We refer to the United States, the European Union and the other foreign jurisdictions that Intel and McAfee mutually agree require antitrust or competition filings as the specified jurisdictions. McAfee and Intel are working toward obtaining all required clearances as soon as possible.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority such as the European Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of McAfee or Intel or their subsidiaries or require the business modifications of such entities. Private parties may also bring legal actions under antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that McAfee and Intel will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the end date (which is described in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”) or at all.

Each of Intel and McAfee has agreed to use its reasonable best efforts to (i) cause the expiration or termination of the applicable waiting periods under the HSR Act and all other applicable antitrust laws as soon as reasonably practicable, and (ii) take (or cause to be taken) all actions and do (or cause to be done) all things reasonably necessary, proper or advisable to obtain all clearances, consents and approvals necessary to satisfy the closing conditions set forth in the second and third bullets of the paragraph under “The Merger Agreement—Conditions to the Merger—Conditions to Each Party’s Obligations” and the final bullet in the paragraph under “The Merger Agreement—Conditions to the Merger—Conditions to Intel’s and Merger Sub’s Obligations” below and otherwise consummate the merger in compliance with applicable antitrust laws, including taking all such reasonable actions and doing all such things reasonably necessary to (A) resolve any objections, if any, as the FTC, the Antitrust Division, or any other governmental authorities of the specified jurisdictions may assert under any applicable antitrust laws with respect to the merger and other transactions contemplated by the merger agreement, and (B) avoid or eliminate each and every impediment under any applicable antitrust laws that may be asserted by the FTC, the Antitrust Division or any other governmental authorities of the specified jurisdictions or persons with respect to the merger and other transactions contemplated by the merger agreement so as to enable the merger and other such transactions to be consummated as soon as possible after the date of the merger agreement, including for purposes of the preceding clauses (A) and (B), such reasonable undertakings and commitments as may be reasonably requested by any governmental authorities of the specified jurisdictions, in sufficient time to allow the conditions to the merger to be satisfied on or before the end date . Notwithstanding the foregoing or anything to the contrary in the merger agreement, nothing in the merger agreement will require Intel or any of its subsidiaries or affiliates to, and, except with the prior written consent of Intel, McAfee will not take any action to and will not allow any of its subsidiaries to consent or proffer to divest or hold separate any business or assets of Intel, McAfee or any of their respective subsidiaries.

In addition, Intel has agreed to contest and litigate and defend against any action, whether judicial or administrative, brought by or pending before the European Commission, DOJ or FTC and promptly and expeditiously appeal any order in such action, (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the merger or any other transactions contemplated by the merger agreement, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by McAfee, Intel or any of their respective affiliates of all or any portion of the business or assets of Intel or McAfee or any of their respective subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of Intel, McAfee or any of their respective subsidiaries, in each case as a result of, or in connection with, the merger, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Intel or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of McAfee common stock or any shares of capital stock of the surviving corporation of the merger on all matters properly presented to the stockholders of McAfee or the surviving corporation of the merger, respectively, (iv) seeking to require divestiture by Intel, McAfee or any of their respective subsidiaries of any shares of McAfee common stock or any business or assets of McAfee or its subsidiaries or Intel or its subsidiaries, or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the merger or that would reasonably be expected to dilute materially the benefits to Intel of the transactions contemplated by the merger agreement, except so far as any of the prohibitions, limitations, conditions or requirements referred to in this paragraph are covered by any commitments made to any governmental authority in accordance with the preceding paragraph in order to satisfy the conditions set forth in the second and third bullets of the paragraph under “The Merger Agreement—Conditions to the Merger—Conditions to Each Party’s Obligations” and the final bullet in the paragraph under “The Merger Agreement—Conditions to the Merger—Conditions to Intel’s and Merger Sub’s Obligations”.

Neither Intel nor McAfee will, nor will it permit any of its subsidiaries to, enter into or publicly announce an agreement to form a joint venture or acquire any assets, business or company if any such agreements, individually or in the aggregate, would reasonably be expected by Intel with respect to agreements by Intel or any of its subsidiaries or by McAfee with respect to agreements by McAfee or any of its subsidiaries to cause any of the conditions set forth in the second and third bullets of the paragraph under “The Merger Agreement—Conditions to the Merger—Conditions to Each Party’s Obligations” and the final bullet in the paragraph of “The Merger Agreement—Conditions to the Merger—Conditions to Intel’s and Merger Sub’s Obligations” to fail to be satisfied prior to the end date.

Litigation Related to the Merger

Beginning on August 19, 2010, four putative class action lawsuits were filed in the Superior Court of the State of California, County of Santa Clara and one putative class action lawsuit was filed in the Court of Chancery of the State of Delaware against, among others, McAfee, its directors and certain of its officers. The lawsuits purport to have been filed on behalf of all holders of McAfee common stock and are captioned as follows: Fred Greenberg v. McAfee, Inc., et al., Case No. 1-10-CV-180413 (Cal. Sup. Ct.) (filed Aug. 19, 2010); Jack Arthur Colwell v. McAfee, Inc., et al., Case No. 1-10-CV-180420 (Cal. Sup. Ct.) (filed Aug. 19, 2010); Natalie Gordon v. McAfee, Inc., et al., C.A. No. 5752 (Del. Ch.) (filed Aug. 20, 2010); Meryl Faulkner v. McAfee, Inc., et al., Case No. 1-10-CV-180597 (Cal. Sup. Ct.) (filed Aug. 23, 2010); and Gersh Korsinsky v. Carl Bass, et al., Case No. 110-CV-180928 (Cal. Sup. Ct.) (filed Aug. 25, 2010). McAfee and directors David G. DeWalt (who is also McAfee’s Chief Executive Officer), Charles J. Robel, Leslie G. Denend, Robert W. Pangia, Denis J. O’Leary, Carl Bass, Thomas E. Darcy, Jeffrey A. Miller, Anthony Zingale, and Lorrie M. Norrington are defendants in each of these lawsuits. The Greenberg and Colwell lawsuits also name as a defendant Jonathan Chadwick, McAfee’s Chief Financial Officer.

The complaints filed in the above-referenced lawsuits generally allege that the directors and, in the complaints in which he is named as a defendant, Mr. Chadwick (which we refer to, collectively, as the Individual Defendants) breached their fiduciary duties by, among other things, engaging in an unfair process to consummate the merger and failing to maximize stockholder value in negotiating and approving the merger agreement. The complaints in the Greenberg, Colwell, and Faulkner lawsuits also generally allege that McAfee aided and abetted the Individual Defendants’ alleged breaches of fiduciary duty. The complaints in the Gordon and Faulkner lawsuits also generally allege that Intel—and in the case of the Gordon complaint, Merger Sub—aided and abetted the Individual Defendants’ alleged breaches of fiduciary duty. The complaints seek, among other things, declaratory and injunctive relief, including the injunction of the merger. The complaints in the Gordon and Korsinsky lawsuits also seek compensatory damages in an unspecified amount.

On August 25, 2010 and August 26, 2010, respectively, McAfee and the Individual Defendants filed motions to stay the lawsuits filed in California Superior Court pending resolution of the lawsuit filed in Delaware Chancery Court. Those motions remain pending. Neither McAfee nor the Individual Defendants have otherwise responded to the lawsuits. McAfee intends to vigorously defend these lawsuits.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The Merger

Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Merger Sub will be merged with and into McAfee and, as a result of the merger, the separate corporate existence of Merger Sub will cease and McAfee will continue as the surviving corporation and become a wholly owned subsidiary of Intel.

The closing of the merger will occur as promptly as practicable, but no later than two business days after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived. The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at a later time as agreed to by the parties and as set forth in the certificate of merger.

Intel and McAfee are working to complete the merger before the middle of 2011. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed by the parties or at all.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger, each share of McAfee common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $48.00 in cash, without interest and less any applicable withholding taxes, other than shares of McAfee common stock held by a holder who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL and other than the following shares, which will be cancelled and no payment made with respect thereto:

•	shares of McAfee common stock held by McAfee as treasury stock; and

•	shares of McAfee common stock held by Merger Sub, Intel or any wholly owned subsidiary of Intel or McAfee immediately prior to the effective time of the merger.

The price to be paid for each share of McAfee common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of McAfee common stock by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of McAfee common stock that occurs prior to the effective time of the merger.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation of the merger.

Payment Procedures

From time to time after the effective time of the merger, Intel will deposit, or cause to be deposited, with the paying agent for the merger the aggregate consideration to be paid to holders of shares of McAfee common stock in the merger.

Promptly after the effective time of the merger, Intel will cause a letter of transmittal to be mailed to each person who was a record holder of shares of McAfee common stock at the effective time of the merger (which letter of transmittal will specify that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of certificates evidencing shares of McAfee common stock or non-certificated shares of McAfee common stock represented by book-entry on the records of McAfee (which we refer to as book-entry shares)) along with instructions for surrendering the certificates or book-entry shares in exchange for the merger consideration. Upon payment of the merger consideration pursuant to these provisions, each certificate or book-entry share surrendered will be cancelled. No interest will be accrued or paid on the cash payable upon the surrender of such certificate or book-entry share.

Treatment of Stock Options, Restricted Stock Units, Performance Stock Units, Restricted Stock and Employee Stock Purchase Plan

The terms below have the following meanings as used in this section:

•

exchange ratio means a fraction, the numerator of which is $48.00 and the denominator of which is the average closing price of Intel common stock on the NASDAQ Global Select Market over the five trading days immediately preceding (but not including) the closing date;

•

continuing employees means persons who are employees of McAfee or any of its subsidiaries who (i) are offered and accept employment prior to the effective time of the merger by Intel or any of its subsidiaries, (ii) at the effective time of the merger continue their employment with McAfee or any of its subsidiaries or (iii) remain or become at the effective time of the merger employees of McAfee or, outside the U.S., at the effective time of the merger remain or become employees of McAfee, Intel or any subsidiary as required by applicable law; and

•

non-U.S. jurisdiction exception means any McAfee equity award that is subject to the laws of a non-U.S. jurisdiction and Intel determines such McAfee equity award may not be assumed (i) under a law of the relevant non-U.S. jurisdiction, (ii) under the policies and practices of Intel with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Intel’s administrative practices with respect to equity awards.

Stock Options. At the effective time of the merger, each option to purchase shares of McAfee common stock outstanding immediately prior to the effective time of the merger that is held by a continuing employee, is not subject to the non-U.S. jurisdiction exception, or was not granted under the McAfee.com Corporation Amended and Restated 1999 Stock Plan will be assumed by Intel and automatically converted into an option to acquire, on substantially the same terms and conditions applicable to such McAfee stock option immediately prior to the merger, a number of shares of Intel common stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of McAfee common stock that would be issuable upon exercise of such assumed option immediately prior to the effective time of the merger and (y) the exchange ratio. The per share exercise price for assumed stock options will equal the quotient determined by dividing the per share exercise price for the McAfee stock option immediately prior to the effective time by the exchange ratio (rounded up to the nearest whole cent). It is the intent that all options assumed by Intel will be “incentive stock options” to the maximum extent permitted by the Internal Revenue Code if such options qualified as such prior to the effective time of the merger.

At the effective time of the merger, each McAfee stock option outstanding immediately prior to the effective time of the merger that is not assumed by Intel (including by reason of the fact that such stock option is not held by a continuing employee or is subject to the non-U.S. jurisdiction exception) and was not granted under the McAfee.com Corporation Amended and Restated 1999 Stock Plan will be cancelled and automatically converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying (x) the excess, if any, of $48.00 over the applicable per share exercise price of such cancelled option by (y) the number of shares of McAfee common stock subject to such cancelled option (after giving effect to any applicable acceleration).

In addition, no stock options under the McAfee.com Corporation Amended and Restated 1999 Stock Plan will be assumed by Intel. Any such stock options that are not exercised prior to the effective time of the merger will be cancelled for no consideration at the effective time of the merger.

Options to purchase McAfee common stock held by McAfee’s non-employee directors will not be assumed, and pursuant to the terms of the applicable option agreement and equity award plan pursuant to which such options were granted, the unvested portion of such options will be accelerated and such options will convert into the right to receive an amount in cash as set forth above, unless exercised prior to the effective time, consistent with the general treatment of non-assumed stock options.

Restricted Stock Units. At the effective time of the merger, each restricted stock unit granted under McAfee equity incentive plans and outstanding immediately prior to the effective time of the merger that is then unvested (and does not otherwise vest by its terms at the effective time of the merger), is held by a continuing employee and is not subject to the non-U.S. jurisdiction exception will be assumed by Intel and automatically converted into a restricted stock unit representing the right to acquire, on substantially the same terms and conditions applicable to such McAfee restricted stock unit immediately prior to the effective time of the merger, a number of shares of Intel common stock (rounded down to the nearest whole number) calculated by multiplying (i) the number of shares of McAfee common stock that would be issuable under such assumed restricted stock unit immediately prior to the effective time of the merger by (ii) the exchange ratio.

At the effective time of the merger, each restricted stock unit granted under McAfee equity incentive plans outstanding immediately prior to the effective time of the merger that is not assumed by Intel (including by reason of the fact that such restricted stock unit vests and becomes settleable by its terms at the effective time of the merger, is not held by a continuing employee or is subject to the non-U.S. jurisdiction exception) will be cancelled and automatically converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying $48.00 by the number of shares of McAfee common stock subject to such cancelled restricted stock unit (after giving effect to any applicable acceleration).

Restricted stock units held by McAfee’s non-employee directors will not be assumed, and pursuant to the terms of the applicable restricted stock unit agreement and applicable equity award plan pursuant to which such restricted stock units were granted, the unvested portion of such restricted stock units will be accelerated and will convert into the right to receive an amount in cash as set forth above, consistent with the general treatment of non-assumed restricted stock units.

Performance Stock Units. At the effective time of the merger, each performance stock unit granted under McAfee equity incentive plans and outstanding immediately prior to the effective time of the merger that is then unvested (and does not otherwise vest by its terms at the effective time of the merger), is held by a continuing employee and is not subject to the non-U.S. jurisdiction exception will be assumed by Intel and automatically converted into a performance stock unit representing the right to acquire, on substantially the same terms and conditions applicable to such McAfee performance stock unit immediately prior to the effective time of the merger (as such terms and conditions are amended as described below), a number of shares of Intel common stock (rounded down to the nearest whole number) calculated by multiplying (i) the number of shares of McAfee common stock that would be issuable under such assumed performance stock unit immediately prior to the effective time of the merger by (ii) the exchange ratio. In the merger agreement, McAfee has agreed to amend each performance stock unit award (that is not subject to McAfee’s change of control and retention plan or other change of control retention agreements) so that upon the merger, each such performance stock unit award will be vested to the extent that it would have vested if the award had been granted originally with a 4-year vesting schedule with annual vesting. Vesting will continue after the merger (assuming continuous service) on the same time-based vesting schedule, except that to the extent any performance stock unit award is not fully vested at the 18-month anniversary of the merger, it will become fully vested on such 18-month anniversary.

At the effective time of the merger, each performance stock unit granted under McAfee equity incentive plans outstanding immediately prior to the effective time of the merger that is not assumed by Intel (including by reason of the fact that such performance stock unit vests and becomes settleable by its terms at the effective time of the merger, is not held by a continuing employee or is subject to the non-U.S. jurisdiction exception) will be cancelled and automatically converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying $48.00 by the number of shares of McAfee common stock subject to such cancelled performance stock unit (after giving effect to any applicable acceleration).

Restricted Stock. At the effective time of the merger, each restricted stock award denominated in shares of McAfee common stock outstanding immediately prior to the effective time of the merger will accelerate in full immediately prior to but effective as of the effective time of the merger. The holders of such shares will be treated like other McAfee stockholders and will receive an amount in cash (less all applicable deductions and withholdings required by law) determined by multiplying $48.00 by the number of shares of McAfee common stock.

Employee Stock Purchase Plan. The business day prior to the effective time of the merger will be treated as the final “purchase date” for purposes of the McAfee 2002 Employee Stock Purchase Plan (which we refer to as the ESPP), unless the offering period in effect on the date of the merger agreement terminates by its terms prior to such time, in which case the scheduled termination date will be the final purchase date. Each outstanding award under the ESPP will be exercised on the final purchase date for the purchase of shares of McAfee common stock in accordance with the terms of the ESPP, and McAfee will refund to each participant in the ESPP all amounts remaining in such participant’s account after such purchase.

McAfee has agreed to take all actions necessary with respect to the ESPP so that:

•	no offering periods or purchase periods will be commenced following or in addition to the current offering period;

•	no payroll deductions or other contributions will be made or effected after the current offering period with respect to the ESPP;

•

notice will be given to participants in the ESPP as soon as administratively practicable after the date of the merger agreement describing the termination of the current offering period and the ESPP; and

•	the ESPP will terminate at the effective time of the merger.

Stockholders’ Meeting

McAfee has agreed to take all action necessary in accordance with applicable law and its certificate of incorporate and by-laws (i) to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event within 45 days after the mailing of this proxy statement to McAfee stockholders, for the purpose of considering the adoption of the merger agreement and (ii) unless the McAfee board of directors has effected a change in recommendation (as described below under “—McAfee Board Recommendation”), (A) include in this proxy statement the McAfee board of directors’ recommendation that holders of shares of McAfee common stock vote in favor of the adoption of the merger agreement and (B) use its reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement and secure the vote or consent of McAfee’s stockholders as required by the rules of the New York Stock Exchange, DGCL or other applicable law to effect the merger. McAfee must give Intel no less than ten business days advance notice (or such shorter period of time as notice is provided to the New York Stock Exchange) of the date which will be set as the “record date” for McAfee’s stockholders eligible to vote on the merger agreement and the transactions contemplated by the merger agreement. McAfee must consult with Intel regarding the date of the special meeting and must not postpone or adjourn the special meeting without the prior written consent of Intel; provided, however, that nothing in the merger agreement will prevent McAfee from postponing or adjourning (one time only for no more than five business days in case of the first bullet and one time only for no more than seven business days in the case of the third bullet) the special meeting if and to the extent that:

•

there are holders of an insufficient number of shares of McAfee common stock present or presented by proxy at the special meeting to constitute a quorum and McAfee uses its reasonable best efforts during any such postponement or adjournment to obtain such a quorum as soon as possible;

•

McAfee is required to postpone or adjourn the special meeting by applicable law or order or a request from the SEC or its staff and McAfee uses its reasonable best efforts to hold or resume the special meeting as soon as practicable;

•

the McAfee board of directors has determined in good faith (after consultation with outside legal counsel) that it is required by law to postpone or adjourn the special meeting, including in order to give McAfee stockholders sufficient time to evaluate any information or disclosure by McAfee that McAfee has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a change in recommendation); provided, that this bullet will not apply to allow a postponement or adjournment for any information or disclosure related to an acquisition proposal (including any superior proposal); or

•

the McAfee board of directors has provided to Intel written notice that it intends to make a change in recommendation or terminate the merger agreement in response to receipt of a superior proposal, in accordance with the procedures set forth in the merger agreement and described below under “—McAfee Board Recommendation,” in which case the McAfee board of directors will have the right, for each notice delivered, to postpone or adjourn the special meeting to a date no later than 15 business days after the date of delivery to Intel of such written notice.

McAfee has agreed to ensure that the special meeting is called, noticed, convened, held and conducted, and that all parties solicited in connection with the special meeting are solicited, in compliance in all material respects with all applicable laws and orders. At the special meeting, Intel and Merger Sub will cause all shares of McAfee common stock then owned by them and their subsidiaries to be voted in favor of adoption of the merger agreement. The adoption of the merger agreement and adjournment of the special meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of the merger agreement will be the only matters that McAfee will propose to be acted on by McAfee’s stockholders at the special meeting unless otherwise approved in writing by Intel.

Without limiting the generality of the foregoing, McAfee agrees that (i) its obligation to duly call, give notice of, convene and hold the special meeting will not be affected by the withdrawal, amendment, or modification of the McAfee board of director’s recommendation in favor of adoption of the merger agreement and (ii) its obligations pursuant to the merger agreement will not be affected by the commencement, public proposal, public disclosure or communication to McAfee of any acquisition proposal (whether or not a superior proposal). Unless the merger agreement is terminated in accordance with its terms, McAfee agrees that it will not submit to the vote of its stockholders any acquisition proposal (whether or not a superior proposal) prior to the vote of McAfee’s stockholders with respect to the merger and the other transactions contemplated by the merger agreement at the special meeting.

Representations and Warranties

The merger agreement contains representations and warranties made by McAfee to Intel and Merger Sub and representations and warranties made by Intel and Merger Sub to McAfee. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain confidential disclosures that McAfee made to Intel and Merger Sub in connection with the negotiation of the merger agreement, which confidential disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings McAfee publicly files with the SEC. The following description of the representations and warranties is included to provide McAfee’s stockholders with information regarding the terms of the merger agreement.

In the merger agreement, McAfee made representations and warranties to Intel and Merger Sub with respect to, among other things:

•	corporate matters with respect to McAfee and its subsidiaries;

•	organizational documents of McAfee and its subsidiaries;

•	the capitalization of McAfee and its subsidiaries;

•	authorization and enforceability with respect to the merger agreement;

•

the existence, if any, of conflicts with McAfee’s or its subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	compliance with laws and permits;

•	its SEC filings since June 30, 2007, including financial statements contained therein, internal controls and compliance with federal securities and other laws;

•	the existence, if any, of undisclosed material liabilities;

•	conduct of business and the existence, if any, of certain changes;

•	the existence, if any, of certain litigation;

•	matters related to McAfee’s employee benefit plans;

•	labor and employment matters;

•	the information supplied by McAfee in this proxy statement;

•	title to property, and the existence, if any, of encumbrances and leases of real property;

•	intellectual property matters;

•	tax matters;

•	environmental matters;

•	matters with respect to McAfee’s material contracts;

•	compliance with New York Stock Exchange requirements for continued listing;

•	insurance matters;

•	brokers’ fees and expenses;

•	the applicability, if any, of state takeover statutes to the merger;

•	matters related to specified customers, suppliers, distributors and resellers of McAfee;

•	the existence, if any, of contracts and orders restricting the business of McAfee and its subsidiaries;

•	anti-corruption and export law matter;

•	affiliate transactions;

•	the McAfee stockholder vote required in the merger;

•	receipt by the McAfee board of directors of a fairness opinion from Morgan Stanley;

•	matters related to data security and privacy; and

•	matters related to information technology.

Many of the representations and warranties in the merger agreement made by McAfee are qualified by a “materiality” or “Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a Material Adverse Effect). For purposes of the merger agreement, a “Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the business, condition (financial or otherwise), or results of operations of McAfee and its subsidiaries, taken as a whole, or (y) McAfee’s ability to timely consummate the merger and the other transactions contemplated by the merger agreement or perform any of its obligations under the merger agreement.

For purposes of clause (x) above, no event, condition, circumstance, development, state of facts, change or effect (individually or in the aggregate) to the extent arising out of or resulting from any of the following are taken into account in determining whether a Material Adverse Effect has occurred or may or would occur:

•

conditions (or changes after the date of the merger agreement in such conditions) in the industry in which McAfee and its subsidiaries operate that do not disproportionately affect McAfee and its subsidiaries relative to other companies of comparable size in the same industries and geographies in which McAfee and its subsidiaries operate;

•

general economic conditions (or changes after the date of the merger agreement in such conditions) in the U.S. or any country in the world that do not disproportionately affect McAfee and its subsidiaries relative to other companies of comparable size in the same industries and geographies in which McAfee and its subsidiaries operate;

•

conditions (or changes after the date of the merger agreement in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world that do not disproportionately affect McAfee and its subsidiaries relative to other companies of comparable size in the same industries and geographies in which McAfee and its subsidiaries operate;

•

political conditions (or changes after the date of the merger agreement in such conditions) in the U.S. or any other country in the world, or acts of war, sabotage or terrorism in the U.S. or any other country in the world that do not disproportionately affect McAfee and its subsidiaries relative to other companies of comparable size in the same industries and geographies in which McAfee and its subsidiaries operate;

•

acts of God, natural disasters, weather conditions or other calamities occurring after the date of the merger agreement that do not disproportionately affect McAfee and its subsidiaries relative to other companies of comparable size in the same industries and geographies in which McAfee and its subsidiaries operate;

•

the announcement or pendency of the merger, including, to the extent arising out of or resulting therefrom, (i) the termination or potential termination (or the failure or potential failure to renew or enter into) contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of McAfee or any of its subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (ii) the loss or departure of any officers or other employees of McAfee or any of its subsidiaries, or (iii) any decline or other degradation in McAfee’s or any of its subsidiaries’ customer bookings;

•	the taking of any action required by the merger agreement, or the failure to take any action to which Intel has approved or consented in writing or otherwise requested in writing;

•	the failure to take any action prohibited by the provisions of the merger agreement relating to conduct of the business by McAfee between the date of the merger agreement and the closing date;

•

changes after the date of the merger agreement in law or other legal or regulatory conditions (or the interpretation thereof) or changes after the date of the merger agreement in U.S. generally accepted accounting principles or other accounting standards (or the interpretation thereof) that do not disproportionately affect McAfee and its subsidiaries relative to other companies of comparable size in the same industries and geographies in which McAfee and its subsidiaries operate;

•

changes in McAfee’s stock price or the trading volume of McAfee common stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition);

•

any failure by McAfee to meet any analysts’ estimates or projections of McAfee’s revenue, earnings or other financial performance or results of operations, or any failure by McAfee to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition); and

•

any legal proceeding made or brought by any of the current or former stockholders of McAfee (on their own behalf or on behalf of McAfee, but in any event only in their capacities as current or former stockholders) against McAfee or any of its directors or officers arising out of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement.

In the merger agreement, Intel and Merger Sub made customary representations and warranties to McAfee with respect to, among other things:

•	corporate matters with respect to Intel and Merger Sub;

•	authorization and enforceability with respect to the merger agreement;

•

the existence, if any, of conflicts with Intel’s or Merger Sub’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the sufficiency of funds to pay the merger consideration;

•	the information supplied by Intel and Merger Sub in this proxy statement;

•	the existence, if any, of certain litigation;

•	the ownership, liabilities and operations of Merger Sub;

•	the absence of any required vote of holders of capital stock of Intel to consummate the merger;

•	brokers’ fees and expenses; and

•	Intel, Merger Sub or any of their respective subsidiaries’ ownership, if any, of shares of McAfee common stock.

The representations and warranties contained in the merger agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by McAfee Pending the Merger

Except as permitted by the merger agreement or required by law or approved in writing by Intel (which approval will not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement, McAfee will, and will each cause each of its subsidiaries to, conduct its business in the ordinary course, in a manner in compliance in all material respects with all applicable law and use commercially reasonable efforts to:

•	preserve substantially intact the business organization of McAfee and its subsidiaries;

•	keep available the services of its current officers and key employees;

•	preserve material current relationships with material customers, suppliers, distributors, resellers, licensors, licensees and others that have business relationships with McAfee.

McAfee has also agreed to provide Intel monthly and other periodic financial and operational summaries and reports prepared for any member of the McAfee board of directors within three business days after delivery to any member of the McAfee board.

In addition, except as permitted by the merger agreement or required by law or approved in writing by Intel (which approval will not be unreasonably withheld, conditioned or delayed) and subject to certain exceptions, from the date of the merger agreement until the effective time of the merger, neither McAfee nor any of its subsidiaries will do, or propose to do, any of the following without the prior written consent of Intel:

•	amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

•

subject to certain exceptions, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of McAfee or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest McAfee or any of its subsidiaries;

•

transfer, lease, sell, pledge, license, dispose of or encumber any assets or properties of McAfee or any of its subsidiaries that are material to McAfee and its subsidiaries, taken as a whole, except in the ordinary course of business;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by subsidiary of McAfee to McAfee or another wholly-owned subsidiary);

•	subject to certain exceptions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•	subject to certain exceptions, acquire, directly or indirectly, any corporation, partnership, or other business organization or any division thereof;

•

incur any debt under McAfee’s existing credit agreement or umbrella credit facility or, subject to certain exceptions, incur any debt or assume, guarantee or endorse or otherwise become responsible for the obligations of any person, other than debt incurred in the ordinary course of business under letters of credit or lines of credit (other than such existing credit agreement or umbrella credit facility) in effect on the date of the merger agreement or loans or advances from McAfee to any wholly owned subsidiary;

•	subject to certain exceptions, make any loans, advances or capital contributions;

•	subject to certain exceptions, make, authorize or make any commitment with respect to capital expenditures or other expenditures;

•	subject to certain exceptions, make or direct to be made any capital investments, or make or direct to be made any equity investments in any entity;

•

subject to certain exceptions, and except as required by any employee benefit plan or contract in effect on the date of the merger agreement or entered into afterwards in compliance with the merger agreement:

•

increase compensation or increase or accelerate vesting of any benefits provided or pay or award any payment or benefit not required to McAfee’s directors, officers, other employees or other service providers;

•

grant any severance or termination pay or benefits to or, subject to certain exceptions, enter into any employment, severance, retention, change of control, consulting or termination contract with, any director, officer, other employee or other service providers of McAfee or any of its subsidiaries;

•

subject to certain exceptions, establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, performance stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers;

•

pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit; or

•	hire, elect or appoint any officer that will have the title or duties of senior vice president or above, or any member of the board of directors, of the McAfee or any of its material subsidiaries;

•

announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of McAfee or any of its subsidiaries, other than routine employee terminations in the ordinary course of business;

•

enter into a new line of business that (i) is material to McAfee and its subsidiaries taken as a whole, or (ii) represents a category of revenue that is not discussed in Item 1 (describing McAfee’s business) of McAfee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures;

•	take certain actions with respect to tax matters;

•	subject to certain exceptions, commence any action or settle, pay, discharge or satisfy any claim, liability or obligation;

•

other than in the ordinary course of business, (i) enter into a material contract, (ii) amend, modify, waive any rights under or consent to the termination of any material contract or (iii) waive, release or consent to the termination of any other claims or rights of material value to McAfee or any of its subsidiaries;

•

enter into certain government contracts with regards to intellectual property or that would provide any governmental authority (i) rights other than those provided by McAfee’s standard commercial licenses or (ii) products or services that McAfee or any of its subsidiaries does not otherwise make commercially available;

•

enter into any contracts (i) granting any third party any assignment, license, covenant, release, immunity or other right with respect to any material intellectual property rights, (ii) other than in the ordinary course of business, establishing with any third party a joint venture or partnership pursuant to which McAfee agrees to develop or create any material intellectual property, products or services,

(iii) causing or requiring the surviving corporation of the merger or Intel or any of its affiliates to grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any of the intellectual property rights of Intel or any or its affiliates or to be obligated to pay any royalties or other amount or offer any discounts to any third party;

•

enter into or amend any contract granting to a third party any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights that materially restrict McAfee, Intel or any of their subsidiaries from engaging or competing in any material line of business in any location;

•	other than in the ordinary course of business, enter into or amend any contract with respect to joint ventures or strategic alliances;

•	enter into any lease for real property, except for a renewal of an existing real property lease in the ordinary course of business;

•	subject to certain exceptions, terminate, cancel, amend or modify any insurance policy maintained by McAfee or any of its subsidiaries;

•	enter into or amend or otherwise modify any contract or arrangement with persons who are affiliates or executive officers or directors of McAfee or any of its subsidiaries;

•

enter into, commence participation in, establish or join any new standards-setting organization, university or industry bodies or consortia, or other multi-party special interest groups or activities; or

•	announce an intention to enter into, or enter into, any formal or informal contract or otherwise make a commitment to do any of the foregoing.

McAfee has also agreed to use commercially reasonable efforts to keep outstanding and maintain in place its existing credit agreement and umbrella credit facility.

No Solicitations

McAfee has agreed that it will not, and will cause its subsidiaries not to, and will not authorize or permit its and its subsidiaries’ respective directors, officers, employees, authorized agents (including financial and legal advisors) and other authorized representatives (which we refer to collectively as representatives) to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any acquisition proposal (as defined below) or the making thereof;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information to, or otherwise cooperate in any way with, any third party or their representatives that is seeking to make, or has made, any acquisition proposal; or

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or confidentiality or similar obligation of any third party.

McAfee also agreed to, and will cause each of its subsidiaries to and will instruct each of their respective representatives to, immediately cease and cause to be terminated any and all discussions or negotiations with any person that may be ongoing with respect to, or that would reasonably be expected to lead to, any acquisition proposal and request the prompt return or destruction of all confidential information provided to any such person or its representatives prior to the date of the merger agreement and use its commercially reasonable efforts to ensure compliance with such request.

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by McAfee’s stockholders, in response to a bona fide unsolicited written acquisition proposal made after the date of the merger agreement, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the McAfee board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to, a superior proposal (as defined below), McAfee may (i) furnish information regarding McAfee and its subsidiaries to the person making the acquisition proposal (and its representatives) pursuant to a confidentiality agreement containing confidentiality and other provisions not less restrictive to such third party than the provisions in the confidentiality agreement between McAfee and Intel, provided that all such information previously has been made available to Intel or is made available to Intel prior to, or concurrent with, the time it is provided to such person and (ii) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives), but in each case under the preceding clauses (i) and (ii), only if the McAfee board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable law. In addition, McAfee must notify Intel in writing at least two business days prior to taking any of the actions referred to in clauses (i) or (ii).

The merger agreement requires McAfee to promptly (and in any event within 24 hours of learning of the relevant information) advise Intel orally and in writing of the receipt of any acquisition proposal (including any request for information or other inquiry in connection with or which would reasonably be expected to lead to any acquisition proposal). This notice must include the material terms and conditions of the acquisition proposal, the identity of the third party and must attach a copy of any written acquisition proposal. McAfee must keep Intel reasonably and promptly informed in all material respects of the status and details (including any material change or proposed material change to the terms thereof) of any acquisition proposal. McAfee is required to provide Intel with 48 hours prior notice (or such lesser prior notice as is provided to the members of the McAfee board of directors) of any meeting of the McAfee board of directors at which the McAfee board of directors is expected to consider any acquisition proposal or to consider providing information to any person in connection with an acquisition proposal.

“Acquisition proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to (in one transaction or a series of related transactions) any of the following: (i) any direct or indirect acquisition or purchase (including by any license or lease) by any third party of (A) assets (including equity securities of any subsidiary of McAfee) or businesses that constitute or generate 15% or more of the revenues, net income or assets of McAfee and its subsidiaries on a consolidated basis or (B) beneficial ownership of 15% or more of any class of equity securities of McAfee or any of its subsidiaries, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of McAfee and its subsidiaries on a consolidated basis, (ii) any purchase or sale of, or tender offer or exchange offer by any third party for, equity securities of McAfee or any of its subsidiaries that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of McAfee or any of its subsidiaries, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of McAfee and its subsidiaries on a consolidated basis, (iii) any recapitalization, liquidation or dissolution of McAfee or any of its subsidiaries, other than a wholly owned subsidiary of McAfee, or (iv) any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving any subsidiary of McAfee, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of McAfee and its subsidiaries on a consolidated basis, or involving McAfee, if, as a result of any such transaction, the stockholders of McAfee, as a group, immediately prior to the consummation of such transaction would hold less than 85% of the surviving or resulting entity of such transaction immediately after the consummation of such transaction. An acquisition proposal includes a superior proposal.

“Superior proposal” means any bona fide unsolicited written proposal, which did not result from or arise out of a violation of the non-solicitation provisions of the merger agreement, made by a third party that, if consummated, would result in such third party (or its stockholders) owning, directly or indirectly, 100% of the equity securities of McAfee (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of McAfee, and that the McAfee board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) to be (i) more favorable to McAfee’s stockholders than the merger (taking into account all terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation) and of the merger agreement (including any changes to the terms of the merger agreement proposed by Intel in a binding written offer in response to such offer or otherwise which is capable of being accepted by McAfee)) and (ii) reasonably capable of being completed by such third party (taking into account, among other things, the expectation of obtaining required regulatory approvals).

McAfee Board Recommendation

Subject to the provisions described below, the McAfee board of directors agreed to unanimously recommend that McAfee’s stockholders vote in favor of the adoption of the merger agreement (which we refer to as the board recommendation). The McAfee board of directors also agreed to include the board recommendation in this proxy statement. Subject to the provisions described below, the merger agreement provides that neither the McAfee board of directors nor any committee thereof will:

•	fail to make, or withdraw, modify or amend or publicly propose to withdraw, modify or amend, in any manner adverse to Intel or Merger Sub, the board recommendation;

•

fail to make a statement in opposition and recommend rejection to McAfee’s stockholders of a tender or exchange offer of McAfee’s securities initiated by a third party within 10 business days after the announcement or commencement of such tender or exchange offer;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or

•

adopt or recommend, or publicly propose to adopt or recommend, or allow McAfee or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal.

We refer to each of the actions in the first three bullets above as a change in recommendation.

Notwithstanding these restrictions, at any time before the adoption of the merger agreement by McAfee’s stockholders, the McAfee board of directors may, in response to a bona fide unsolicited written acquisition proposal made after the date of the merger agreement, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the McAfee board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, make a change in recommendation or terminate the merger agreement, pay the specified termination fee (which is described in greater detail below under “—Termination Fees and Expenses”) and concurrently enter into an acquisition agreement with a third party, but only if:

•

the McAfee board of directors determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized standing) that in light of the receipt of the superior proposal, the failure to make such a change in recommendation or terminate the agreement would reasonably be expected to be a breach of the board’s fiduciary duties to McAfee’s stockholders under applicable law;

•

McAfee provides Intel five business days’ prior written notice that it intends to take such action, which notice describes the terms and conditions of the superior proposal (including the identity of the party making the superior proposal) and attaches the most current form of the proposed agreement and all other contemplated transaction documents;

•

during such five business day period, if requested by Intel, engage in good faith negotiations with Intel to amend the merger agreement in such a manner that the acquisition proposal is no longer a superior proposal; provided the parties agreed that any amendment to the financial terms or any other material term of such superior proposal by a third party requires McAfee to provide Intel with a new five business day period to negotiate with McAfee; and

•

after such five business day period, the McAfee board of directors determines in good faith that the acquisition proposal continues to be a superior proposal (taking into account any changes agreed to or proposed by Intel in a binding written offer as a result of negotiations with Intel).

In addition, at any time before the adoption of the merger agreement by McAfee’s stockholders, the McAfee board of directors may make a change in recommendation in response to a material fact, event, change, development or set of circumstances (other than, and not related in any way to, an acquisition proposal) that was neither known to nor reasonably foreseeable by any member of the McAfee board of directors, assuming consultation with the executive officers of McAfee, as of or prior to the date of the merger agreement, and did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, the merger agreement, but only if:

•

the McAfee board of directors determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized standing) that, in light of such intervening event, the failure to make such a change in recommendation would reasonably be expected to be a breach of the board’s fiduciary duties to McAfee’s stockholders under applicable law;

•

McAfee provides Intel five business days’ prior written notice that it intends to take such action, which notice specifies the facts underlying the determination that an intervening event has occurred, and the reasons for the change in recommendation, in reasonable detail;

•

during such five business day period, if requested by Intel, engage in good faith negotiations with Intel to amend the merger agreement in such a manner that prevents the need for a change in recommendation as a result of the intervening event; provided the parties agreed that any material change to the facts and circumstances relating to such intervening event requires McAfee to provide Intel with a new five business day period to negotiate with McAfee; and

•

after such five business day period, the McAfee board of directors determines in good faith that the failure to make such a change in recommendation in light of the intervening event (taking into account any changes agreed to or proposed by Intel in a binding written offer as a result of negotiations with Intel) would reasonably be expected to be a breach of its fiduciary duties to McAfee’s stockholders under applicable law.

Notwithstanding the provisions described above, the merger agreement does not prohibit the McAfee board of directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act and (ii) making any disclosure to its stockholders that the McAfee board of directors has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties to McAfee’s stockholders under applicable law; provided, however, that in the case of both clause (i) and clause (ii) any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, will be deemed to be in a change in recommendation unless the McAfee board of directors expressly publicly reaffirms the board recommendation in such disclosure.

Furthermore, unless McAfee terminates the merger agreement upon a change in recommendation, it will not, unless required by court order, take any action to approve any transaction under, or allow any third party to become an “interested stockholder” under Section 203 of the DGCL.

Employee Compensation and Benefits

Retention Letters. Prior to the effective time of the merger, McAfee agrees to use commercially reasonable efforts to cause participants in McAfee’s change of control and retention plan to execute a retention letter with

Intel and McAfee. McAfee must provide Intel with a executed copy of each retention letter obtained prior to the closing date of the merger.

Amendment of Performance Stock Unit Awards. McAfee agrees to amend each performance stock unit award (that is not subject to McAfee’s change of control and retention plan or other change of control retention agreements) so that upon the merger, each such performance stock unit award will be vested to the extent that it would have vested if the award had been granted originally with a 4-year vesting schedule with annual vesting. Vesting will continue after the merger (assuming continuous service) on the same time-based vesting schedule, except that to the extent any performance stock unit award is not fully vested at the 18-month anniversary of the merger, it will become fully vested on such 18-month anniversary.

Treatment of McAfee’s 401(k) Plan. At least five business days prior to the effective time of the merger, if directed by Intel, the board of directors of McAfee will adopt resolutions terminating McAfee’s 401(k) plan, effective no later than the day immediately preceding the date that McAfee becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Intel. McAfee has agreed that immediately prior to such termination, it will make all necessary payments to fund the contributions (i) necessary or required to maintain the tax qualified status of the 401(k) plan, (ii) for elective deferrals made pursuant to the 401(k) plan for the period prior to termination, and (iii) for employer matching contributions (if any) required pursuant to the 401(k) plan for the period prior to termination.

Other Covenants and Agreements

Directors’ and Officers’ Indemnification and Insurance. For six years after the effective time of the merger, Intel is required to cause the surviving corporation of the merger to indemnify and hold harmless, to the extent permitted under applicable law, each person who is now or was prior to the effective time of the merger an officer or director of McAfee or any of its subsidiaries or who served as a fiduciary under or with respect to any employee benefit plan of McAfee or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of, or arising out of, acts or omissions occurring, or alleged to have occurred, at or prior to the effective time of the merger, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of McAfee or any of its subsidiaries, or a fiduciary under or with respect to any employee benefit plan of McAfee or any of its subsidiaries. In addition, for six years after the effective time of the merger, Intel is required to cause the surviving corporation of the merger to advance, to the extent permitted under applicable law, all costs, fees and expenses incurred by such indemnified person in connection with such claim; provided that the person to whom expenses are advanced provides an undertaking prior to the advancement of expenses to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to the merger agreement. All claims for indemnification that Intel received written notice of prior to the sixth anniversary of the effective time of the merger will survive until such time as the claim is fully and finally resolved (even if resolution occurs subsequent to the sixth anniversary of the effective time of the merger).

In addition, from and after the effective time of the merger, Intel is required to cause the surviving corporation of the merger to fulfill and honor in all respects the obligations of McAfee and its subsidiaries pursuant to (i) any indemnification agreement between McAfee and any of its subsidiaries, on the one hand, and any person who is now or was prior to the effective time of the merger an officer or director of McAfee or any of its subsidiaries, on the other hand, and (ii) any indemnification, exculpation or advancement of expenses provisions under the certificates of incorporation or bylaws (or comparable organizational documents) of McAfee or any of its subsidiaries, in each case as in effect immediately prior to the date of the merger agreement

For six years after the effective time of the merger, Intel is required to, or to cause the surviving corporation of the merger to, provide directors’ and officers’ liability, fiduciary liability and similar insurance for acts or omissions occurring prior to the effective time of the merger covering each person who is now or was prior to the effective time of the merger an officer or director of McAfee or any of its subsidiaries and was covered, as of the date of the merger agreement, by McAfee’s directors’ and officers’ insurance, on terms with respect to coverage and amount no less favorable that those in effect on the date of the merger agreement. The surviving corporation of the merger’s obligation to provide this insurance coverage is subject to a cap on annual premiums of 200% of the annual premium paid by McAfee in its last full fiscal year. If the surviving corporation of the merger cannot maintain the existing or equivalent insurance coverage without exceeding the 200% cap, the surviving corporation is required obtain a policy with the greatest coverage available for a cost not exceeding the cap. In lieu of the foregoing, at any time Intel or the surviving corporation of the merger may, and prior to the effective time of the merger McAfee may, and will if directed by Intel, purchase a “tail” directors’ and officers’ liability insurance policy covering the same persons and providing the same terms with respect to coverage and amount as stated above, so long as the cost of such policy does not exceed 250% of the annual premium paid by McAfee in its last full fiscal year.

Litigation. Each party will promptly notify the other parties of any action instituted or threatened against such party to restrain, prohibit, challenge the legality of or seek damages in connection with the merger agreement or the merger. In addition, McAfee and Intel each will notify the other party of certain actions threatened or asserted in writing against such party. McAfee will give Intel the opportunity to participate, at Intel’s expense, in the defense or settlement of any stockholder action against McAfee or its directors relating to the merger. In addition, McAfee will not settle or make an offer to settle any such litigation without the prior written consent of Intel (which consent will not be unreasonably withheld, conditioned or delayed).

Public Announcements. Subject to certain exceptions in the merger agreement, the parties have agreed not to issue any press release or public announcement, statement or disclosure concerning the merger without the prior consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed.

Access to Information; Confidentiality. From the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, subject to certain exceptions described in the merger agreement, McAfee has agreed to, and to cause its subsidiaries and its and their representatives, auditors and agents to, give representatives of Intel and Merger Sub reasonable access during normal working hours to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of McAfee and each of its subsidiaries and will furnish Intel and Merger Sub with such financial, operating and other data and information as Intel or Merger Sub may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection laws. In addition, Intel and McAfee have agreed to remain bound by the confidentiality agreement executed by the parties prior to the execution of the merger agreement.

McAfee also agreed to report to Intel in good faith on a regular basis material (individually or in the aggregate) operational developments and material changes in the status of relationships with customers, the status of ongoing operations and other material matters reasonably requested in Intel.

Takeover Laws and Rights. If any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation is or may become applicable to the merger agreement, the shares of McAfee common stock, the merger, or any of the other transactions contemplated by the merger agreement, McAfee and the McAfee board of directors have agreed to use their reasonable best efforts to grant such approvals and take sure actions as are necessary to render such statutes inapplicable.

Notification of Certain Matters. McAfee and Intel have agreed to promptly notify the other party of (i) becoming aware that any representation or warranty made by such party in the merger agreement is or would be untrue or inaccurate in any material respect or (ii) any failure to comply or satisfy in any material respect with any covenant or agreement in the merger agreement. Further, McAfee has agreed to notify Intel of any written notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the merger agreement. McAfee will also give prompt notice to Intel if certain of McAfee’s representations regarding tax matters cease to be true prior to the closing date.

Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in the merger agreement, each of Intel, Merger Sub and McAfee has agreed to use its reasonable best efforts to take (or cause to be taken) all actions, to do (or cause to be done), and to assist and cooperate with the other parties in doing, all reasonable things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the merger as soon as practicable, including using their respective reasonable best efforts to cause the conditions to McAfee’s (in the case of Intel or Merger Sub) and Intel’s and Merger Sub’s (in the case of McAfee) obligations to close the merger set forth in the merger agreement to be satisfied on or before the end date (which is defined below under “—Termination of the Merger Agreement”). In addition, McAfee has agreed to use its reasonable best efforts to obtain all consents, waivers and approvals under all McAfee material contracts in connection with the merger agreement and the consummation of the merger so as to maintain and preserve the benefits under such contracts as of the consummation of the merger, and Intel has agreed to use its commercially reasonable efforts to assist in such endeavors. The parties have agreed to consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. Notwithstanding the foregoing, Intel and Merger Sub, on the one hand, will not be required to, and McAfee, on the other hand, unless otherwise directed by Intel (which direction must not require payment to be made until at or after the effective time of the merger), will not, pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or provide additional security (including a guaranty) to any third party as a condition to receipt of any consent, waiver or approval from any party to such McAfee material contract. In addition to the foregoing, subject to the terms and conditions of the merger agreement, neither Intel or Merger Sub, on the one hand, nor McAfee, on the other hand, will take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing or materially impairing or delaying or otherwise adversely affecting the consummation of the merger or the ability of such party to perform its obligations under the merger agreement. Notwithstanding the foregoing, the sole obligations of the parties to take, or refrain from taking, any action in respect of any antitrust law in connection with the merger and the other transactions contemplated by the merger agreement, whether in connection with any approvals or consents (or the expiration of any waiting period) that may be required under any antitrust law or otherwise are as set forth below.

As promptly as practicable after the date of the merger agreement, each of Intel and McAfee will file with the FTC and the Antitrust Division a Notification and Report Form in accordance with the HSR Act with respect to the merger. As promptly as practicable after the date of the merger agreement, each of Intel and McAfee, as applicable, will file with applicable foreign governmental authorities all comparable pre-merger notification filings, forms and submissions that are required to be filed in respect of the merger or any other transactions contemplated by the merger agreement for the specified jurisdictions, including a notification on Short Form or Form CO with the European Commission based on Council Regulation 139/2004, unless Intel and McAfee jointly determine after the date of the merger agreement that any such comparable pre-merger notification filings, forms and submissions are not required to be filed pursuant to applicable antitrust laws. In the event that either Intel or McAfee receive a request for additional information or documentary material from any governmental authorities with respect to the merger, any of the other transactions contemplated by the merger agreement or any filings, forms and submissions filed with, or any investigations conducted by or before, any governmental authorities relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement (including any proceedings initiated by a private party), then such party shall use its reasonable best efforts to make (or cause to be made) as soon as reasonably practicable thereafter, and only after reasonable consultation with the other party, an appropriate response in compliance with such request. Each of Intel and McAfee must cooperate and coordinate with each other in connection with the preparation and filing of any and all material filings, forms and submissions that are required to be made in respect of the merger or any other transactions contemplated by the merger agreement pursuant to applicable antitrust laws, or that are reasonably requested to be made by any governmental authority in connection with the merger or any other transactions contemplated by the merger agreement. Except for the filings, forms and submissions referenced in this paragraph (and this proxy statement and any other filings that McAfee may be required to make with the SEC in connection with the merger), neither Intel nor any of its affiliates, on the one hand, nor McAfee nor any of its affiliates, on the other hand, will make or submit any other material filings, forms, submissions, declarations, registrations or notifications with or to any governmental authorities in connection with the merger or any of the other transactions contemplated by the merger agreement without the other party’s prior written consent, which consent shall not be unreasonably withheld.

Each of Intel and McAfee must keep the other party reasonably and promptly informed of any and all written and material oral communications from any governmental authorities regarding the merger, any of the other transactions contemplated by the merger agreement and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any governmental authorities relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement (including any proceedings initiated by a private party). Each of Intel and McAfee must (i) provide the other party a reasonable opportunity to review and comment on any material written or material oral communications proposed to be given by such party to any governmental authorities regarding the merger, any of the other transactions contemplated by the merger agreement and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any governmental authorities relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement (including any proceedings initiated by a private party), (ii) provide the other party reasonable advance notice of any meetings proposed to be held with any governmental authorities regarding the merger, any of the other transactions contemplated by the merger agreement and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any governmental authorities relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement (including any proceedings initiated by a private party), (iii) consult with the other party a reasonable time in advance of any and all such meetings and consider in good faith the views of such other party regarding the matters to be presented and discussed at any and all such meetings, and (iv) to the extent permitted by the applicable governmental authorities, allow, unless such party has a reasonable basis for denial, the other party to participate in such meetings or portions thereof. Each of Intel and McAfee must consult and cooperate with one another, provide one another with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other written communications explaining or defending the merger and other transactions contemplated by the merger agreement made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust laws.

Each of Intel and McAfee has agreed to use its reasonable best efforts to (i) cause the expiration or termination of the applicable waiting periods under the HSR Act and all other applicable antitrust laws as soon as reasonably practicable, and (ii) take (or cause to be taken) all actions and do (or cause to be done) all things reasonably necessary, proper or advisable to obtain all clearances, consents and approvals necessary to satisfy the closing conditions set forth in the second and third bullets of the paragraph under “Conditions to the Merger—Conditions to Each Party’s Obligations” and the final bullet in the paragraph under“—Conditions to the Merger—Conditions to Intel’s and Merger Sub’s Obligations” below and otherwise consummate the merger in compliance with applicable antitrust laws, including taking all such reasonable actions and doing all such things reasonably necessary to (A) resolve any objections, if any, as the FTC, the Antitrust Division, or any other governmental authorities of the specified jurisdictions may assert under any applicable antitrust laws with respect to the merger and other transactions contemplated by the merger agreement, and (B) avoid or eliminate each and every impediment under any applicable antitrust laws that may be asserted by the FTC, the Antitrust Division or any other governmental authorities of the specified jurisdictions or persons with respect to the merger and other transactions contemplated by the merger agreement so as to enable the merger and other such transactions to be consummated as soon as possible after the date of the merger agreement, including for purposes of the preceding clauses (A) and (B), such reasonable undertakings and commitments as may be reasonably requested by any governmental authorities of the specified jurisdictions, in sufficient time to allow the conditions to the merger to be satisfied on or before the end date .

Notwithstanding the foregoing or anything to the contrary in the merger agreement, nothing in the merger agreement will require Intel or any of its subsidiaries or affiliates to, and, except with the prior written consent of Intel, McAfee will not take any action to and will not allow any of its subsidiaries to consent or proffer to divest or hold separate any business or assets of Intel, McAfee or any of their respective subsidiaries.

In furtherance and not in limitation of the foregoing, Intel has agreed to contest and litigate and defend against any action, whether judicial or administrative, brought by or pending before the European Commission, DOJ or FTC and promptly and expeditiously appeal any order in such action, (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the merger or any other transactions contemplated by the merger agreement, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by McAfee, Intel or any of their respective affiliates of all or any portion of the business or assets of Intel or McAfee or any of their respective subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of Intel, McAfee or any of their respective subsidiaries, in each case as a result of, or in connection with, the merger, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Intel or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of McAfee common stock or any shares of capital stock of the surviving corporation of the merger on all matters properly presented to the stockholders of McAfee or the surviving corporation of the merger, respectively, (iv) seeking to require divestiture by Intel, McAfee or any of their respective subsidiaries of any shares of McAfee common stock or any business or assets of McAfee or its subsidiaries or Intel or its subsidiaries, or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the merger or that would reasonably be expected to dilute materially the benefits to Intel of the transactions contemplated by the merger agreement, except so far as any of the prohibitions, limitations, conditions or requirements referred to in this paragraph are covered by any commitments made to any governmental authority in accordance with the preceding paragraph in order to satisfy the conditions set forth in the second and third bullets of the paragraph under “Conditions to the Merger—Conditions to Each Party’s Obligations” and the final bullet in the paragraph under “—Conditions to the Merger—Conditions to Intel’s and Merger Sub’s Obligations” below.

Neither Intel nor McAfee will, nor will it permit any of its subsidiaries to, enter into or publicly announce an agreement to form a joint venture or acquire any assets, business or company if any such agreements, individually or in the aggregate, would reasonably be expected by Intel with respect to agreements by Intel or any of its subsidiaries or by McAfee with respect to agreements by McAfee or any of its subsidiaries to cause any of the conditions set forth in the second and third bullets of the paragraph under “Conditions to the Merger—Conditions to Each Party’s Obligations” and the final bullet in the paragraph of “—Conditions to the Merger—Conditions to Intel’s and Merger Sub’s Obligations” below to fail to be satisfied prior to the end date.

Conditions to the Merger

Conditions to Each Party’s Obligations. The obligations of Intel and Merger Sub, on the one hand, and McAfee, on the other hand, to consummate the merger are subject to the satisfaction of the following mutual conditions:

•	McAfee must have received the affirmative vote of the holders of a majority of the outstanding shares of McAfee common stock in favor of adoption of the merger agreement;

•

no injunction, writ, judgment, decree, determination, ruling or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger shall be in effect, and no law or regulation shall have been enacted, entered or enforced by any governmental authority that prevents or prohibits the consummation of the merger; and

•	the waiting period applicable to the merger under the HSR Act must have expired or been terminated and all other required waiting periods, clearances, consents or approvals of government entities applicable to the merger under the antitrust laws of the specified jurisdictions must have expired, been obtained or been terminated.

Conditions to Intel’s and Merger Sub’s Obligations. The obligations of Intel and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of McAfee relating to capitalization set forth in the merger agreement must be true and correct in all respects on the date of the merger agreement and as of the closing date, except where the failure of such representations and warranties to be true and correct does not, directly or indirectly, result in additional costs to Intel or the surviving corporation of the merger in excess of $30 million, in the aggregate;

•

the representations and warranties of McAfee relating to authority, intellectual property matters in government contracts, brokers and expenses, takeover laws and the vote required as set forth in the merger agreement, to the extent not qualified by materiality or Material Adverse Effect, must be true and correct in all material respects, and to the extent so qualified, must be true and correct in all respects, on the date of the merger agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such particular date or with respect to such specified period);

•

the other representations and warranties of McAfee made in the merger agreement, without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein, must be true and correct on the date of the merger agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect (excluding, for this purpose, clause (y) of the definition of “Material Adverse Effect”);

•

McAfee must have complied with or performed in all material respects all of its covenants, obligations and agreements under the merger agreement that are required to be complied with or performed by it prior to the effective time of the merger;

•	no Material Adverse Effect (excluding, for this purpose, clause (y) of the definition of “Material Adverse Effect”) must have occurred since June 30, 2010 and be continuing;

•

Intel must have received a certificate signed on behalf of McAfee by its chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding five bullets; and

•

no legal proceeding by any governmental authority have been instituted or remain pending (i) challenging or seeking to make illegal, or otherwise directly or indirectly restraining or prohibiting the consummation of the merger, or (ii) seeking to prohibit or limit the ownership or operation by McAfee, Intel or any of their subsidiaries of all or any of the business or assets of McAfee, Intel or any of their subsidiaries, or to compel McAfee, Intel or any of their subsidiaries to dispose of, license or hold separate all or any portion of the business or assets of McAfee, Intel or any of their subsidiaries.

Conditions to McAfee’s Obligations. The obligation of McAfee to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Intel and Merger Sub made in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the merger or otherwise prevent Intel or Merger Sub from performing any of their material obligations under the merger agreement;

•

Intel and Merger Sub must have complied with or performed in all material respects all of their respective covenants, obligations and agreements under the merger agreement that are required to be complied with or performed on or prior to the closing date; and

•

McAfee must have received a certificate signed on behalf of Intel and Merger Sub by an authorized officer of Intel and Merger Sub as to the satisfaction of the conditions described in the preceding two bullets.

Termination of the Merger Agreement

McAfee and Intel may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Intel or McAfee may terminate the merger agreement before the consummation of the merger if:

•

the merger is not consummated by May 18, 2011 (which we refer to as the end date); provided, however, that if the consummation of the merger has not occurred by May 18, 2011, but on such date the condition set forth in the first bullet point under “—Conditions to the Merger—Conditions to Each Party’s Obligations” has been satisfied and the conditions set forth in the second (solely as it relates to applicable antitrust laws) and third bullet points under “—Conditions to the Merger—Conditions to Each Party’s Obligations” have not been satisfied or waived in writing, then the end date will be extended to August 18, 2011; provided further, that if the consummation of the merger has not occurred by August 18, 2011, but on such date the condition set forth in the first bullet point under “—Conditions to the Merger—Conditions to Each Party’s Obligations” has been satisfied and the conditions set forth in the second (solely as it relates to applicable antitrust laws) and third bullet points under “—Conditions to the Merger—Conditions to Each Party’s Obligations” have not been satisfied or waived in writing, then the end date may be extended to November 18, 2011, by McAfee by written notice to Intel on or prior to 11:59 p.m. Pacific Time on November 18, 2011; provided further, that a party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated before the end date will not be entitled to exercise its right to terminate the merger agreement because of this reason;

•

any governmental authority in any jurisdiction that is material to the business of Intel or McAfee (i) enacts, issues, promulgates or enforces any law or regulation that makes consummation of the merger illegal or otherwise prohibited or (ii) issues an order, decree, injunction or ruling or takes any other action, in each case which is final and non-appealable and has the effect of enjoining the consummation of the merger; provided, that a party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the events described in this bullet will not be entitled to terminate the merger agreement because of this reason; or

•	stockholder approval of adoption of the merger agreement is not obtained at the special meeting (or any adjournment or postponement thereof).

Intel or Merger Sub may also terminate the merger agreement if:

•

there is an inaccuracy in McAfee’s representations in the merger agreement or McAfee breaches its covenants in the merger agreement, in either case such that the conditions set forth in the first four bullet points under “—Conditions to the Merger—Conditions to Intel’s and Merger Sub’s Obligations” would not be satisfied, and such inaccuracy or breach is not cured within 30 days after notice thereof; provided, that the termination right described in this bullet point will not be available to Intel or Merger Sub if they are then in material breach of their covenants or obligations contained in the merger agreement;

•	the McAfee board of directors or any committee thereof makes a “change in recommendation”;

•

McAfee fails to publicly reconfirm its recommendation that its stockholders approve adoption of the merger agreement within ten business days of receipt of a written request by Intel to do so following a publicly announced acquisition proposal or commencement of a tender or exchange offer for shares of McAfee common stock;

•	McAfee fails to include in this proxy statement the McAfee board’s recommendation that stockholders adopt the merger agreement; or

•	McAfee materially breaches its obligations under the non-solicitation and board recommendation provisions of the merger agreement.

McAfee may also terminate the merger agreement:

•

if there is an inaccuracy in Intel’s or Merger Sub’s representations in the merger agreement or Intel or Merger Sub breaches its covenants in the merger agreement, in either case such that the conditions set forth in the first and second bullet points under “—Conditions to the Merger—Conditions to McAfee’s Obligations” would not be satisfied, and such inaccuracy or breach is not cured within 30 days after notice thereof; provided, that the termination right described in this bullet point will not be available to McAfee if it is then in material breach of its covenants or obligations contained in the merger agreement;

•

prior to receipt of approval of the adoption of the merger agreement by McAfee’s stockholders, if the McAfee board of directors effects a change in recommendation in accordance with the terms of the merger agreement in connection with its acceptance of a superior proposal; provided, that concurrently with such termination, McAfee enters into an acquisition agreement relating to such superior proposal and pays the termination fee described under “—Termination Fees and Expenses” below; or

•	not later than ten business days following written notice to McAfee and Intel of a decision by the European Commission under the EC Merger Regulation to prohibit the merger.

If the merger agreement is terminated, it will become void and there shall be no liability on the part of Intel, Merger Sub, McAfee or their respective officers, directors, stockholders or affiliates, except for certain provisions relating to confidentiality, public announcements, termination fees and expenses and general provisions. No such termination will relieve any party from liability for any fraud or intentional breach of its representation or warranties or covenants under the merger agreement.

Termination Fees and Expenses

McAfee has agreed to pay Intel a termination fee of $230 million in the event that the merger agreement is terminated by:

•

by Intel or McAfee pursuant to the provisions described in the third bullet point in the first paragraph under “—Termination of the Merger Agreement” above, provided that following execution and delivery of the merger agreement and prior to the special meeting, an acquisition proposal has been publicly announced and not publicly withdrawn (excluding, for the purposes of this provision, from the definition of “acquisition proposal” any inquiries) and within 12 months following the date of such termination, McAfee has entered into a definitive agreement with respect to, or completed, an acquisition proposal with any third party (provided, however, that for purposes of this bullet point only, all references to 15% and 85% in the definition of “acquisition proposal” will be references to 50.1%);

•

by Intel or Merger Sub pursuant to the provisions described in the first bullet point in the second paragraph under “—Termination of the Merger Agreement” above (in respect of a breach by McAfee of its covenants under the merger agreement following the public announcement of an acquisition proposal or receipt by the McAfee board of directors of an acquisition proposal), provided that prior to such termination, an acquisition proposal (excluding, for the purposes of this provision, from the definition of “acquisition proposal” any inquiries) has been publicly announced and not publicly withdrawn and within 12 months following the date of such termination, McAfee has entered into a definitive agreement with respect to, or completed, an acquisition proposal with any third party (provided, however, that for purposes of this bullet point only, all references to 15% and 85% in the definition of “acquisition proposal” will be references to 50.1%);

•

by Intel or Merger Sub pursuant to the provisions described in the final four bullet points in the second paragraph under “—Termination of the Merger Agreement” above (provided, however, in the case of the last bullet point, that the applicable breach was not by a person who was an employee of McAfee or any McAfee subsidiary with a title and responsibilities below that of vice president, and who had not at any time had a title or responsibilities of vice president or above, and who was not directed or authorized by or on behalf of McAfee or any of its subsidiaries to take such actions constituting the breach); or

•	by McAfee pursuant to the provisions described in the second bullet point in the third paragraph under “—Termination of the Merger Agreement” above.

In addition, if the merger agreement is terminated by Intel because stockholder approval of adoption of the merger agreement is not obtained at the special meeting and neither Intel nor Merger Sub is in material breach of their respective agreements, representations and warranties in the merger agreement, McAfee has agreed to reimburse Intel and Merger Sub for all out-of-pocket expenses and fees (including fees and expenses payable to all banks and investment banking firms, and all fees and expenses of counsel, accountants, experts and consultants to Intel and Merger Sub) actually incurred or accrued in connection with the transactions contemplated by the merger agreement in an amount up to $25 million. In no event will McAfee be required to reimburse Intel for expenses exceeding $25 million; provided that the amount of any payment of such expenses will be credited against any obligation of McAfee to pay the termination fee. McAfee will pay such expenses promptly, but in no event later than one business day following termination or submission of statements therefore.

McAfee acknowledged in the merger agreement that the provisions regarding the termination fee are an integral part of the transactions contemplated by the merger agreement and that, without those provisions, Intel would not have entered into the merger agreement. If McAfee fails to pay the foregoing fees to Intel when due, McAfee will pay the costs and expenses (including fees and expenses of counsel) in connection with any action taken to collect payment, together with interest on the unpaid amount.

In addition, each of Intel and Merger Sub acknowledged and agreed that the termination fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Intel and Merger Sub in the circumstances in which the termination fee is payable for the efforts and resources expended and opportunity foregone while negotiating the merger agreement and in reliance on the merger agreement and on the expectation of the consummation of the transactions contemplated by the merger agreement, which amount would otherwise be impossible to calculate with precision.

Except as expressly set forth in the merger agreement and described above, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, provided that McAfee and Intel will share equally all filing fees payable pursuant to the HSR Act or any foreign antitrust law.

Amendment

The merger agreement may be amended or the time for performance, inaccuracy in any representation or warranty or compliance with any agreement contained in the merger agreement waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in case of an amendment, by each party to the merger agreement, and in case of a waiver, by each party against whom the waiver will be effective. However, subsequent to the adoption of the merger agreement by McAfee’s stockholders, no such amendment may be made that requires approval of McAfee’s stockholders under applicable law unless the required further approval is obtained

No Third Party Beneficiaries

Nothing in the merger agreement, express or implied, is intended to or will confer upon any person other than the parties to the merger agreement any right, benefit or remedy of any nature whatsoever, under or by reason of the merger agreement, other than the provisions relating to directors’ and officers’ indemnification and insurance.

Remedies

Each party is entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of damages as a remedy and without the necessity of posting any bond or other security, to prevent a breach of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which the parties may be entitled at law or in equity.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated, we expect to hold the 2011 annual meeting of stockholders.

For a stockholder proposal to be considered for inclusion in McAfee’s proxy statement for our 2011 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary of McAfee no later than February 18, 2011. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you intend to present a proposal at our 2011 annual meeting of stockholders, but you do not intend to have it included in our 2011 proxy statement, your proposal must be delivered to the attention of the Corporate Secretary of McAfee, at our principal executive offices, no earlier than March 19, 2011 and no later than April 18, 2011. If the date of our 2011 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary of the date of the 2010 annual meeting of stockholders (i.e., June 17, 2011), your proposal must be received by the Corporate Secretary of McAfee no later than the later of (i) 90 calendar days prior to the 2011 annual meeting of stockholders and (ii) 10 calendar days following the day on which we first publicly announce the date of the 2011 annual meeting of stockholders. As set forth in our bylaws, your notice of a stockholder proposal not intended to be included in our 2011 proxy statement must set forth the information required pursuant to McAfee’s bylaws, which can be obtained as described below.

Stockholders may propose director candidates for consideration by our board of director’s governance and nominations committee by written notice directed to the Corporate Secretary of McAfee, at the address of our principal executive offices. In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. If you want to nominate an individual for election to our board of directors at the 2011 annual meeting of stockholders, you must deliver a written notice to the attention of the Corporate Secretary of McAfee by no earlier than March 19, 2011 and no later than April 18, 2011. If the date of our 2011 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary of the date of the 2010 annual meeting of stockholders (i.e., June 17, 2011), your proposal must be received by the Corporate Secretary of McAfee no later than the later of (i) 90 calendar days prior to the 2011 annual meeting of stockholders and (ii) 10 calendar days following the day on which we first publicly announce the date of the 2011 annual meeting of stockholders. As set forth in our bylaws, your notice relating to the recommendation or nomination of a director candidate must set forth the information required pursuant to McAfee’s bylaws, which can be obtained as described below.

For more information regarding stockholder proposals or nominations, you may request a copy of our bylaws from the Corporate Secretary of McAfee. The Bylaws are also posted at the Company’s website, http://investor.mcafee.com under “Governance Documents.”

APPRAISAL RIGHTS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of McAfee common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of McAfee common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to McAfee’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262;

•

You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy, via the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger; and

•

You must continue to hold your shares of McAfee common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of McAfee common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of McAfee common stock.

All demands for appraisal should be addressed to McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054, Attn: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a brokerage firm, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of McAfee common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon McAfee, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of McAfee to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that McAfee will file such a petition or that McAfee will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at [5]% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of McAfee common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

CURRENT MARKET PRICE OF COMMON STOCK

We did not pay or declare cash dividends in fiscal year 2008, fiscal year 2009 or fiscal year 2010 to date, and we do not currently anticipate paying any cash dividends in the foreseeable future.

McAfee common stock is traded on the New York Stock Exchange under the symbol “MFE”. The following table sets forth the high and low sales prices of McAfee common stock for the periods indicated as reported by the New York Stock Exchange.

	Common Stock Price
Fiscal Period	High	Low
Fiscal Year 2008
First Quarter: January 1 – March 31	$37.40	$27.80
Second Quarter: April 1 – June 30	$37.82	$30.71
Third Quarter: July 1 – September 30	$40.97	$30.63
Fourth Quarter: October 1 – December 31	$34.98	$24.72
Fiscal Year 2009
First Quarter: January 1 – March 31	$34.90	$26.65
Second Quarter: April 1 – June 30	$42.57	$32.93
Third Quarter: July 1 – September 30	$45.52	$38.64
Fourth Quarter: October 1 – December 31	$45.68	$37.15
Fiscal Year 2010
First Quarter: January 1 – March 31	$42.00	$36.51
Second Quarter: April 1 – June 30	$41.72	$30.63
Third Quarter: July 1 – September 30 (through September 2, 2010)	$47.25	$29.92

The following table sets forth the closing price of our common stock, as reported on the New York Stock Exchange on August 17, 2010, the last full trading day before we publicly announced the signed merger agreement with Intel, and on September 2, 2010, the last full trading day before the filing of this proxy statement:

Common Stock Price
August 17, 2010	$29.92
September 2	$47.25

You are encouraged to obtain current market quotations for McAfee common stock in connection with voting your shares. Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information as of August 16, 2010 regarding beneficial ownership of our common stock by (a) each person who, to McAfee’s knowledge, beneficially owned more than five percent of the outstanding shares of our common stock as of that date, (b) each of our Named Executive Officers (as defined in Item 402 of Regulation S-K promulgated by the SEC), (c) each member of our board of directors, and (d) all directors and executive officers as a group.

Name and Address of Beneficial Owners(1)	Number of Shares Owned(2)	Right to Acquire(3)	Percent of Outstanding Shares(4)
David G. DeWalt(5)	225,000	475,521	*
Carl Bass	638	36,536	*
Thomas E. Darcy	638	36,536	*
Leslie G. Denend	2,309	85,563	*
Jeffrey A. Miller	2,541	25,881	*
Lorrie M. Norrington	1,689	4,040	*
Denis J. O’Leary	7,082	155,016	*
Robert W. Pangia	59	172,641	*
Charles J. Robel	2,309	70,563	*
Anthony Zingale	2,441	25,881	*
Albert A. “Rocky” Pimentel(6)	45,582	75,000	*
Mark D. Cochran	633	38,333	*
Michael P. DeCesare	61,767	89,583	*
Gerhard Watzinger	49,787	74,886	*
T. Rowe Price Associates, Inc.(7) 100 E. Pratt Street, Baltimore, MD 21202	19,692,359	—	12.95%
BlackRock, Inc.(8) 40 East 52nd Street, New York, NY 10022	19,014,908	—	12.50%
Capital Research Global Investors(9) 333 South Hope Street, Los Angeles, CA 90071	11,047,000	—	7.26%
All executive officers and directors as a group (17 persons)	435,617	1,421,501	1.21%

*	Less than one percent.
1.	Unless otherwise indicated, the address of each beneficial owner is c/o McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054.
2.	To our knowledge, each person has sole voting and investment power over the shares owned (or shares voting and/or investment power with such person’s spouse) unless otherwise noted.
3.	Consists of options that are currently exercisable or will become exercisable within 60 days of August 16, 2010 and restricted stock unit awards and performance stock unit awards that are scheduled to vest and settle within 60 days of August 16, 2010.
4.	The percentage of outstanding shares is based on 152,076,075 shares issued and outstanding as of August 16, 2010. However, for purposes of computing the percentage of outstanding shares of common stock beneficially owned by each person or group of persons, any shares which such person or group of persons has a right to acquire on or within 60 days of August 16, 2010 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage of beneficial ownership of any other person.
5.	Shares are beneficially owned by Mr. DeWalt on an indirect basis via the DeWalt Family Trust.
6.	Former Chief Operating Officer and Chief Financial Officer of McAfee, retired from such positions in fiscal year 2010.
7.

According to the amended Schedule 13G filed on February 12, 2010 by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended,

Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that is, in fact, the beneficial owner of such securities.
8.	According to the Schedule 13G filed on April 9, 2010 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial holder of and has sole dispositive power over 19,014,908 shares of our common stock and has sole voting power over 19,014,908 shares.
9.	According to the Schedule 13G filed on February 9, 2010 by Capital Research Global Investors (“Capital Research”). Capital Research is the beneficial holder of and has sole dispositive power over 11,047,000 shares of our common stock and has sole voting power over 6,702,000 shares.

OTHER MATTERS

We are currently not aware of any other business to come before the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the McAfee board of directors may recommend.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

We may deliver only one copy of this proxy statement to stockholders residing at the same address, unless our stockholders have notified us of their desire to receive multiple copies of the proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at a shared address to which only one copy was mailed. To request additional copies of this proxy statement, or to request to receive multiple or single copies of proxy statements at a shared address in the future, please mail your request to McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054, Attn: Investor Relations, or call Investor Relations at +1 (408) 346-5223.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to our Investor Relations page on our corporate web site at investor.mcafee.com (click on “SEC Filings”). Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed on February 26, 2010).

•	Quarterly Reports filed on Form 10-Q for the fiscal quarter ended March 31, 2010 (filed on May 7, 2010) and for the fiscal quarter ended June 30, 2010 (filed on August 6, 2010).

•

Current Reports filed on Form 8-K dated February 11, 2010 (filed on February 11, 2010), but not with respect to information disclosed under Item 2.02 therein; dated February 10, 2010 (filed on February 17, 2010); dated February 16, 2010 (filed on February 22, 2010); dated May 3, 2010 (filed on May 6, 2010); dated June 17, 2010 (filed on June 23, 2010); dated June 23, 2010 (filed on June 29, 2010); dated August 6 ,2010 (filed on August 12, 2010); dated August 18, 2010 (filed on August 19, 2010); and dated August 18, 2010 (filed on August 25, 2010).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by contacting Investor Relations by telephone at +1 (408) 346-5223, by mail at McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054, Attn: Investor Relations, or by e-mail at Investor-Relations@mcafee.com. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

INTEL CORPORATION,

JEFFERSON ACQUISITION CORPORATION

and

MCAFEE, INC.

Dated as of August 18, 2010

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2010 (this “Agreement”), among INTEL CORPORATION, a Delaware corporation (“Parent”), JEFFERSON ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MCAFEE, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of Common Stock, par value $0.01 per share, of the Company (collectively, the “Company Shares”) to be thereupon canceled and converted into the right to receive cash in an amount equal to $48.00 per Company Share (the “Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved and declared advisable this Agreement and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are executing and delivering to Parent Employment Agreements substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2 (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1.	DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to (in one transaction or a series of related transactions) any of the following (other than the Transactions): (i) any direct or indirect acquisition or purchase (including by any license or lease) by any Third Party of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute or generate fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis or (B) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis, (ii) any purchase or sale of, or tender offer or exchange offer by any Third Party for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis,

(iii) any recapitalization, liquidation or dissolution of the Company or any Company Subsidiary, other than a wholly-owned Company Subsidiary, or (iv) any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis, or involving the Company, if, as a result of any such transaction, the stockholders of the Company, as a group, immediately prior to the consummation of such transaction would hold less than eighty-five percent (85%) of the surviving or resulting entity of such transaction immediately after the consummation of such transaction. An Acquisition Proposal includes a Superior Proposal.

“Action” means any and all litigation, suits, actions, hearings (other than ex parte hearings not involving a party), proceedings, arbitrations and mediations by or before, or otherwise involving, any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, significant impediments to or lessening of competition, or the creation or strengthening of a dominant position through merger or acquisition.

“beneficial owner” has the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or California, or is a day on which banking institutions located in the State of New York or California are authorized or required by Law or other governmental action to close.

“Claim” means any and all allegations, claims, demands and causes of action.

“Company Intellectual Property” means any and all Intellectual Property Rights that are owned by (solely or jointly), or exclusively licensed to, the Company or any Company Subsidiary (or that the Company or any Company Subsidiary claims or purports to own).

“Company Products” means all services and products of the Company and the Company Subsidiaries.

“Company Restricted Stock” means Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company.

“Company Stock Option Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted any Company Stock Options, Company RSUs, Company PSUs and/or Company Restricted Stock, including plans under which awards assumed by the Company in connection with a merger or acquisition are still outstanding.

“Company Stock Options” means any option to purchase shares of the Company’s Common Stock granted under any Company Stock Option Plan.

“Continuing Employees” means all employees of the Company or any Company Subsidiary who (i) are offered and accept employment, prior to the Effective Time, by Parent or any subsidiary of Parent, (ii) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (iii) remain or become at the Effective Time employees of the Company or, outside the U.S., at the Effective Time remain or become employees of the Company, Parent or any subsidiary as required by applicable Law.

“Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, loan instrument, mortgage, lease, purchase or sales order, guarantee and any similar legally binding undertaking, commitment, pledge or understanding or arrangement, whether written, oral, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities by contract or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Current Government Contract” means any Government Contract that has not yet expired or terminated, or for which final payment has not been received.

“Current Government Contract Bids” means all quotations, bids and proposals for awards of new Government Contracts made by the Company or any Company Subsidiary for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company or a Company Subsidiary may yet be made.

“Environmental Laws” means any Law, including common law, or Order relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution or protection of the indoor or outdoor environment, health (as it relates to exposures to Hazardous Substances) or natural resources, or (iv) the European Union’s Directives on the Restriction of Hazardous Substances (RoHS), Waste Electrical and Electronic Equipment (WEEE) and Regulation (EC) No. 1907/2006 (REACH).

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary and that, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five (5) year period prior to the Effective Time with (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) organization, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, mediators, alternative dispute resolution organizations and stock exchanges).

“Hazardous Substances” means (i) those substances, materials, contaminants or wastes defined in or regulated as “hazardous”, “toxic” or “radioactive” under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) polychlorinated biphenyls, friable asbestos and radon, (v) any other contaminant, and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, carcinogenic, mutagenic or radioactive by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials, (iii) customer, vendor and distributor lists, contact and registration information and correspondence, (iv) specifications, designs, models, devices, prototypes, schematics and development tools, (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”), (vi) databases and other compilations and collections of data or information (“Databases”), (vii) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”), (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”), (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”), and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents, (ii) Copyrights, (iii) other rights with respect to Software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to Domain Names, including registrations thereof and applications therefor, (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person, (viii) rights with respect to Databases, including registrations thereof and applications therefor, (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (x) any rights equivalent or similar to any of the foregoing.

“knowledge of the Company” means the actual knowledge of the directors, executive officers and individuals of the Company set forth in Schedule 1.1, in each case, assuming due investigation or inquiry by such person of such other individuals of the Company and the Company Subsidiaries who would reasonably be expected to have knowledge of the relevant matter.

“knowledge of Parent or Merger Sub” means the actual knowledge of the individuals of the Parent set forth in Schedule 1.1, in each case assuming due investigation or inquiry by such person of such other individuals of the Parent and the Merger Sub who would reasonably be expected to have such knowledge of the relevant matter.

“Law” means any U.S. or non-U.S. law (statutory, common or otherwise), including any constitution, statute, convention, ordinance, regulation, rule, code or executive order of a Governmental Authority.

“Liens” means any liens, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other charges of any kind.

“Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on, (x) the business, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the Company’s ability to timely consummate the Merger and the other Transactions in accordance with the terms of this Agreement or to perform any of its obligations under this Agreement; provided, however, that with respect to clause (x) above, no event, condition, circumstance, development, state of facts, change or effect (by itself or when aggregated with any and all other events, conditions, circumstances, developments, states of facts, changes and effects) to the extent arising out of or resulting from any of the following shall be taken into account in determining whether a “Material Adverse Effect” has occurred or may or would occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which the Company and the Company Subsidiaries operate; (ii) general economic conditions (or changes after the date hereof in such conditions) in the U.S. or any other country in the world; (iii) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (iv) political conditions (or changes after the date hereof in such conditions) in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (v) acts of God, natural disasters, weather conditions or other calamities occurring after the date hereof; (vi) the announcement or pendency of this Agreement, including, to the extent arising out of or resulting therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) Contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of the Company or any Company Subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (B) the loss or departure of any officers or other employees of the Company or any Company Subsidiaries, or (C) any decline or other degradation in the Company’s or any Company Subsidiary’s customer bookings; (vii) the taking of any action required by this Agreement, or the failure to take any action to which Parent has approved or consented in writing or otherwise requested in writing; (viii) the failure to take any action specifically prohibited by Section 5.1, (ix) changes after the date hereof in Law or other legal or regulatory conditions (or the interpretation thereof) or changes after the date hereof in GAAP or other accounting standards (or the interpretation thereof), (x) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition), (xi) any failure by the Company to meet any analysts’ estimates or projections of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition), and (xii) any Actions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) against the Company or any of its directors or officers arising out of this Agreement, the Merger or any other Transactions; provided, however that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (ix) of the foregoing proviso shall not apply solely to the extent that the Company and the Company Subsidiaries are disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which the Company and the Company Subsidiaries operate.

“Open Source” means Software or similar subject matter that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof). Open Source Software includes Software distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, Common Public License and other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative.

“Order” means any injunction, writ. judgment, decree, determination, ruling or other order of a Governmental Authority.

“parties” means Parent, Merger Sub and the Company.

“Patents” means any and all U.S. and foreign patent rights, including, without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

“Permitted Liens” means any of the following: (i) Liens for Taxes and governmental assessments, charges or levies either not yet delinquent or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the 2010 Balance Sheet in accordance with GAAP, as adjusted for the passage of time in the ordinary course of business; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising in the ordinary course of business; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of the Company Subsidiaries; (vii) statutory, contractual or common law liens of landlords; and (viii) Liens on the landlord’s interest in the underlying Real Property.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Registered Company Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are registered, recorded, or filed by, for, under authorization from, or in the name of (or assigned to) the Company or any Company Subsidiary.

“Representative” means, in respect of any person, the directors, officers, employees, authorized agents (including financial and legal advisors) and other authorized representatives of such person.

“Required Company Vote” means the affirmative vote of the holders of a majority of the outstanding Company Shares in favor of the adoption of this Agreement.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

“subsidiary” or “subsidiaries” means, in respect of any person, (i) a corporation that is controlled or more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one of more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, (ii) a partnership of which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership or has the power to direct the policies, management and affairs thereof.

“Tax” or “Taxes” means (i) all federal, state, local, non-U.S. and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, any penalties or additions to tax with respect thereto, whether disputed or not, including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority, (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation Contract or any other express or implied agreement to indemnify any other person.

“Tax Returns” means all returns and reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be supplied to a Governmental Authority (or any agent thereof) relating to Taxes.

“Third Party” means any person other than Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.

“Top Customer” means a top ten (10) customer of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended June 30, 2010, as set forth in Section 1.1(t) of the Disclosure Schedule.

“Top Distributor” means a top ten (10) distributor of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended June 30, 2010, as set forth in Section 1.1(t) of the Disclosure Schedule.

“Top Reseller” means a top ten (10) reseller of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended June 30, 2010, as set forth in Section 1.1(t) of the Disclosure Schedule.

“Top Supplier” means a top ten (10) supplier of products or services to the Company or any Company Subsidiary based on expenditures during the twelve (12) months ended June 30, 2010, as set forth in Section 1.1(t) of the Disclosure Schedule.

“U.S.” means United States of America.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2010 Balance Sheet	3.7(c)

Acquisition Agreement	6.3(b)

acquisition transactions	5.1(f)

Agreement	Preamble

Antitrust Division	6.10(a)

Blue Sky Laws	3.5(b)

Book-Entry Shares	2.6

Certificate of Merger	2.2

Certificates	2.6

Change in Recommendation	6.3(b)

Closing	2.2

Closing Date	2.2

Code	2.10

Company	Preamble

Company Board	Recitals

Company Board Recommendation	3.4(b)

Company COC Plan	5.2(a)

Company COC Retention Agreements	5.2(b)

Company ESPP	2.7(h)

Company Financial Advisor	3.27

Company Financial Statements	3.7(b)

Company Intellectual Property Agreements	3.14(k)

Company Leased Real Property	3.13(c)

Company Material Contracts	3.17(a)

Company Owned Real Property	3.13(b)

Company Preferred Stock	3.3(a)

Company PSUs	2.7(e)

Company Real Property Lease	3.13(c)

Company Required Approvals	3.5(b)

Company Restricted Stock award	2.7(g)

Company RSUs	2.7(c)

Company Securities	3.3(c)

Company Shares	Recitals

Company Subsidiary	3.1(b)

Company Subsidiary Securities	3.3(f)

Defined Term	Location of Definition
Confidentiality Agreement	6.2(b)

Continuing Option	2.7(a)

Continuing PSU	2.7(e)

Continuing RSU	2.7(c)

Credit Facilities	5.3

Current Offering Period	2.7(h)

Current Premium	6.5(c)

D&O Insurance	6.5(c)

Databases	1.1

Designated Superior Proposal	6.3(b)(x)(1)

DGCL	Recitals

Disclosure Schedule	Article 3

Dissenting Company Shares	2.8(a)

Domain Names	1.1

DTC	2.9(b)

Effective Time	2.2

Employment Agreements	Recitals

Environmental Permits	3.16

ERISA	3.10(a)

Exchange Ratio	2.7(a)

Expenses	8.3(b)

Fee	8.3(a)(iv)

Final Purchase	2.7(h)

FTC	6.10(a)

GAAP	3.7(b)

Government Official	3.24(a)

Grant Date	3.3(e)

HSR Act	3.5(b)

Indemnification Agreements	6.5(b)

Indemnified Person	6.5(a)

IRS	3.10(a)

Intervening Event	6.3(b)(y)

Merger	Recitals

Merger Consideration	Recitals

Merger Sub	Preamble

Multiemployer Plan	3.10(b)

Multiple Employer Plan	3.10(b)

NASDAQ	2.7(a)

Defined Term	Location of Definition
Non-U.S. Benefit Plan	3.10(h)

Notice of Designated Superior Proposal	6.3(b)

NYSE	3.18

Outside Date	8.1(b)

Parent	Preamble

Parent Common Stock	2.7(a)

Paying Agent	2.9(a)

Permits	3.6

Plans	3.10(a)

Proxy Statement	3.12

SEC Reports	3.7(a)

Securities Act	3.7(a)

SOX	3.7(a)

Specified Governmental Authorities	6.10(a)

Stockholders’ Meeting	6.1(c)

Superior Proposal	6.3(a)

Surviving Corporation	Recitals

Takeover Law	6.6

Terminating Option	2.7(b)

Terminating PSU	2.7(f)

Terminating RSU	2.7(d)

Trademarks	1.1

Trade Secrets	1.1

Transactions	Recitals

2010 Balance Sheet	3.7(c)

US Plans	3.10(a)

WARN Act	3.11(d)

Works of Authorship	1.1

2.	THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in Article 7 and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

2.2 Effective Time; Closing. The closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than two (2) business days, following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, or such other place as the parties shall agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties shall cause the

Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; By-laws.

(a) At the Effective Time, subject to the provisions of Section 6.5(b), the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law and such Certificate of Incorporation; provided that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is McAfee, Inc.”

(b) At the Effective Time, subject to the provisions of Section 6.5(b), the By-laws of the Surviving Corporation shall be amended and restated to conform to the By-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of a certificate or certificates (the “Certificates”) evidencing the Company Shares or non-certificated shares of Company Shares represented by book-entry on the records of the Company or the Company’s transfer agent (the “Book-Entry Shares”):

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Company Shares) shall be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the Merger Consideration, payable to the holder of such Company Share, in the manner provided in Section 2.9. If, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate for all purposes of this Article 2.

(b) Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.7 Company Stock Options; Company RSUs; Company PSUs; Company Restricted Stock; Company ESPP.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each Company Stock Option outstanding immediately prior to the Effective Time that is held by a Continuing Employee and not described in the following sentence (a “Continuing Option”) will be assumed by Parent. A Company Stock Option shall not be considered a Continuing Option if the Company Stock Option is subject to the Laws of a non-U.S. jurisdiction and Parent determines the Company Stock Option may not be converted into a Continuing Option (i) under a Law of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making commercially reasonable efforts), (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Parent’s administrative practices with respect to equity awards. Parent will notify the Company at least twenty (20) days prior to the Effective Time of the Company Stock Options that will not be Continuing Options pursuant to the previous sentence. Each Continuing Option assumed by Parent will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (as such terms and conditions have been amended in accordance with Section 5.2), including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing Option or to which the holder consents and except that (X) each Continuing Option will be exercisable for a number of validly issued, fully paid and non-assessable shares of common stock of Parent (the “Parent Common Stock”) equal to the product of the number of Company Shares that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by a quotient obtained by dividing (A) the Merger Consideration by (B) the average closing price of Parent Common Stock on the NASDAQ Global Select Market (the “NASDAQ”) for the five (5) trading days immediately preceding (but not including) the Closing Date (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock, (Y) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Continuing Option will be equal to the quotient determined by dividing the per share exercise price for such Continuing Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (Z) all references to the “Company” in the applicable Company Stock Option Plans and the stock option agreements will be references to Parent. It is the intention of the parties that each Company Stock Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Stock Option qualified as an incentive stock option prior to the Effective Time.

(b) Each Company Stock Option that is not a Continuing Option (a “Terminating Option”) shall in each case be canceled at the Effective Time and shall be converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of Company Shares subject to such Terminating Option (after giving effect to any acceleration provided under the terms of the applicable Company Stock Option Plan under which the Company Stock Option was granted, the applicable stock option agreement, and any other Plan disclosed in Section 3.10(a) of the Disclosure Schedule as such Plan is amended in connection with this Agreement), less all applicable deductions and withholdings required by Law to be withheld in respect of such payment.

(c) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Company RSUs, each outstanding restricted stock unit under the Company Stock Option Plans (such restricted stock units, the “Company RSUs”) that is then outstanding, unvested and held by a Continuing Employee and not described in the following sentence (a “Continuing RSU”) will be assumed by Parent. A Company RSU shall not be considered a Continuing RSU if the Company RSU is subject to the Laws of a non-U.S. jurisdiction and Parent determines the Company RSU may not be converted into a Continuing RSU (i) under a Law of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making commercially reasonable efforts), (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Parent’s administrative practices with respect to equity awards. Parent will notify the Company at least twenty (20) days prior to the Effective Time of the Company RSUs that will not be Continuing RSUs pursuant to the previous sentence. Each Continuing RSU assumed by Parent will continue to have, and be subject to, the same terms and conditions of such Company RSU immediately prior to the Effective Time (as such terms and conditions have been amended in accordance with Section 5.2), including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing RSU or to which the holder consents and except that (A) each Company RSU shall cover a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of the number of Company Shares that would be issuable under the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) all references to the “Company” in the applicable Company Stock Option Plans and restricted stock unit agreements will be references to Parent. Each Company RSU (or any portion thereof) that vests and becomes settleable by its terms at the Effective Time will not be assumed, but will instead be converted into the right to receive, in exchange for the cancellation of such Company RSU (or portion thereof), an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of Company Shares subject to such Company RSU (or settleable portion thereof) immediately prior to the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

(d) By virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Company RSUs, each Company RSU that is not a Continuing RSU outstanding immediately prior to the Effective Time shall be canceled at the Effective Time (each, a “Terminating RSU”). Each holder of a Terminating RSU (after giving effect to any acceleration provided under the terms of the applicable Company Stock Option Plan under which the Company RSU was granted, the applicable restricted stock unit agreement, and any other Plan disclosed in Section 3.10(a) of the Disclosure Schedule as such Plan is amended in connection with this Agreement) shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of Company Shares subject to each Terminating RSU, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment.

(e) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Company PSUs, each outstanding performance stock unit under the Company Stock Option Plans (such performance stock units, the “Company PSUs”) that is then outstanding, unvested and held by a Continuing Employee and not described in the following sentence (a “Continuing PSU”) will be assumed by Parent. A Company PSU shall not be considered a Continuing PSU if the Company PSU is subject to the Laws of a non-U.S. jurisdiction and Parent determines the Company PSU may not be converted into a Continuing PSU (i) under a Law of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making commercially reasonable efforts), (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Parent’s administrative practices with respect to equity awards. Parent will notify the Company at least twenty (20) days prior to the Effective Time of the Company PSUs that will not be Continuing PSUs pursuant to the previous sentence. Each Continuing PSU assumed by Parent will continue to have, and be subject to, the same terms and conditions of such Company PSU immediately prior to the Effective Time (as such terms and conditions have been amended in accordance with Section 5.2), including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing PSU or to which the holder consents and except that (A) each Company PSU shall cover a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of the number of Company Shares that would be issuable under the Company PSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) all references to the “Company” in the applicable Company Stock Option Plans and performance stock unit agreements will be references to Parent. Each Company PSU (or any portion thereof) that vests and becomes settleable by its terms at the Effective Time will not be assumed, but will instead be converted into the right to receive, in exchange for the cancellation of such Company PSU (or portion thereof), an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of Company Shares subject to such Company PSU (or settleable portion thereof) immediately prior to the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

(f) By virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Company PSUs, each Company PSU that is not a Continuing PSU outstanding immediately prior to the Effective Time shall be canceled at the Effective Time (each, a “Terminating PSU”). Each holder of a Terminating PSU (after giving effect to any acceleration provided under the terms of the applicable Company Stock Option Plan under which the Company PSU was granted, the applicable performance stock unit agreement and any other Plan disclosed in Section 3.10(a) of the Disclosure Schedule as such Plan is amended in connection with this Agreement) shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to each Terminating PSU, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment.

(g) By virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, each Company Restricted Stock award under the Company Stock Option Plans outstanding immediately prior to the Effective Time (such restricted stock award, the “Company Restricted Stock award”) will accelerate and become fully vested as of immediately prior to but effective as of the Effective Time. Each share of Company Restricted Stock that vests in accordance with the preceding sentence shall be treated as a Company Share for purposes of Section 2.6.

(h) Prior to the Effective Time, the 2002 Employee Stock Purchase Plan (the “Company ESPP”) shall be terminated. Unless the offering period underway as of the date hereof under the Company ESPP (the “Current Offering Period”) terminates by its terms prior to the Effective Time, the rights of participants in the Company ESPP with respect to the Current Offering Period shall be determined by treating a business day prior to the Effective Time as the last day of the Current Offering Period and by making such other pro rata adjustments as may be necessary to reflect the shortened Current Offering Period, but otherwise treating such shortened Current Offering Period as a fully effective and completed offering period for all purposes under the Company ESPP (the “Final Purchase”). The Company shall take all actions necessary with respect to the Company ESPP so that (i) no offering periods or purchase periods shall be commenced following or in addition to the Current Offering Period, (ii) no payroll deductions or other contributions shall be made or effected after the Current Offering Period with respect to the Company ESPP, (iii) notice shall be given to participants in the Company ESPP as soon as administratively practicable following the date hereof describing the Final Purchase and the termination of the Company ESPP pursuant to this Section 2.7(h) following the Final Purchase, and (iv) the Company ESPP shall terminate effective upon the Effective Time.

(i) Prior to the Effective Time, the Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Stock Option Plan describing the treatment of such award in accordance with this Section 2.7.

(j) Parent shall take such actions as are necessary for the assumption of Company Stock Options, Company RSUs and Company PSUs, including the reservation, issuance and listing of Parent Common Stock, as is necessary to effectuate the transactions contemplated by this Section 2.7. Parent shall prepare and file with the SEC a registration statement on Form S-8 (to the extent available) with respect to the Parent Common Stock subject to such Continuing Options, Continuing RSUs and Continuing PSUs and shall use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable (and in no event later than twenty (20) days) following the Closing Date. It is intended that the assumption of the Continuing Options assumed by Parent shall comply with Sections 409A and 424 of the Code and this Section 2.7 shall be construed consistent with such intent.

2.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal for such Company Shares in accordance with Section 262 of the DGCL and not effectively withdrawn or lost their rights to appraisal of such Company Shares under Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into or represent the right to receive the Merger Consideration. From and after the Effective Time, a holder of Dissenting Company Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the Certificate or Certificates that formerly evidenced such Dissenting Company Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments, notices, petitions, or other communications received from stockholders or provided to stockholders by the Company with respect to any Dissenting Company Shares or shares claimed to be Dissenting Company Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Payment of any amount payable to the holders of Dissenting Company Shares shall be the obligation of the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.9 Surrender of Company Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of funds to which holders of Company Shares shall become entitled pursuant to Section 2.6(a). From time to time after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 2.6(a). The Paying Agent shall make payment of the funds to holders of Company Shares in accordance with this Section 2.9. Such funds shall be invested by the Paying Agent as directed by Parent or (after the Effective Time) the Surviving Corporation, and any and all interest earned on the funds shall be paid by the Paying Agent to Parent or (after the Effective Time) the Surviving Corporation. Parent shall bear and pay all charges and expenses, including those of Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.

(b) Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or transfer of Book-Entry Shares, as the case may be, to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares, as the case may be, pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate or transfer of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of the Company Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly evidenced by such Certificate or Book-Entry Shares, and such Certificate or Book-Entry Shares so transferred shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate or the holder of any Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Shares so transferred is registered on the stock transfer books of the Company or the systems of The Depository Trust Company (“DTC”), as the case may be, it shall be a condition of payment that the Certificate so surrendered or the Book-Entry Shares so transferred shall be endorsed properly or otherwise be in proper form for transfer, and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or Book-Entry Shares so transferred shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates or the Book-Entry Shares so transferred shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates or the Book-Entry Shares so transferred.

(c) At any time following the sixth (6) month after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or at its direction any funds which had been made available to the Paying Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them or the due transfer of the Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder of a Company Share for any Merger Consideration delivered in respect of such Company Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Law.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable and customary amount as Parent may require as indemnity against claims that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof, pursuant to this Agreement.

2.10 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to Article 2 to any holder of Company Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

2.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement (the “Disclosure Schedule”) (provided, however, that any such disclosure shall qualify only the disclosure under the section or subsection number referred to in the Disclosure Schedule and any other section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent, on its face, that such disclosure should also qualify such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights.

(c) Except for the Company Subsidiaries and GDX KK, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity; provided, however, that the Company has passive investments in mutual funds or other similar passive investments solely for money management purposes in the ordinary course.

3.2 Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 Company Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).

(b) As of the close of business on August 16, 2010:

(i) 152,076,075 Company Shares were issued and outstanding, 42,569 shares of which were shares of Company Restricted Stock;

(ii) 37,401,849 Company Shares were held in the treasury of the Company;

(iii) no Company Shares were held by any Company Subsidiary;

(iv) 9,577,874 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 5,079,885 Company Shares were exercisable;

(v) 1,680,487 Company PSUs were outstanding;

(vi) 3,395,556 Company RSUs were outstanding;

(vii) 2,867,623 Company Shares were reserved for issuance under the Company ESPP; and

(viii) no shares of Company Preferred Stock were issued or outstanding.

All outstanding Company Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights.

(c) Except for changes since the close of business on August 16, 2010 resulting from the exercise of Company Stock Options or the vesting of Company RSUs or Company PSUs outstanding on such date or actions taken after such date in compliance with this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (ii) shares of capital stock of, or other voting securities or ownership interests in, the Company, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”), other than as described in Section 3.3(b). All Company Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other Company Securities, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person that would be material to the Company and the Company Subsidiaries, taken as a whole.

(e) Section 3.3(e) of the Disclosure Schedule sets forth a listing of (i) all equity plans and subplans of the Company, (ii) all outstanding Company Stock Options, Company Restricted Stock, Company PSUs and Company RSUs as of August 16, 2010, (iii) the date of grant and name of holder of each Company Stock Option, Company Restricted Stock, Company PSU, Company RSU and the vesting schedule thereof, and (iv) with respect to Company Stock Options: (x) the portion of which that is vested as of August 16, 2010, and if applicable, the exercise price or repurchase price therefor, and (y) whether or not such Company

Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Option Plan and all other applicable Law; each such grant intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies; and the per share exercise price of each Company Stock Option was not less than the fair market value of a Company Share on the applicable Grant Date.

(f) Except for securities owned by the Company and/or any Company Subsidiary, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Subsidiary or obligating any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Company Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Subsidiary Securities”). Each outstanding share of capital stock of each Company Subsidiary is owned by the Company or another Company Subsidiary free and clear of all Liens or Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.

3.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Company Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Company Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held on August 18, 2010, at which all of the directors of the Company were present, unanimously (i) determined that the Merger is fair to, and in the best interests of the holders of Company Shares, (ii) approved and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL), (iii) resolved to recommend that the holders of Company Shares adopt this Agreement (clause (i) – (iii) collectively, the “Company Board Recommendation”), and (iv) adopted a resolution causing none of the Company, any of the Transactions or this Agreement to be subject to any restriction set forth in any state takeover Law or similar Law that might otherwise apply, which actions and resolutions have not been subsequently rescinded, modified or withdrawn in any way (other than as permitted by this Agreement).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the Required Company Vote, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents listed in Section 3.5(a) of the Disclosure Schedule, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under, any Company Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (x) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” Laws (“Blue Sky Laws”), (y) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and similar requirements in foreign countries under applicable Antitrust Laws, and (z) filing and recordation of the Certificate of Merger pursuant to the DGCL (collectively, the “Company Required Approvals”), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a Material Adverse Effect.

3.6 Permits; Compliance. Each of the Company and the Company Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened in writing, and (ii) there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both). Neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary has been since June 30, 2007, in conflict with, or in default, breach or violation of, (i) any material Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, since June 30, 2007, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority alleging that it is not in compliance in all material respects with any Law or Order.

3.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents required to be filed by it with the SEC since June 30, 2007 (such documents filed since June 30, 2007, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (i) complied, or if filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof, at the time of filing will not contain, any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements contained in the SEC Reports (collectively, the “Company Financial Statements”) (i) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, or will fairly present, as the case may be, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as at June 30, 2010, including the notes thereto (the “2010 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, except for (i) liabilities and obligations incurred in the ordinary course of business in amounts consistent with past practice since the date of the 2010 Balance Sheet, (ii) liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) liabilities and obligations under executory Contracts to which the Company or any Company Subsidiary is a party, other than as a result of a breach thereunder, and (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions. Neither the Company nor any Company Subsidiary has any indebtedness for borrowed money outstanding as of the date hereof (other than any indebtedness owed to the Company or a Company Subsidiary). Section 3.7(c)-1 of the Disclosure Schedule lists all obligations of the Company and the Company Subsidiaries outstanding as of the date hereof in respect of interest rate and currency obligations, swaps, hedges or similar arrangements that are material to the Company and the Company Subsidiaries, taken as a whole.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements or any SEC Report.

(f) The Company maintains a system of internal controls over financial reporting and accounting sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are sufficient in all material respects to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(h) The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2009, and such assessment concluded that such controls were effective. Since June 30, 2007 , the Company has disclosed to the Company’s outside auditors and the audit committee of the Company (and made copies of such disclosures available to Parent) (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since June 30, 2007, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(i) There are no outstanding unresolved comments with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since June 30, 2007, there has been no material written complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since June 30, 2007, no current or former attorney representing the Company or any of the Company Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(j) To the knowledge of the Company, since June 30, 2007, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation or possible violation of any Law of the type described in Section 806 of SOX.

(k) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the knowledge of the Company, since June 30, 2007, there have been no material violations of provisions of the Company’s code of ethics by any such persons.

3.8 Absence of Certain Changes or Events. Since the date of the 2010 Balance Sheet through the date hereof, except as contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice. Since the date of the 2010 Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) none of the Company or any of the Company Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1(d), (e), (f)(iv), (f)(v), (i), (j), (k) or (n).

3.9 Absence of Litigation. As of the date hereof, there is (a) no Action or, to the knowledge of the Company, Claim pending and, (b) to the knowledge of the Company, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, that (A) would have, individually or in the aggregate, a Material Adverse Effect or (B) will cause or require (or purports to cause or require) Parent or any of its affiliates (other than the Company or any Company Subsidiary) to (x) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property Rights owned by Parent or any of its affiliates, or (y) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any settlement agreement or similar written agreement with any Governmental Authority, or any Order of any Governmental Authority that would prevent or materially delay consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are not currently pending, nor have there been since June 30, 2007, any internal investigations conducted by the Company, the Company Board (or any committee thereof) or, to the knowledge of the Company, any Third Party at the request of any of the foregoing concerning any financial, accounting, tax or other misfeasance or malfeasance, conflict of interest, illegal activity, or fraudulent or deceptive conduct involving the Company, any of the Company Subsidiaries or their respective officers or employees. As of the date hereof, there is no material Action that the Company or any Company Subsidiary intends to initiate.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts to which the Company or any ERISA Affiliate is a party (except for (i) offer letters for employees hired and based in the United States that provide for at-will employment and can be terminated without material cost or liability to the Company and its Subsidiaries and (ii) offer letters for employees hired and based in locations outside of the United States that can be terminated without material cost or liability to the Company and its Subsidiaries), with respect to which the Company or any ERISA Affiliate has or could have any obligation or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any individual consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee, director or consultant of the Company or any Company Subsidiary, including any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (except for agreements that can be terminated without material cost or liability to the Company and its Subsidiaries)(collectively, the “Plans” and all Plans, excluding Plans not subject to U.S. Law, the “US Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan (except for individual written offer letters providing for at-will employment, Company Stock Option, Company RSU, Company Restricted Stock award, or Company PSU, in which case only forms of such agreements have been made available to Parent, unless such individual agreements materially differ from such forms), including as applicable (A) a copy of each trust or other funding arrangement, (B) each most recent summary plan description and summary of material modifications, (C) all annual reports on Internal Revenue Service (“IRS”) Form 5500 filed within the past three (3) years, (D) the most recently received IRS determination letter for each such Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. There are no material oral Plans. Except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code. None of the Plans (i) provides for the payment of material separation, severance, termination or similar type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. Neither the Company nor any Company Subsidiary has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof). There is no written or unwritten Contract, plan, arrangement or other contract by which the Company or any Company Subsidiary is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state Law.

(c) Each Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of, and to the knowledge of the Company, there is no default or violation by any party to, any Plan, except for any such non-performance, default or violation that would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary. No Action that could, individually or in the aggregate, result in material liability to the Company or any Company subsidiary, is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course of business) and no fact or event exists that reasonably could be expected to give rise to any such Action.

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such US Plan for which determination letters are currently available that such US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and each trust established in connection with any US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such US Plan or the exempt status of any such trust or materially increase any such US Plan’s costs.

(e) Except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Plan. Except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability.

(f) Except as would not , individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, all contributions, premiums or payments required to be made with respect to any US Plan have been made on or before their due dates. Except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, all such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could be expected to give rise to any such challenge or disallowance.

(g) Section 3.10(g) of the Disclosure Schedule sets forth each Plan that provides any compensation that could be deemed deferred compensation within the meaning of Section 409A of the Code, and each such Plan is in material compliance with Section 409A of the Code. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(h) In addition to the foregoing, with respect to each plan, program or arrangement described in Section 3.10(a) that is not subject to U.S. Law (a “Non-U.S. Benefit Plan”), except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary:

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(i) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan, according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. Each Non-U.S. Benefit Plan is now, and always has been, operated in material compliance with all applicable Laws.

3.11 Labor and Employment Matters.

(a)    (i) As of the date hereof, there are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees.

(ii) Except with respect to employees located in Brazil and France, neither the Company nor any Company Subsidiary is, and for the two (2) year period prior to the date hereof has been, a party to any collective bargaining agreement, works council agreement, or similar labor union agreement. Except with respect to employees located in Brazil and France, to the knowledge of the Company, none of the employees of the Company or any Company Subsidiary is represented by any labor organization, and there are no activities or proceedings of any labor union to organize any such employees.

(iii) There are no material union grievances outstanding against the Company or any Company Subsidiary; nor are there any unfair labor practice complaints pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority, or any current union representation questions involving employees of the Company or any Company Subsidiary.

(iv) Except as would not result in a material liability to the Company, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary as either “independent contractors” (or comparable status in the case of a foreign Company Subsidiary) or “employees” as the case may be, and, at the Effective Time, with respect to those individuals still performing consulting services for the Company or the Company Subsidiary as of the Effective Time, such individuals will qualify for such classification. Except as would not result in a Material Adverse Effect solely with respect to the pending action listed in Section 3.11(a)(i) of the Disclosure Schedule, and otherwise as would not result in material liability to the Company, all individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws.

(v) Except with respect to Brazil and France, there is no strike, slowdown, work stoppage or lockout, or other labor dispute or union organizing effort or similar activity pending as of the date hereof or, to the knowledge of the Company, threatened as of the date hereof, no consent of any labor union is required to consummate the Transactions, and there is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the Transactions.

(b) The Company and the Company Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination and redundancy, and the Company and the Company Subsidiaries are not materially liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. As of the date hereof, there is no charge or other Action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission, any court, or any other Governmental Authority with respect to the employment practices of the Company or any Company Subsidiary, other than charges or Actions, individually or in the aggregate, that would not (i) prevent or materially delay consummation of the Merger or (ii) if adversely determined, result in material liability to the Company or any Company Subsidiary. The employment of each employee of the Company and the Company Subsidiaries is terminable at will without material cost or liability to the Company or its Subsidiaries.

(c) The Company has provided to Parent a complete and accurate list of each current employee providing services to the Company or any Company Subsidiary and the country (and state, for those located in the U.S.) in which each such employee is based and primarily performs his or her duties or services (except where the disclosure of such information would be prohibited by data privacy/protection Laws without the employee’s consent). As of the date hereof, no employee employed pursuant to any of the Top Three Tiers (1, 2A, 2B, or 3) of employment agreements with the Company reflected in Section 3.11(c)(B) of the Disclosure Schedule has terminated or has advised the Company or any Company Subsidiary of his or her intention to terminate his or her relationship or status as an employee of the Company or any Company Subsidiary for any reason, including because of the consummation of the Transactions. The Company has made available to Parent a true and correct copy of the form of each of the three tiers of employment agreement with officers and key employees and the form of consultant agreement.

(d) The Company and the Company Subsidiaries are in material compliance with the Worker Readjustment and Notification Act, 29 U.S.C. §2101 and all applicable Laws regarding redundancies, reductions in force, mass layoffs and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority (collectively, the “WARN Act”). No reduction in the notification period under the WARN Act is being relied upon by the Company.

3.12 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) shall not, on the date first mailed to the stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their Representatives for inclusion in the Proxy Statement or any other document required to be filed by the Company with the SEC or disseminated to the Company’s stockholders in connection with this Agreement and the Transactions.

3.13 Property and Leases.

(a) The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the 2010 Balance Sheet that are material to the Company and the Company Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business) free of any Liens, other than Permitted Liens. The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b) Section 3.13(b) of the Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of the Company Subsidiaries (“Company Owned Real Property”). The Company and/or the Company Subsidiaries have good, valid and marketable title in fee simple to all Company Owned Real property, free and clear of all Liens of any nature whatsoever except Permitted Liens. There are no outstanding options or other contractual rights to purchase, lease or use, or rights of first refusal to purchase, the Company Owned Real Property or any portion thereof or interests therein or contracts relating to the right to receive any portion of the income or profits from the sale, operation or development thereof. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Owned Real Property are adequate and suitable in all material respects for the purpose of conducting the Company’s business as presently conducted, and the operation thereof as presently conducted is not in violation in any material respect of any applicable building code, zoning ordinance or other applicable Law or Orders.

(c) Section 3.13(c) of the Disclosure Schedule sets forth a complete and accurate list of all leases of real property greater than 10,000 square feet (a “Company Leased Real Property”) to which the Company or any Company Subsidiary is a party (“Company Real Property Lease”). Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the leased property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable lease term. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Leased Real Property are adequate and suitable in all material respects for the purpose of conducting the Company’s business as presently conducted, and the operation thereof as presently conducted is not in violation in any material respect of any applicable building code, zoning ordinance or other applicable Law or Order.

3.14 Intellectual Property.

(a) Schedule of Registered Intellectual Property. Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list of all material Registered Company Intellectual Property. The Company and the Company Subsidiaries have taken commercially reasonable efforts to prosecute, register, and maintain all material Registered Company Intellectual Property. The Company and/or one of the Company Subsidiaries is the sole owner of each item of (i) material Registered Company Intellectual Property and (ii) material unregistered Copyrights in the Company Intellectual Property for Software included in the material Company Products. All material Company Intellectual Property is free and clear of material Liens.

(b) Trademarks. The Company and the Company Subsidiaries have taken commercially reasonable actions to police all material Trademarks included in the Company Intellectual Property against unauthorized use by Third Parties.

(c) Rights to Intellectual Property Ordered or Awarded. Neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that is reasonably expected to require the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any material Company Intellectual Property or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.

(d) No Proceedings. Within 24 months prior to date hereof, the Company has not received notice that any Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation, or proceeding regarding invalidity or unenforceability in the U.S. and, to the knowledge of the Company, no such action has been threatened.

(e) Trade Secrets. The Company and the Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken commercially reasonable steps to protect their rights in and to their material Trade Secrets.

(f) Employees, Consultants, & Contractors.

(i) The Company and the Company Subsidiaries have, and use reasonable commercial efforts to enforce, policies requiring each employee, consultant and contractor who is involved in the development of material Intellectual Property to execute proprietary information, confidentiality and assignment agreements appropriate for the jurisdiction in which such employees, officers, consultants and contractors reside and work.

(ii) Neither the Company nor any Company Subsidiary is a party to and bound by any Contract that materially prohibits or restricts a group of their employees (a) from certain work assignments or moving within, between, or among the Company, any Company Subsidiary, and its or their affiliates (and its and their organization or business units), (y) from performing any services for or working with any Third Party, or (z) from engaging in any activities or performing any work related to any particular technology or product, to the extent each of the foregoing prohibitions or restrictions, individually or in the aggregate, are material to the business of the Company or any Company Subsidiary.

(g) Enforceability, Validity of Intellectual Property. To the knowledge of the Company, there are no specific facts or circumstances that the Company reasonably expects would render invalid or unenforceable any material Registered Company Intellectual Property. In the 36 months preceding the date hereof, neither the Company nor any Company Subsidiary located in the United States has received any Claim from a Third Party challenging the priority, ownership, validity or enforceability of any material Registered Company Intellectual Property in the United States.

(h) No Infringement or Misappropriation of Company Intellectual Property. To the knowledge of the Company, the Company does not have any specific information that any person is, in any material respect, infringing, misappropriating, using or disclosing without authorization, or otherwise violating in a material respect any material Company Intellectual Property. Within 36 months prior to date hereof, neither the Company nor any Company Subsidiary has made any Claim with respect to infringement or misappropriation of any material Company Intellectual Property against any person.

(i) Infringement by Company. To the specific knowledge of the Company, none of the Company, any Company Subsidiary, or any Company Product infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction where such infringement, misappropriation, or violation would, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole. Within 24 months prior to date hereof, neither the Company nor any Company Subsidiary has received any Claim, or notice of any Action, alleging any of the foregoing.

(j) [Reserved.]

(k) Scheduled Intellectual Property Agreements. Section 3.14(k) of the Disclosure Schedule contains a complete and accurate list of all Contracts in effect as of the date hereof, other than Contracts to which the Company became a party or succeeded to as a result of the acquisition by the Company of a third party: (i) pursuant to which a Third Party has licensed to the Company or a Company Subsidiary Intellectual Property Rights or Intellectual Property that is a material part of a Company Product, other than Contracts with respect to Intellectual Property Rights or Intellectual Property (including Software) that is generally available on a commercial basis from Third Parties, including Software licensed pursuant to shrink-wrap or click-wrap agreements, terms of use or services, or similar agreements; (ii) in which the Company or a Company Subsidiary has granted or received a license, covenant, release, immunity, assignment, or other right with respect to any material Intellectual Property Rights in connection with the settlement of a litigation brought against, or by, the Company in the past 36 months; (iii) pursuant to which the Company has granted an express license, covenant, release, immunity, assignment, or other right to any Patents that are material Company Intellectual Property or has received an express license, covenant, release, immunity, assignment, or other right to any of the Patents owned by a Third Party which license is material to the business of Company or the Company Subsidiaries, (iv) pursuant to which the Company has granted a Third Party an exclusive license to material Company Intellectual Property; and (v) entered into in the 36 month period prior to the date hereof, pursuant to which the Company or any Company Subsidiary has granted a Third Party any license, covenant, release, immunity, assignment, or other right with respect to any material Company Intellectual Property other than in the ordinary course of business (collectively, the “Company Intellectual Property Agreements”).

(l) Effect of Transaction. The Company and the Company Subsidiaries are not party to any Contract, decree, judgment, order, or arbitral award under which the execution, delivery and performance of this Agreement will result in (i) Parent granting to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or any of its affiliates (other than the Company or the Surviving Corporation or any of their respective subsidiaries), or (ii) Parent or any of its affiliates (other than Company or the Surviving Corporation or any of their respective subsidiaries or on their behalf) being obliged to pay any Third Party material amounts or royalties.

(m) Open Source. As of the date hereof, neither the Company nor any Company Subsidiary has received any Claim from a third party that any material Company Product incorporates, is integrated with, or, links to any Open Source in such a manner that requires the Company or any Company Subsidiary to distribute any material proprietary source code for such Company Product under the terms of an Open Source License, and to the knowledge of the Company as of the date hereof, there would be no reasonable basis for such a Claim to be made by a Third Party. The Company and the Company Subsidiaries have used commercially reasonable efforts to regulate the use and distribution of Open Source in compliance with applicable Open Source licenses.

(n) Standards, SIGs. Section 3.14(n) of the Disclosure Schedule contains a list of all standards-setting organization and multi-party special interest groups in which the Company or any Company Subsidiary participates (and to the knowledge of the Company, has participated in the past) where such participation requires Company or any Company Subsidiary to grant third parties a license to Patents that are Company Intellectual Property.

3.15 Taxes.

(a) Except in each case with respect to matters for which adequate reserves or accruals have been established in accordance with GAAP on the 2010 Balance Sheet as adjusted for the passage of time in the ordinary course of business and consistent with past practice, (i) each of the Company and the Company Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws; (ii) all such Tax Returns were correct and complete in all material respects, and were prepared in substantial compliance with all applicable Laws; (iii) all material Taxes due and owing by Company or the Company Subsidiaries (whether or not shown on any Tax Return) have been paid and (iv) each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party. Neither the Company nor any of the Company Subsidiaries has received written notice from a Governmental Authority in a jurisdiction where the Company or a Company Subsidiary, as applicable, does not file Tax Returns to the effect that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company or any of the Company Subsidiaries.

(b) As of the date hereof, there is no unresolved material dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries claimed or raised by any Governmental Authority in writing or, to the knowledge of the Company, in connection with any federal income Tax liability of the Company by the Internal Revenue Service through other formal communication.

(c) Section 3.15(c) of the Disclosure Schedule lists all federal, state, local and non-U.S. Tax Returns filed with respect to the Company or any of the Company Subsidiaries that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all examination reports and statements of deficiencies assessed against, or agreed to by the Company and any of the Company Subsidiaries since January 1, 2006. Other than in connection with the audits described in Section 3.15(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(d) There is no Contract to which the Company or any of the Company Subsidiaries is a party that, individually or collectively, (i) could give rise to the payment of any material amount that would not be deductible pursuant to Section 162(m) or (ii) could require the Company, the Company Subsidiaries or Parent or any of its subsidiaries to provide a material gross up to any employee of the Company or any of the Company Subsidiaries for Tax-related payments.

(e) The accruals and reserves for taxes reflected in the 2010 Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP; and since the date of the 2010 Balance Sheet, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice, other than taxes incurred in connection with the Transactions.

(f) None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns that include only the Company and/or the Company Subsidiaries) provided for under the laws of the U.S., any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year, and neither Company nor any Company Subsidiary has any obligation to contribute to the payment of any Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as transferee, successor, by contract or otherwise.

(g) None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Effective Time), or that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(h) No Company Subsidiary is a passive foreign investment company as defined in Section 1297(a) of the Code.

(i) Except in each case with respect to matters for which adequate reserves or accruals have been established in accordance with GAAP on the 2010 Balance Sheet as adjusted for the passage of time in the ordinary course of business and consistent with past practice, (i) the Company and the Company Subsidiaries are and have been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and the Company Subsidiaries and (ii) the prices for any property or services (or for the use of any property) provided by or to the Company or any of the Company Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(j) The Company and the Company Subsidiaries are in compliance in all material respects with, all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(k) None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than commercial or financial agreements entered into in the ordinary course of business consistent with past practices and indemnification agreements or similar arrangements with directors and executive officers).

(l) Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011 4(b)(2) or Section 301.6111-2(b)(2) of the Code.

(m) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(A) change in the method of accounting for a taxable period ending on or prior to the date hereof;

(B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date hereof;

(C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law);

(D) installment sale or open transaction disposition made on or prior to the Effective Time; or

(E) prepaid amount received on or prior to the Effective Time.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company and each Company Subsidiary is, and has at all times been, in compliance with all applicable Environmental Laws, (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance, (c) since June 30, 2007, neither the Company nor any Company Subsidiary has received any written notice, letter or request for information stating that it may be in violation of Environmental Laws, or liable under any Contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances at any site containing Hazardous Substances, and any allegations of current or historical non-compliance with Environmental Laws, or liability under Environmental Laws, has been resolved to the satisfaction of the relevant Governmental Authorities, (d) the Company and each Company Subsidiary possesses and is in compliance with all certificates, registrations, permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”). The Company has made available to Parent all material Phase 1 environmental site assessments and environmental compliance audits that identify significant environmental liabilities of the Company or a Company Subsidiary that are in the possession of the Company or the Company Subsidiaries. The parties agree that the representations and warranties contained in this Section 3.16 are the only representations and warranties in this Agreement which relate to environmental matters, including Environmental Laws, Hazardous Substances and Environmental Permits.

3.17 Material Contracts.

(a) Subsections (i) through (xiii) of Section 3.17(a) of the Disclosure Schedule contain lists of the following Contracts in effect as of the date hereof (together with all amendments and supplements) to which the Company or any Company Subsidiary is a party, or by which any property or asset of the Company or any Company Subsidiary is bound or affected (such Contracts as are required to be set forth in Section 3.17(a) of the Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Company Material Contracts”):

(i) other than the Plans set forth on Section 3.10(a) of the Disclosure Schedule, (A) all employment Contracts of those employees and managers that receive from the Company or any Company Subsidiary annual compensation (including base salary, commissions, incentive payments, and annual or other periodic or project bonuses) in excess of $500,000, and (B) all individual consulting Contracts for those consultants that receive from the Company or any Company Subsidiary annual compensation in excess of $500,000 (provided that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Laws);

(ii) all Company Intellectual Property Agreements;

(iii) all material Government Contracts, including material Current Government Contracts, and material Current Government Contract Bids;

(iv) all Contracts involving material joint ventures or material strategic alliances;

(v) those Contracts required to be set forth in Section 3.23 of the Company Disclosure Schedule;

(vi) other than the Plans set forth on Section 3.10(a) of the Disclosure Schedule, any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions (either alone or upon a termination of employment or service in connection therewith);

(vii) all Contracts providing for indemnification, contribution or any guaranty in an amount that is material to the Company, not entered into in the ordinary course of business;

(viii) all Contracts since January 1, 2005 (A) relating to the disposition or acquisition by the Company or any Company Subsidiary of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $5,000,000 or (B) pursuant to which the Company or any Company Subsidiary will acquire any interest or make an investment in any other person, other than the Company Subsidiaries, in each case, that contain ongoing obligations that are material to the Company and the Company Subsidiaries;

(ix) all mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $10,000,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly-owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(x) all material Contracts with each of the Top Suppliers, Top Customers, Top Distributors and Top Resellers;

(xi) any Company Real Property Leases;

(xii) other than the Plans set forth in Section 3.10(a) of the Disclosure Schedule, all employment Contracts that would obligate the Company or any Company Subsidiary to make any payment in connection with this Agreement; and

(xiii) all other Contracts, whether or not made in the ordinary course of business, the absence or termination of which would have a Material Adverse Effect.

(b)(i) Each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally); (ii) the Company or the Company Subsidiary, as applicable, is not in material default under any Company Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a material default under the Company Material Contract; and none of the Company Material Contracts has been canceled by the other party; (iii) to the knowledge of the Company, no other party is in material breach or material violation of, or material default under, any Company Material Contract; and (iv) to the knowledge of the Company, since June 30, 2007, the Company and the Company Subsidiaries have not received any written claim of material default under any Company Material Contract that has not been cured.

(c) Government Contracts.

(i) Compliance with Contract Requirements. To the knowledge of the Company, since January 1, 2006, (A) with respect to work regarding Government Contracts, the Company and each Company Subsidiary have complied, in all material respects, with applicable laws and regulations; (B) the representations, certifications and warranties made by the Company and each Company Subsidiary, as applicable, with respect to the Government Contracts were accurate in all material respects as of their effective dates, and the Company and each Company Subsidiary, as applicable, have complied, in all material respects, with all such certifications and terms and conditions of each Government Contract; and (C) since January 1, 2006, neither the Company nor any Company Subsidiary has received an adverse or negative government past performance evaluation or rating for the past three (3) years that could adversely affect the evaluation by the Governmental Authority or other potential customer of the Current Government Contract Bids.

(ii) Notice of Non-Compliance. With respect to the Current Government Contracts, to the knowledge of the Company, the Company has not been notified in writing of any actual or alleged violation, or breach of any Government Contract-related statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, committed by the Company, any Company Subsidiary, or respective directors, officers or employees in their capacities as such, that would reasonably be expected to adversely affect, in a manner that would be material to the Company and the Company Subsidiaries, taken as a whole, on payments under Current Government Contracts or adversely affect, in a manner that would be material to the Company and the Company Subsidiaries, taken as a whole, on the award of Government Contracts to the Company or any Company Subsidiary in the future.

(iii) Termination for Default or Convenience. To the knowledge of the Company, (A) neither the Company nor any Company Subsidiary has received any written show cause, cure, deficiency, default, termination for convenience, or similar notice relating to any Current Government Contract that is material to the Company and the Company Subsidiaries, taken as a whole; (B) no termination for default, cure notice or show cause notice that is material to the Company and the Company Subsidiaries, taken as a whole, has been issued or, to the knowledge of the Company, threatened, in writing, and remains unresolved with respect to any Government Contract; (C) no event, condition, or omission has occurred or currently exists that would constitute grounds for such action; (D) there has not been any withholding or setoff under any Government Contract; and (E) all invoices and claims submitted under each Government Contract were current, accurate, and complete, in all material respects, as of their submission date.

(iv) Suspension and Debarment. To the knowledge of the Company, neither the Company, any Company Subsidiary, nor any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any Company Subsidiary, is debarred or suspended, or, since January 1, 2006, has been proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs.

(v) Audits, Investigations and Enforcement Actions. To the knowledge of the Company, (A) neither the Company nor any Company Subsidiary has undergone or is currently undergoing any internal or external audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts, other than in the ordinary course of business, and (B) since January 1, 2006, neither the Company nor any Company Subsidiary has received written notice or otherwise become aware of, or undergone any investigation or review relating to any noncompliance, misconduct, violation or breach regarding any Government Contract, other than in the ordinary course of business.

(vi) Internal Investigations. Since January 1, 2006, neither the Company nor any Company Subsidiary has made any disclosure, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to any Governmental Authority, other customer, prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract, or any violation of applicable Law.

(vii) Organizational Conflicts of Interest. To the knowledge of the Company, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary performs activities under Current Government Contracts, or has other relationships with any other person or entity, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(viii) National Security Obligations. To the knowledge of the Company, (A) the Company and each Company Subsidiary are in compliance in all material respects with all applicable national security obligations and there are no facts or circumstances that would reasonably be expected to result in the suspension or termination of such clearances or that would reasonably be expected to render the Company or any Company Subsidiary ineligible for such security clearances in the future; and (B) the Company and each Company Subsidiary are in compliance in all material respects with all security measures required by Government Contracts or any applicable Laws.

(ix) Accounting and Timekeeping. To the knowledge of the Company, the Company and each Company Subsidiary have complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts, and neither the Company nor any Company Subsidiary has any knowledge of any facts or circumstances that would reasonably be expected to result in an investigation by the U.S. government based upon the failure by the Company or any Company Subsidiary to comply with such applicable timekeeping/time recordation requirements.

(x) Disputes and Claims. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice of any outstanding Claims or Contract disputes, relating to the Government Contracts, to which the Company or any Company Subsidiary is a party.

(xi) Government Contracts Intellectual Property. To the knowledge of the Company as of the date hereof, all Software delivered under a Government Contract has been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms or the terms of such Government Contract, if any, have been provided. To the knowledge of the Company as of the date hereof, (A) all “commercial computer software” (as defined in 2.101 of the Federal Acquisition Regulations) provided to a Governmental Authority has been developed at private expense and (B) products delivered to the Governmental Authority in connection with a Government Contract are limited to “commercial items” (as defined in 2.101 of the Federal Acquisition Regulations).

3.18 NYSE. The Company is in material compliance with the applicable criteria for continued listing of the Company Shares on the New York Stock Exchange (the “NYSE”), including all applicable corporate governance rules and regulations.

3.19 Insurance.

(a) The Company and each Company Subsidiary are, and continually since the later of June 30, 2007 or the date of acquisition by the Company with respect to any Company Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Other than with respect to any Plans disclosed on Section 3.10(a) of the Disclosure Schedule pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of June 30, 2007 and the date of acquisition by the Company with respect to any Company Subsidiary, has the Company or any Company Subsidiary been denied any insurance or indemnity bond coverage, except as would not, individually or in the aggregate, a Material Adverse Effect. There is no pending material claim by the Company or any Company Subsidiary under any insurance policy.

3.20 Brokers and Expenses. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary. The Company has heretofore made available to Parent a complete and correct copy of all Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

3.21 Takeover Laws. The Company Board has approved this Agreement and the Transactions for all purposes of Section 203 of the DGCL and has taken all action necessary to ensure that Section 203 of the DGCL will not impose any material additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Merger Sub to engage in any Transaction. No other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority is applicable to the Company or the Transactions.

3.22 Suppliers, Customers, Resellers and Distributors. Since June 30, 2007, there has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any Top Customer, Top Supplier, Top Distributor or Top Reseller, and neither the Company nor any Company Subsidiary has received any written communication or notice from any such customer, supplier, distributor or reseller to the effect that any such customer, supplier, distributor or reseller (i) has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with the Company or any Company Subsidiary, or (ii) will fail to perform in any material respect, or is reasonably likely to fail to perform in any material respect, its obligations under any of its material Contracts with the Company or any Company Subsidiary.

3.23 Restrictions on Business Activities. Except for those Contracts and Orders set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, and no asset of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries is bound by, any Order or Contract that (a) restricts or prohibits the Company or any Company Subsidiary from engaging in a material aspect of the Company’s business anywhere in the world, with any person, or during any period of time, (b) grants a right of first refusal, first offer or similar right with respect to a material asset or material aspect of the Company’s business, or (c) will restrict or prohibit in a material respect Parent or its affiliates (other than the Company or the Surviving Corporation or any of their respective subsidiaries) from engaging in any business that they would otherwise have been permitted to engage in absent the Merger.

3.24 Certain Business Practices.

(a) From and after June 30, 2007, to the knowledge of the Company, including reliance in good faith, without further independent investigation, on sub-certifications delivered quarterly to management of the Company, neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Company Subsidiary or (iii) directly or indirectly, made any unlawful payment.

(b) From and after June 30, 2007, to the knowledge of the Company, (i) all books and records of the Company and all Company Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and (ii) there have been no false or fictitious entries made in the books or records of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund.

(c) To the knowledge of the Company, since June 30, 2007, the Company and each Company Subsidiary have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws, and other export Laws of the countries where it conducts business. Without limiting the foregoing:

(i) to the knowledge of the Company, the Company and each Company Subsidiary have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business;

(ii) to the knowledge of the Company, the Company and each Company Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals; and

(iii) there are no pending or, to the knowledge of the Company, threatened Claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals.

3.25 Affiliate Transactions. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any Company Subsidiary, on the one hand, and any of the directors, officers or other affiliates of the Company and the Company Subsidiaries, on the other hand.

3.26 Vote Required. The Required Company Vote is the only vote of the holders of any class or series of Company’s capital stock necessary to adopt this Agreement or approve the Merger.

3.27 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company will make available to Parent a copy of such opinion promptly following the execution of this Agreement for informational purposes only. The Company has been authorized by the Company Financial Advisor to include such opinion and a summary of the Company Financial Advisor’s analysis in the Proxy Statement.

3.28 Data Protection. In the twelve (12) month period prior to the date hereof, there has been no release of personally identifiable information by the Company in material breach of either (i) Contracts to which the Company is bound or (ii) Laws with respect to personally identifiable information, that has resulted in, or is reasonably expect to result in, a material liability to the Company or that has resulted in a disruption of the business or operations of the Company and the Company Subsidiaries. The Company is not the subject of and has not been notified of any regulatory investigation, or enforcement Actions related to data security or privacy. No person (including any Governmental Authority) has made any Claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any Company Subsidiary (or any of their respective employees or contractors) which has, or would reasonably be expected to, result in material liability to the Company. The Company has no reason to believe that an Action or regulatory investigation relating to data security or privacy will be commenced within six (6) months of the data hereof.

3.29 Information Technology. In the twelve (12) month period prior to the date hereof, there has been no failure or breakdown of any core information technology systems of the Company or any Company Subsidiary that have resulted in a material disruption or material interruption in the operation of the business of the Company and any Company Subsidiary. The Company and Company Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger pursuant to the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained and all filings and obligations described in Section 4.3(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract filed by Parent with the SEC, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval,

authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (x) the Exchange Act and Blue Sky Laws, (y) the HSR Act and similar requirements in foreign countries under applicable Antitrust Laws and (z) the filing and recordation of the Certificate of Merger pursuant to the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

4.4 Financing. Parent currently has, and at the Effective Time, Parent will have the funds necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement, including to pay the aggregate Merger Consideration, to pay all amounts payable pursuant to Section 2.7 and to pay all fees and expenses in connection therewith. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other Transactions.

4.5 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, if any, shall not, as of the date first mailed to the stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents. The information supplied by Parent for inclusion in the Proxy Statement, if any, shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

4.6 Absence of Litigation. There is (a) no Action pending and (b) to the knowledge of Parent or Merger Sub, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against Parent, any subsidiary of Parent, or any property or asset of Parent, or any subsidiary of Parent, that, individually or in the aggregate, is reasonably likely to prevent the consummation of any Transaction or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement or seeks to materially delay or prevent the consummation of the Merger and the other Transactions. Neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any settlement agreement or similar written agreement with, any Governmental Authority, or any Order of any Governmental Authority that is reasonably likely to prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

4.7 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person.

4.8 Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the Transactions.

4.9 Broker. No agent, broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.10 Ownership of Company Shares. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). None of Parent, Merger Sub or any of their respective subsidiaries beneficially own any Company Shares.

5.	CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of the Business Pending the Merger. Between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except as (x) permitted by this Agreement or required by Law or Order or (y) approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), (i) the Company shall, and shall cause each Company Subsidiary to, conduct the businesses of the Company and the Company Subsidiaries only in the ordinary course of business, in a manner in compliance in all material respects with all applicable Laws and Orders, (ii) the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the material current relationships of the Company and the Company Subsidiaries with their material customers, suppliers, distributors, resellers, licensors, licensees and other persons with which the Company or any Company Subsidiary has business relations, and (iii) the Company shall provide to Parent such monthly and other periodic financial and operational summaries and reports as are prepared by or on behalf of the Company for use by or delivery to any member of the Company Board within three (3) business days after delivery thereof to any member of the Company Board. In addition, and not in limitation of the foregoing, except as (x) permitted by this Agreement or required by Law or Order, (y) set forth in the Schedule corresponding to the applicable sub-section of this Section 5.1 or (z) approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company RSUs, any Company PSUs or voting securities), of the Company or any Company Subsidiary, except for:

(i) the issuance of Company Shares pursuant to exercises of the Company Stock Options, or the vesting or settlement of Company RSUs, Company PSUs, or Company Restricted Stock awards outstanding on the date hereof as disclosed in Section 3.3(e) of the Disclosure Schedule, in accordance with their terms as existing on the date of this Agreement, or granted after the date hereof in compliance with clause (ii) of this Section 5.1(b),

(ii) the issuance of Company Stock Options, Company RSUs and Company PSUs in accordance with Schedule 5.1(b)(ii), and

(iii) subject to Section 2.7(h), the issuance of Company Shares pursuant to the Company ESPP;

(c) transfer, lease, sell, pledge, license, dispose of or encumber any assets or properties of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business (provided that all Intellectual Property shall be further subject to the restrictions set forth in Section 5.1(o));

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another wholly-owned Company Subsidiary);

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for Tax withholdings and exercise price settlements upon exercise of Company Stock Options or with respect to Company RSUs, Company PSUs or Company Restricted Stock awards, in each case in the ordinary course of business and in compliance with applicable Law;

(f) (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, other than for any such acquisitions that are for cash consideration (including any future, potential or contingent consideration) not in excess of the amount of consideration in any one (1) acquisition transaction or a series of related acquisition transactions (each acquisition transaction or series of related acquisition transactions regardless of the amount of consideration, an “acquisition transaction”) set forth in Schedule 5.1(f)(i), and that do not exceed in the aggregate the number of acquisition transactions, set forth in Schedule 5.1(f)(i); provided further, that the Company shall consult with Parent a reasonable period prior to executing any definitive agreement providing for any such acquisition transaction (regardless of the amount of consideration) and provide Parent with any deal summaries, analyses, due diligence reports or other similar documents prepared for the Company’s senior executives or the Company Board relating to such acquisition transaction,

(ii) incur any indebtedness under the Credit Facilities or incur any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, in excess of the amount set forth on Schedule 5.1(f)(ii), except for (1) debt, other than under the Credit Facilities, incurred in the ordinary course of business under letters of credit or lines of credit in effect on the date hereof (and pursuant to the terms thereof as of the date hereof), or (2) loans or advances from the Company or any wholly-owned Company Subsidiary, or issue any debt securities or any commercial paper,

(iii) make any loans, advances or capital contributions, except (1) to the Company or any wholly-owned Company Subsidiary or (2) for employee loans or advances for travel and reasonable business expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business,

(iv) make, authorize or make any commitment with respect to any capital expenditures or other expenditures, other than, in any calendar quarter during the term of this Agreement, for such capital or other expenditures that individually or collectively, in the aggregate for the Company and the Company Subsidiaries taken as a whole, are not in excess of the amount set forth in Schedule 5.1(f)(iv) (pro rata for any partial quarter during the term of this Agreement), or

(v) make or direct to be made any capital investments other than in the ordinary course of business, or make or direct to be made any equity investments in any entity (provided that any acquisitions of businesses, whether by acquisition of equity interests, assets, or other means, will be subject to clause (i) above); provided, however, that this clause (v) does not prevent the Company from making passive investments in mutual funds or other similar passive investments for money management purposes;

(g) except as may be required pursuant to any Plan or Contract in effect on the date hereof or entered into after the date hereof in compliance with this Agreement (in each case subject to Section 5.2, if applicable):

(i) other than in accordance with Schedule 5.1(g)(i), increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by a Plan as existing on the date hereof and disclosed in Section 3.10(a) of the Disclosure Schedule, to its directors, officers, other employees or other service providers,

(ii) grant any severance or termination pay or benefits to, or, except for offer letters, employment agreements and individual consulting agreements for new hires entered into in the ordinary course of business that are terminable at will and without liability to the Company and its Subsidiaries (including with respect to any severance or termination pay or benefits), enter into any employment, severance, retention, change in control, consulting or termination Contract with, any director, officer, other employee or other service providers of the Company or of any Company Subsidiary,

(iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, performance stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, except for (A) the grant of Company Stock Options, Company RSUs and Company PSUs to the extent permitted pursuant to clause (ii) of Section 5.1(b) and (B) as specifically contemplated by this Agreement,

(iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit, or

(v) hire, elect or appoint any officer that will have the title or duties of senior vice president or above, or any member of the board of directors, of the Company or any material Company Subsidiary;

(h) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary, other than routine employee terminations in the ordinary course of business;

(i) enter into a new line of business that (A) is material to the Company and the Company Subsidiaries taken as a whole, or (B) represents a category of revenue that is not discussed in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(j) take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures (including actions with respect to accounting periods and procedures with respect to the payment of accounts payable, collection of accounts receivable and the revaluation of any assets);

(k) make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax Claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company or any Company Subsidiary in a manner that is not in the ordinary course of business, destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Authority, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any Company Subsidiary for any period ending after the Effective Time or decreasing any Tax attribute of the Company or any Company Subsidiary existing on the Closing Date, in either case by an amount that is material individually or in the aggregate with all other similar amounts;

(l) (i) commence any Action, other than following reasonable consultation with Parent; provided, however, the commencement of any Action against or related to any Third Party set forth in Schedule 5.1(l)-1 shall require the prior written consent of Parent, or (ii) settle, pay, discharge or satisfy any Claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Action, other than, in the case of this clause (ii), (x) the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the 2010 Balance Sheet or subsequently incurred in the ordinary course of business, and (y) those that involve only the payment or receipt of money in an amount in the aggregate of less than the amount set forth on Schedule 5.1(l)-2; provided, however, that in connection with any such payment the Company shall have received a complete and unconditional release against the Company and the Company Subsidiaries, and provided, further, that no such settlement, payment, discharge or satisfaction shall involve the assumption by or imposition on the Company or any Company Subsidiary, or Parent or any of its subsidiaries, of any liability or obligation, including the grant to any Third Party of any license, covenant not to sue, immunity or other right with respect to or under any of Intellectual Property;

(m) other than in the ordinary course of business: (i) enter into any Contract or amendment that would be a Company Material Contract, (ii) amend, modify, waive any rights under or consent to the termination of any Company Material Contract, or (iii) waive, release or consent to the termination of any other Claims or rights of material value to the Company or any Company Subsidiary;

(n) enter into any Government Contract by the Company or any Company Subsidiary that is inconsistent with the commercial item acquisition terms and conditions related to Intellectual Property set forth in Part 12 of the Federal Acquisition Regulation or agency supplements thereto, or that otherwise provide for any research and development, joint development or funding by any Governmental Authority of Intellectual Property, or that would provide any Governmental Authority rights other than those provided by the Company’s standard commercial licenses or whereby the Company or any Company Subsidiary provides to the Governmental Authority any products or services that the Company or any Company Subsidiary does not otherwise make commercially available;

(o) enter into any Contracts (i) under which the Company or any Company Subsidiary grants or agrees to grant to any Third Party any assignment, license, covenant, release, immunity or other right with respect to any material Intellectual Property Rights (other than non-exclusive licenses of Intellectual Property granted to customers or other Third Parties in the ordinary course of business), (ii) other than in the ordinary courses of business, under which the Company or any Company Subsidiary establishes with any Third Party a joint venture or partnership pursuant to which the Company agrees to develop or create any material Intellectual Property, products or services, or (iii) that will cause or require the Surviving Corporation or Parent or any of its affiliates (other than the Company or the Surviving Corporation or any of their respective subsidiaries) to (A) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property Rights of Parent or any of its affiliates (other than the Company or the Surviving Corporation or any of their respective subsidiaries), or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party;

(p) enter into or amend any Contract pursuant to which any other party is granted, or that otherwise constrains or subjects the Company or any Company Subsidiary or Parent or any of its Subsidiaries to, any non-competition, “most-favored nation”, exclusive marketing or other exclusive rights (other than non-solicitation agreements with respect to employees) of any type or scope or that otherwise restricts in a material respect the Company or any Company Subsidiary or, upon completion of the Merger, Parent or any of its subsidiaries, from engaging or competing in any material line of business, in any location; or, other than in the ordinary course of business, enter into or amend any Contract with respect to joint ventures or strategic alliances;

(q) enter into any Company Real Property Lease, except for a renewal of an existing Company Real Property Lease in the ordinary course of business;

(r) other than with respect to the Plans set forth on Section 3.10(a) of the Disclosure Schedule for which benefits are provided through insurance contracts (and in the case of such Plans solely as permitted by the terms of this Agreement, other than in the ordinary course of business in a manner that does not result in any material increase in aggregate benefits or costs to the Company) and except for the D&O Insurance policy and related side policies, terminate, cancel, amend or modify any insurance coverage policy maintained by Company or any Company Subsidiary that is not promptly replaced by a comparable amount of insurance coverage;

(s) enter into or amend or otherwise modify any Contract or arrangement with persons that are affiliates or are executive officers or directors of the Company or any Company Subsidiary;

(t) enter into, commence participation in, establish or join any new standards-setting organization, university or industry bodies or consortia, or other multi-party special interest groups or activities; or

(u) announce an intention to enter into, or enter into, any formal or informal Contract or otherwise make a commitment to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company and the Company Subsidiaries at any time prior to the Effective Time.

5.2 Change of Control and Retention Agreements.

(a) The Company shall use commercially reasonable efforts to cause all employees who are “Participants” in the Company’s change of control and retention plan (the “Company COC Plan”) (as such term is defined in the Company COC Plan) as of the date of this Agreement (or as of such later date if permitted in accordance with Section 5.1) to execute and return a retention letter, in substantially the forms attached hereto as either Exhibit B-1 or Exhibit B-2, as applicable (with such additional changes as are needed to customize the letter to each individual, including with respect to applicable Law) (the “Retention Letter”). Prior to the Closing Date, the Company shall provide Parent with a copy of each Retention Letter executed prior to that time.

(b) The Company shall amend Company PSUs not subject to the Company COC Plan or the Company’s change in control agreements (“Company COC Retention Agreements”) so that upon the Effective Time each such Company PSU shall convert to an award with time-based vesting. Pursuant to such amendment, as of the Effective Time, each such Company PSU will be vested to the extent that such Company PSU would have vested if the Company PSU had been granted originally with a four (4) year time-based vesting schedule with annual vesting. The vesting of each such Company PSU will continue after the Effective Time, assuming continuous service, based upon the same time-based vesting schedule. To the extent that such Company PSU is not fully vested at the eighteen (18) month anniversary of the Effective Date, on such eighteen (18) month anniversary, the Company will cause such Company PSU to be fully vested. For purposes of clarity, the Company and Parent acknowledge that all Company PSUs subject to the Company COC Plan or the Company COC Retention Agreements shall convert to awards with time-based vesting in accordance with the Company COC Plan or Company COC Retention Agreements, as applicable.

5.3 Credit Facilities. The Company shall use commercially reasonable efforts to keep outstanding and maintain in place, including any availability period or commitment (without reduction or termination) thereunder, (a) that certain Credit Agreement (and amendment), dated as of December 22, 2008, as amended, by and between the Company, McAfee Ireland Holdings Limited as Borrowers, certain guarantors, certain lenders and Bank of America, N.A. and (b) that certain Umbrella Credit Facility, dated April 15, 2004, as amended, by and between the Company and ABN AMRO Bank N.V. (clauses (a) and (b) collectively, the “Credit Facilities”).

6.	ADDITIONAL AGREEMENTS

6.1 Stockholders’ Meeting.

(a) Promptly after the execution of this Agreement, and in any event within ten (10) business days after the date hereof, the Company shall prepare, and the Company shall file with the SEC, preliminary proxy materials (including a preliminary Proxy Statement). Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as may be reasonably requested by the Company for inclusion in the Proxy Statement. At the earliest practicable time (and in any event within five (5) business days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement, and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(b), prior to filing any Proxy Statement or any other filing with the SEC in connection with the Transactions, the Company shall provide Parent and its counsel with reasonable opportunity to review and comment on each such filing in advance, and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent. All documents that the Company files with the SEC in connection with the Merger or the other Transactions, including the Proxy Statement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(b) The Company shall notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the preliminary Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any other filing with the SEC in connection with the Transactions or for additional/supplemental information in connection therewith. The Company shall, as promptly as practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement or any other such filing, (i) supply Parent with copies of all written correspondence received in connection therewith, and (ii) provide Parent a reasonably detailed description of any oral comments received in connection therewith. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(b), the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings related to the Transactions, (y) shall consider in good faith including in such response all comments reasonably proposed by Parent in respect of the filings and (z) shall provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC or its staff with respect to such filings. The Company shall respond promptly in good faith to any comments by the SEC and if, at any time prior to the Effective Time, any event or information relating to the Company, Parent, Merger Sub, or any of their affiliates, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party which discovers such information shall promptly notify the other parties and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law or Order, disseminated to the stockholders of the Company.

(c) The Company shall take all action necessary in accordance with applicable Law, Order and the Company’s Certificate of Incorporation and By-laws (i) to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event (to the extent permissible under applicable Law and Order) within forty-five (45) days after the mailing of the definitive Proxy Statement to the stockholders of the Company, for the purpose of considering the adoption of this Agreement (the “Stockholders’ Meeting”), and (ii) unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(b), (A) include in the Proxy Statement the Company Board’s recommendation that the holders of the Company Shares vote in favor of the adoption of this Agreement (which recommendation shall be deemed a part of the Company Board Recommendation), and (B) use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the adoption of this Agreement and secure the vote or consent of the Company’s stockholders as required by the rules of NYSE, the DGCL or other applicable Law to effect the Merger. The Company shall give Parent no less than ten (10) business days advance notice (or such shorter period of time as notice is provided to the NYSE) of the date which shall be set as the “record date” for the Company’s stockholders eligible to vote on this Agreement and the Transactions. The Company shall consult with Parent regarding the date of the Stockholders’ Meeting and shall not postpone or adjourn the Stockholders’ Meeting without the prior written consent of Parent; provided, however, that nothing herein shall prevent the Company from postponing or adjourning (one time only for no more than five (5) business days in the case of clause (w) and one time only for no more than seven (7) business days in the case of clause (y)) the Stockholders’ Meeting if and to the extent that:

(w) there are holders of an insufficient number of Company Shares present or represented by a proxy at the Stockholders’ Meeting to constitute a quorum at the Stockholders’ Meeting and the Company uses its reasonable best efforts during any such postponement or adjournment to obtain such a quorum as soon as practicable,

(x) the Company is required to postpone or adjourn the Stockholders’ Meeting by applicable Law or Order or a request from the SEC or its staff and the Company uses its reasonable best efforts to hold or resume the Stockholders’ Meeting as soon as practicable,

(y) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is required by Law to postpone or adjourn the Stockholders’ Meeting, including in order to give stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change in Recommendation); provided that this clause (y) shall not apply to allow a postponement or adjournment for any information or disclosure related to an Acquisition Proposal (including any Superior Proposal), or

(z) the Company Board shall have provided to Parent a Notice of Designated Superior Proposal in accordance with Section 6.3(b)(x)(A), in which case the Company Board shall have the right, for each such Notice of Designated Superior Proposal so delivered, to postpone or adjourn the Stockholders Meeting to a date no later than fifteen (15) business days after the date of delivery to Parent of such Notice of Designated Superior Proposal.

The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all parties solicited in connection with the Stockholders’ Meeting are solicited, in compliance in all material respects with all applicable Laws and Orders. At the Stockholders’ Meeting, Parent and Merger Sub shall cause all Company Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement. The adoption of this Agreement and adjournment of the Stockholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement, shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders’ Meeting unless otherwise approved in writing by Parent.

(d) Without limiting the generality of the foregoing, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Stockholders’ Meeting shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation, and (ii) its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 8.1, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger and the other Transactions at the Stockholders’ Meeting.

6.2 Access to Information; Confidentiality.

(a) From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiaries and the Representatives, auditors and agents of the Company and the Company Subsidiaries to, afford the Representatives of Parent and Merger Sub reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company and each Company Subsidiary and shall furnish Parent and Merger Sub with such financial, operating and other data and information (including the work papers of the Company’s accountants, subject to the prior consent of such accountants, which consent the Company shall use its reasonable best efforts to obtain as soon as practicable) as Parent or Merger Sub, through their Representatives, may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection Laws; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Laws (including any Laws relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, including any Laws with respect to a Contract with a Governmental Authority to which the Company or any of the Company Subsidiaries is a party that restricts access without an appropriate security clearance (except to the extent that personnel at Parent or its Representatives has the appropriate security clearance required), (ii) access by Parent or its Representatives to such documents or information would give rise to a material risk (based on the advice of the Company’s outside counsel and after giving due consideration of the existence of any common interest, joint defense or similar agreement between the parties) of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any Company Subsidiary is a party or otherwise bound would violate or cause a default under, or give a Third Party the right to terminate or accelerate the rights under, such Contract; provided further, however, that in the event that the Company does not provide access or information in reliance on the preceding proviso, the Company shall promptly notify Parent and use its reasonable best efforts to, as promptly as practicable, as the case may be, (x) obtain any necessary clearance or consent in order to permit such access or disclosure and (y) provide such access or communicate such information to Parent (including through its Representatives) in a way that would not violate the applicable Law or Contract or waive any such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.2 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or damage or destroy any property or assets of the Company or any of the Company Subsidiaries. Any access to the properties and documents of the Company and the Company Subsidiaries afforded pursuant to this Section 6.2(a) shall be provided pursuant to, and subject to, the Company’s reasonable, generally applicable security measures.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.2 shall be held confidential in accordance with the confidentiality agreement, dated June 14, 2010 (the “Confidentiality Agreement”), between Parent and the Company.

(c) The Company shall consult with Parent in good faith on a regular basis as requested by Parent to report material (individually or in the aggregate) operational developments, material change in the status of relationships with material customers and potential customers, material change in the status of ongoing operations and other material matters reasonably requested by Parent.

(d) No investigation or consultation pursuant to this Section 6.2 or otherwise shall affect any representation, warranty, covenant or other agreement in this Agreement of any party or any condition to the obligations of the parties.

6.3 No Solicitation of Transactions.

(a) Except as set forth in this Section 6.3, until the termination of this Agreement in accordance with the terms hereof, the Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit its and the Company Subsidiaries’ respective Representatives to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or the making thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information to, or otherwise cooperate in any way with, any Third Party or their Representatives that is seeking to make, or has made, any Acquisition Proposal, or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or confidentiality or similar obligation of any Third Party.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be a breach of this Section 6.3 by the Company. The Company immediately shall, and shall cause the Company Subsidiaries and shall instruct each of their respective Representatives immediately to, cease and cause to be terminated any and all discussions or negotiations with any person that may be ongoing with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal and request the prompt return or destruction of all confidential information provided to any such person or its Representatives prior to the date of this Agreement and use its commercially reasonable efforts to ensure compliance with such request.

Notwithstanding anything to the contrary herein, prior to obtaining the Required Company Vote, in response to a bona fide unsolicited written Acquisition Proposal made after the date hereof, that did not result from or arise out of a breach of this Section 6.3, and that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to, a Superior Proposal, the Company may, subject to compliance with Section 6.3(c), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which shall permit the Company to comply with the terms of Section 6.3(c)) containing confidentiality and other provisions not less restrictive to such Third Party than the provisions of the Confidentiality Agreement are to Parent; provided, however, that all such information has previously been made available to Parent or is made available to Parent prior to, or concurrent with, the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but, in connection with the foregoing clauses (x) and (y), only if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable Law, and provided, however, that the Company shall not take any of the actions referred to in the foregoing clauses (x) and (y) unless the Company shall have notified Parent in writing, at least two (2) business days prior to taking such action, that it intends to take such action and the basis hereunder therefor.

For purposes of this Agreement, “Superior Proposal” means any bona fide unsolicited written proposal, which did not result from or arise out of a violation of this Section 6.3, made by a Third Party that, if consummated, would result in such Third Party (or its stockholders) owning, directly or indirectly, one hundred percent (100%) of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company, and that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) to be (i) more favorable to the Company’s stockholders than the Merger (taking into account all terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in a binding written offer in response to such offer or otherwise which is capable of being accepted by the Company)) and (ii) reasonably capable of being completed by such Third Party (taking into account, among other things, the expectation of obtaining required regulatory approvals).

(b) Except as set forth in this Section 6.3, until the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof shall: (i) (A) fail to make (including as required by clause (A) of Section 6.1(c)), or withdraw, modify or amend or publicly propose to withdraw, modify or amend, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to make a statement in opposition and recommend rejection to the Company’s stockholders of a tender or exchange offer of the Company’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer shall have been announced or commenced by such Third Party, or (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of the foregoing in clauses (A)-(C), a “Change in Recommendation”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a)) (any of the foregoing, an “Acquisition Agreement”).

Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Vote, the Company Board may:

(x) in response to a bona fide unsolicited written Acquisition Proposal that was made after the date hereof, that did not result from or arise out of a breach of this Section 6.3, and that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal (1) make a Change in Recommendation if the Company Board has determined in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to make such Change in Recommendation would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law, or (2) cause the Company to terminate this Agreement pursuant to Section 8.1(g) and (and only if the Company shall) concurrently with such termination enter into an Acquisition Agreement if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to effect such termination would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (2), and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless, prior to such termination, the Company pays by wire transfer of immediately available funds the Fee in accordance with Section 8.3(a)(iv); provided, further, that the Company Board shall not be entitled to make a Change in Recommendation in respect of any such Superior Proposal or terminate this Agreement pursuant to Section 8.1(g) in respect of any such Superior Proposal, and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless the Company has:

(A) provided to Parent five (5) business days’ prior written notice that it intends to take a such action (a “Notice of Designated Superior Proposal”), which notice shall describe the terms and conditions of any Superior Proposal (including the identity of the party making such Superior Proposal) that is the basis of the proposed action by the Company Board (a “Designated Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal and all other contemplated transaction documents (including any agreements with any stockholders, directors or employees) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal and a new five (5) business day period);

(B) during such five (5) business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal; and

(C) at the end of such five (5) business day period, such Acquisition Proposal has not been withdrawn and the Company Board determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent in a binding written offer in response to a Notice of Designated Superior Proposal, as a result of the negotiations required by clause (B) or otherwise, which is capable of being accepted by the Company); or

(y) in response to a material fact, event, change, development or set of circumstances (other than, and not related in any way to, an Acquisition Proposal) that was neither known to nor reasonably foreseeable by any member of the Company Board, assuming consultation with the executive officers of the Company, as of or prior to the date of this Agreement, and did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, this Agreement (such material fact, event, change, development or set of circumstances, as “Intervening Event”), make a Change in Recommendation; provided, however, that the Company Board first shall have concluded in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized standing) that, in light of the existence of such Intervening Event, the failure to make such Change in Recommendation would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law; and provided, further, that the Company shall not be entitled to exercise its right to make a Change in Recommendation in light of the existence of such Intervening Event unless the Company has:

(A) provided to Parent five (5) business days’ prior written notice that it intends to take a such action, which notice shall specify the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the rationale and basis for such Change in Recommendation, in reasonable detail (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new notice and a new five (5) business day period),

(B) during such five (5) business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner as obviates the need for the Change in Recommendation as a result of the Intervening Event, and

(C) at the end of such five (5) business day period, the Company Board determines, in good faith, that the failure to make such Change in Recommendation in light of such Intervening Event (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent as a result of the negotiations required by clause (B) or otherwise) would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law.

(c) The Company shall promptly (and in any event within twenty-four (24) hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry in connection with or which would reasonably be expected to lead to any Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms and conditions of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry). The Company shall keep Parent reasonably and promptly informed in all material respects of the status and details (including any material change or proposed material change to the terms thereof) of any Acquisition Proposal. The Company shall provide Parent with forty eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Acquisition Proposal or any such inquiry or to consider providing information to any person or group in connection with an Acquisition Proposal or any such inquiry.

(d) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act and (ii) making any disclosure to its stockholders that the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that in the case of both clause (i) and clause (ii) any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be in a Change in Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure.

(e) Unless such actions are taken in connection with a termination of this Agreement in accordance with Section 8.1(g), the Company shall not, except to the extent required by Order of a court of competent jurisdiction, take any action to approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL.

6.4 Employee Benefits Matters.

(a) If so directed by Parent, the Company Board, at least five (5) business days prior to the Effective Time, will adopt resolutions terminating any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) required pursuant to such 401(k) Plan for the period prior to termination.

(b) Nothing in this Agreement shall (x) create any Third Party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any persons in respect of any benefits that may be provided, directly or indirectly, under any Plan of the Company prior to the Effective Time), or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Plan of the Company prior to the Effective Time).

(c) The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.4, and any other matters relating to the entry into of this Agreement or the effects of the Merger.

(d) Parent shall take the actions set forth in Schedule 6.4(d).

6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the extent that the Surviving Corporation is permitted to indemnify under applicable Law, each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA) (each, an “Indemnified Person”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of, or arising out of, acts or omissions occurring, or alleged to have occurred, at or prior to the Effective Time, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company and the Company Subsidiaries, or a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.5(a) then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, for six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to advance, to the extent that the Surviving Corporation is permitted to advance under applicable Law, prior to the final disposition of any actual or threatened claim, action, suit, arbitration, proceeding or investigation for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, action, suit, arbitration, proceeding or investigation; provided, however, that any advancement of expenses pursuant to this Section 6.5(a) shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 6.5(a). In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor, in all respects, the obligations of the Company or the Company Subsidiaries pursuant to any indemnification agreements of the Company or the Company Subsidiaries, on the one hand, and any Indemnified Person, on the other hand (the “Indemnification Agreements”) and any indemnification, exculpation or advancement of expenses provisions under the certificates of incorporations or bylaws (or comparable organizational documents) of the Company or any Company Subsidiary as in effect immediately prior to the date hereof; provided, however, that such obligations shall be subject to any limitation imposed from time to time under applicable Law or Order.

(c) For six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered, as of the date of this Agreement, by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, as well as covering claims brought against each Indemnified Person under ERISA; provided, however, that, in satisfying its obligation under this Section 6.5(c), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate for any one (1) year in excess of two hundred percent (200%) of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement (the “Current Premium”); provided, further, that that if the annual premiums of such insurance coverage exceed such maximum amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the Effective Time, the Company, following notice to Parent may, and, if so directed by Parent, shall, purchase a “tail” directors’ and officers’ liability insurance policy, for a total premium in aggregate of no more than two hundred fifty percent (250%) of the Current Premium, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and that by its terms shall provide coverage until the sixth (6th) annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.5(c) shall be deemed satisfied.

(d) In the event of any Claim or Action for which indemnification may be sought pursuant to this Section 6.5, (i) the Surviving Corporation and Parent will have the right to control the defense thereof, (ii) each Indemnified Person shall have the right to retain his or her own counsel, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, whether or not the Surviving Corporation or Parent elect to control the defense of any such Claim or Action, (iii) the Surviving Corporation (and Parent) shall pay all reasonable fees and expenses of counsel retained by an Indemnified Person in connection with such Claim or Action (provided that notwithstanding anything to the contrary in this Section 6.5 or elsewhere in this Agreement, the Surviving Corporation (and Parent) shall not be obligated to pay for the fees and expenses of more than one (1) counsel (selected by a majority of the applicable Indemnified Persons for any Indemnified Persons in any jurisdiction with respect to a single Claim or Action) except to the extent that two (2) or more of such Indemnified Persons shall have an actual material conflict of interest in such Claim or Action), and (iv) neither Parent or Surviving Corporation, on the one hand, nor any Indemnified Person, on the other hand, shall be liable for any settlement effected without its, his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.5(d) or elsewhere in this Agreement, neither Parent nor any of its affiliates (including the Surviving Corporation) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Claim or Action for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Action. Each Indemnified Party shall cooperate with Parent and the Surviving Corporation in the defense of any such Action, shall furnish or cause to be furnished records, documents, information and testimony and shall attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by Parent in connection therewith.

(e) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and/or the Surviving Corporation set forth in this Section 6.5.

(f) The rights of each Indemnified Person under this Section 6.5 shall survive consummation of the Merger and, following the Effective Time, are intended to benefit, and shall be enforceable by, each Indemnified Person.

6.6 Takeover Laws and Rights. If any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation (“Takeover Law”) is or may become applicable to this Agreement, the Company Shares, the Merger or any of the other Transactions, the Company and the Company Board shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on this Agreement, the Company Shares, the Merger or such other Transactions.

6.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the Company becoming aware that any representation or warranty made by it in this Agreement is or would be untrue or inaccurate in any material respect, or (ii) any failure of the Company to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder. The Company shall give prompt notice to Parent of any written notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the Transactions. The Company shall give prompt notice to Parent if the representation contained in Section 3.15(b) (without regard to the date limitation therein) does not continue to be true during the period from the date hereof through the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, (i) the delivery of any notice pursuant to this Section 6.7(a) shall not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice and shall not affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent or Merger Sub to consummate the transactions contemplated hereby, including the Merger, and (ii) the failure to give any notice required by this Section 6.7(a) shall not be treated as a breach of covenant for the purposes of Section 7.2(b).

(b) Parent shall give prompt notice to the Company of (i) Parent becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement is or would be untrue or inaccurate in any material respect, or (ii) any failure of Parent or Merger Sub to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything to the contrary set forth in this Agreement, (i) the delivery of any notice pursuant to this Section 6.7(b) shall not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice and shall not affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the Merger, and (ii) the failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.3(b).

6.8 Litigation. Each party shall promptly notify the other parties of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of, or seek damages in connection with, this Agreement or the Merger. The Company shall promptly notify Parent of any Action that may be threatened or asserted in writing, brought or commenced against the Company or any Company Subsidiary that would have been listed in Section 3.9 of the Disclosure Schedule or otherwise, if such Action had arisen prior to the date hereof. Parent shall promptly notify the Company of any Action that may be threatened or asserted in writing, brought or commenced against Parent or Merger Sub that would have been within the scope of Section 4.6 or otherwise, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in the defense or settlement of any Action commenced by any stockholder of the Company against the Company or any of its directors relating to the Merger. The Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement or the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.9 Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties in doing, all reasonable things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as soon as practicable, including using their respective reasonable best efforts to cause the conditions to the Company’s (in the case of Parent and Merger Sub) and Parent’s and Merger Sub’s (in the case of the Company) obligations to close the Merger set forth in Article 7 to be satisfied on or before the Outside Date. In addition, the Company shall use its reasonable best efforts to obtain all consents, waivers and approvals under all Company Material Contracts in connection with this Agreement and the consummation of the Merger, including those specified in Section 3.5(b) of the Disclosure Schedule, so as to maintain and preserve the benefits under such Company Material Contracts as of the consummation of the Merger, and Parent shall use its commercially reasonable efforts to assist in such endeavors. The parties shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Notwithstanding the foregoing, Parent and Merger Sub, on the one hand, shall not be required to, and the Company, on the other hand, unless otherwise directed by Parent (which direction shall not require payment to be made until at or after the Effective Time), shall not, pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or provide additional security (including a guaranty) to any Third Party as a condition to receipt of any consent, waiver or approval from any party to any such Company Material Contract. In addition to the foregoing, subject to the terms and conditions hereof, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing or materially impairing or delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to perform its obligations under this Agreement. Notwithstanding anything in this Section 6.9 to the contrary, the sole obligation of the parties to take, or refrain from taking, any action in respect of any Antitrust

Law, including as may otherwise be required by any Antitrust Law in connection with the Merger and the other Transactions, whether in connection with any approvals or consents (or the expiration of any waiting period) that may be required under any Antitrust Law or otherwise, shall be those set forth in Section 6.10.

6.10 HSR Act Filing and International Antitrust Notifications.

(a) As promptly as practicable after the date of this Agreement, each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), a Notification and Report Form in accordance with the HSR Act with respect to the Merger. As promptly as practicable after the date of this Agreement, each of Parent and the Company, as applicable, shall file with applicable foreign Governmental Authorities all comparable pre-merger notification filings, forms and submissions that are required to be filed in respect of the Merger or any other Transactions pursuant to the Antitrust Laws of the jurisdictions set forth in Schedule 6.10(a) (the “Specified Governmental Authorities”), including a notification on Short Form or Form CO with the European Commission based on Council Regulation 139/2004, unless Parent and the Company jointly determine after the date of this Agreement that any such comparable pre-merger notification filings, forms and submissions are not required to be filed pursuant to applicable Antitrust Laws. In the event that either Parent or the Company receive a request for additional information or documentary material from any Governmental Authorities with respect to the Merger, any of the other Transactions or any filings, forms and submissions filed with, or any investigations conducted by or before, any Governmental Authorities relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), then such party shall use its reasonable best efforts to make (or cause to be made) as soon as reasonably practicable thereafter, and only after reasonable consultation with the other party, an appropriate response in compliance with such request. Each of Parent and the Company shall cooperate and coordinate with each other in connection with the preparation and filing of any and all material filings, forms and submissions that are required to be made in respect of the Merger or any other Transactions pursuant to applicable Antitrust Laws, or that are reasonably requested to be made by any Governmental Authority in connection with the Merger or any other Transactions. Except for the filings, forms and submissions referenced in this Section 6.10(a) (and the Proxy Statement contemplated by Section 6.1 and any other filings that the Company may be required to make with the SEC in connection with the Merger), neither Parent nor any of its affiliates, on the one hand, nor the Company nor any of its affiliates, on the other hand, shall make or submit any other material filings, forms, submissions, declarations, registrations or notifications with or to any Governmental Authorities in connection with the Merger or any of the other Transactions without the other party’s prior written consent, which consent shall not be unreasonably withheld.

(b) Each of Parent and the Company shall keep the other party reasonably and promptly informed of any and all written and material oral communications from any Governmental Authorities regarding the Merger, any of the other Transactions and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Authorities relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party). Each of Parent and the Company (i) shall provide the other party a reasonable opportunity to review and comment on any material written or material oral communications proposed to be given by such party to any Governmental Authorities regarding the Merger, any of the other Transactions and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Authorities relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), (ii) shall provide the other party reasonable advance notice of any meetings proposed to be held with any Governmental Authorities regarding the Merger, any of the other Transactions and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Authorities relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), (iii) shall consult with the other party a reasonable time in advance of any and all such meetings and consider in good faith the views of such other party regarding the matters to be presented and discussed at any and all such meetings, and (iv) to the extent permitted by the applicable Governmental Authorities, shall allow, unless such party has a reasonable basis for denial, the other party to participate in such meetings or portions thereof. Each of Parent and the Company shall consult and cooperate with one another, provide one another with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other written communications explaining or defending the Merger and other Transactions made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws.

(c) Each of Parent and the Company shall use its reasonable best efforts to (i) cause the expiration or termination of the applicable waiting periods under the HSR Act and all other applicable Antitrust Laws as soon as reasonably practicable, and (ii) take (or cause to be taken) all actions and do (or cause to be done) all things reasonably necessary, proper or advisable to obtain all clearances, consents and approvals necessary to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(d) and otherwise consummate the Merger in compliance with applicable Antitrust Laws, including taking all such reasonable actions and doing all such things reasonably necessary to (A) resolve any objections, if any, as the FTC, the Antitrust Division, or any other Specified Governmental Authorities may assert under any applicable Antitrust Laws with respect to the Merger and other Transactions, and (B) avoid or eliminate each and every impediment under any applicable Antitrust Laws that may be asserted by the FTC, the Antitrust Division or any other Specified Governmental Authorities or Persons with respect to the Merger and other Transactions so as to enable the Merger and other Transactions to be consummated as soon as possible after the date hereof, including for purposes of the preceding clauses (A) and (B), such reasonable undertakings and commitments as may be reasonably requested by any Specified Governmental Authorities, in sufficient time to allow the conditions to the Merger to be satisfied on or before the Outside Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require Parent or any of its subsidiaries or affiliates to, and, except with the prior written consent of Parent, the Company shall not take any action to and shall not allow any of the Company Subsidiaries to consent or proffer to divest or hold separate any business or assets of Parent, the Company or any of their respective subsidiaries.

(d) In furtherance and not in limitation of the foregoing, Parent shall contest and litigate and defend against any Action, whether judicial or administrative, brought by or pending before the European Commission, DOJ or FTC and promptly and expeditiously appeal any Order in such Action, (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the Merger or any other Transactions, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets of Parent or the Company or any of their respective subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective subsidiaries, in each case as a result of, or in connection with, the Merger, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any Company Shares or any shares of capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to require divestiture by Parent, the Company or any of their respective subsidiaries of any Company Shares or any business or assets of the Company or the Company Subsidiaries or Parent or its subsidiaries, or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the Transactions, except so far as any of the prohibitions, limitations, conditions or requirements referred to in this Section 6.10(d) are covered by any commitments made to any Governmental Authority in accordance with Section 6.10(c) in order to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(d).

(e) Neither Parent nor the Company shall, nor shall it permit any of its subsidiaries to, enter into or publicly announce an agreement to form a joint venture or acquire any assets, business or company if any such agreements, individually or in the aggregate, would reasonably be expected by Parent with respect to agreements by Parent or any of its subsidiaries or by the Company with respect to agreements by the Company or any of its subsidiaries to cause any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(d)  to fail to be satisfied prior to the Outside Date.

6.11 Rule 16b-3. Prior to the Effective Time, (i) Parent shall take such actions as may be required to cause the transactions contemplated by Section 2.7 with respect to the assumption and conversion of any Company Stock Options, Company RSUs and Company PSUs or other convertible securities by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and (ii) the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.7, and any other dispositions of equity securities (or other derivative securities) of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Delisting. Each party agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Shares from the NYSE and (ii) to terminate the registration of the Company Shares under the Exchange Act; provided, however, that such delisting or termination shall not be effective until after the Effective Time.

6.13 Further Assurances. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(b), each party, at the reasonable request of another party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.

6.14 Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the restrictions set forth in this Section 6.14 shall not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Change in Recommendation in accordance with Section 6.3(b).

6.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by the party or applicable stockholder of the Company on whom such Taxes are imposed by applicable Law.

6.16 Personally Identifiable Information. Before the Effective Time, none of the parties shall use any disclosed personably identifiable information for any purposes other than those related to the performance of this Agreement and the completion of the Transactions.

7.	CONDITIONS TO THE MERGER

7.1 Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Required Company Vote. The Required Company Vote shall have been obtained by the Company in accordance with the DGCL, rules and regulations of the NYSE and the Certificate of Incorporation and By-laws of the Company;

(b) No Order; Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law enacted, entered, or enforced by any Governmental Authority that prevents or prohibits the consummation of the Merger; or

(c) HSR and Other Laws. The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated, and all other required waiting periods, clearances, consents or approvals of any Specified Governmental Authorities applicable to the Merger under the Antitrust Laws of the jurisdictions set forth in Schedule 6.10(a) shall have expired, been obtained or been terminated.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.3, Section 3.4, Section 3.17(c)(xi), Section 3.20, Section 3.21 and Section 3.26) shall be true and correct (without giving effect to any qualification as to “materiality” or Material Adverse Effect set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (other than, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct (without giving effect to any qualification as to “materiality” or Material Adverse Effect set forth therein) as of such particular date or with respect to such specified period), except where the failure of such representations and warranties (as modified above, but including those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time) to be true and correct as of the date hereof or at and as of the Closing Date has not had and would not have, individually or in the aggregate, a Material Adverse Effect (excluding for this purpose, clause (y) of the definition of “Material Adverse Effect”), (ii) Section 3.3 shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though made on or as of such date, except where the failure of such representations and warranties to be true and correct as of the date of this Agreement and at and as of the Closing Date does not, directly or indirectly, result (including through additional Company Shares, Company Stock Options, Company Restricted Stock, Company PSUs and Company RSUs being outstanding) in additional costs to Parent or the Surviving Corporation (including by virtue of increased Merger Consideration payable hereunder or otherwise) in excess of $30,000,000 in the aggregate, and (iii) each of Section 3.4, Section 3.17(c)(xi), Section 3.20, Section 3.21 and Section 3.26, to the extent not qualified by materiality or “Material Adverse Effect”, shall be true and correct in all material respects, and to the extent so qualified, shall be true and correct in all respects, as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct in all material respects as of such particular date or with respect to such specified period).

(b) Covenants. The Company shall have complied with or performed, in all material respects, all covenants, obligations and agreements of the Company under this Agreement to be complied with or performed by it prior to the Effective Time.

(c) Certificate. The Company shall have furnished Parent with a certificate signed on its behalf by the chief executive officer or chief financial officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b), and (e) are satisfied.

(d) Litigation. There shall not have been instituted and remain pending any litigation, suit, action or proceeding by any Governmental Authority:

(i) challenging or seeking to make illegal, or otherwise, directly or indirectly, restrain or prohibit the consummation of the Merger; or

(ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries, to dispose of, license or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries.

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the 2010 Balance Sheet and be continuing (excluding for this purpose, clause (y) of the definition of “Material Adverse Effect”).

7.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and at and as of the Closing Date as though made on or as of such date, (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties (including those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time) to be true and correct as of the date of this Agreement and at and as of the Closing Date, individually or in the aggregate, would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

(b) Covenants. Parent and Merger Sub shall have complied with or performed, in all material respects, all covenants, obligations and agreements of Parent and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Closing Date.

(c) Certificate. Parent and Merger Sub shall have furnished the Company with a certificate signed on their behalf by an authorized officer of Parent and Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and (b) are satisfied.

8.	TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to (i) the Effective Time, for Sections 8.1(a) through (f) and Section 8.1(h), notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and (ii) obtaining the Required Company Vote, for Section 8.1(g):

(a) By mutual written consent of Parent and the Company; or

(b) By either Parent or the Company, if:

(i) the Merger shall not have been consummated by May 18, 2011 (the “Outside Date”); provided, however, that (x) if the Closing shall not have occurred by May 18, 2011, but on such date, (A) the condition set forth in Section 7.1(a) has been satisfied and (B) the conditions set forth in Section 7.1(b) (solely as it relates to applicable Antitrust Laws) or Section 7.1(c) have not been satisfied or waived in writing, then the “Outside Date” shall be deemed to be automatically and without any action on the part of either party, August 18, 2011, and (y) if the Closing shall not have occurred by August 18, 2011, but on such date (A) the condition set forth in Section 7.1(a) has been satisfied and (B) the conditions set forth in Section 7.1(b) (solely as it relates to applicable Antitrust Laws) or Section 7.1(c) have not been satisfied or waived in writing, then the Company may elect (by delivering written notice to Parent on or prior to 11:59 p.m. (Pacific time) on August 18, 2011) to extend the “Outside Date” to November 18, 2011; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii) any Governmental Authority in any jurisdiction that is material to the business of Parent or the Company shall have (x) enacted, issued, promulgated, or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited, or (y) issued or entered an Order that enjoins Parent and the Company from consummating the Merger, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in any of the events described in the preceding clause (x) or (y); or

(c) By either Parent or the Company if the Required Company Vote shall not have been obtained at the Stockholders’ Meeting (giving effect to any adjournment or postponement thereof permitted by the terms hereof); or

(d) By either Parent or Merger Sub, if (i) each of Parent or Merger Sub are not then in material breach of its covenants or obligations under this Agreement, and (ii) there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) and (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(e) By the Company, if (i) the Company is not then in material breach of its covenants or obligations under this Agreement, and (ii) there is an inaccuracy in the representations of Parent and Merger Sub herein, or a breach by Parent and Merger Sub of their covenants herein, in either case such that the conditions set forth in Sections 7.3(a) and (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(f) By either Parent or Merger Sub, if any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation, (ii) the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) business days after receipt of a written request by Parent to provide such reaffirmation following a publicly announced Acquisition Proposal or commencement of a tender or exchange offer for the Company Shares, (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, or (iv) the Company shall have materially breached any of the covenants set forth in Section 6.3;

(g) By the Company, in connection with a Change in Recommendation made in accordance with Section 6.3 in which the Company Board shall have determined to accept or enter into a transaction related to a Superior Proposal that was the subject of such Change in Recommendation; provided, however, that the Company shall concurrently with such termination enter into an Acquisition Agreement relating to such Superior Proposal and pay Parent the Fee payable under Section 8.3(a)(iv) prior to such termination. Any purported termination pursuant to this Section 8.1(g), that is not effected in compliance with the requirements of this Section 8.1(g), shall be null and void and of no effect; or

(h) By the Company, not later than ten (10) business days following written notice to the Company and Parent of a decision by the European Commission under the EC Merger Regulation to prohibit the Merger.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or affiliates; provided, however, that, (a) the provisions of Section 6.2(b) (Confidentiality), Section 6.14 (Public Announcements), Section 8.3 (Fees), Article 9 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) such termination shall not relieve any party from liability for any fraud or intentional breach of its representations or warranties or covenants hereunder. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

8.3 Fees.

(a) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 8.1(c), provided that (x) following the execution and delivery of this Agreement and prior to the Stockholders’ Meeting, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn (excluding, for purposes of this Section 8.3(a)(i), from the definition of “Acquisition Proposal” any inquiries), and (y) within twelve (12) months after such termination, either (A) the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (provided, however, that for purposes of this Section 8.3(a)(i) only, all references to “fifteen percent (15%)” and “eighty five percent (85%)” in the definition of “Acquisition Proposal” shall be references to fifty point one percent (50.1%));

(ii) by Parent or Merger Sub pursuant to Section 8.1(d) (in respect of a breach by the Company of its covenants herein following the public announcement of the Acquisition Proposal described in the following clause (x) or the receipt by the Company Board of the Acquisition Proposal described in the following clause (x)), provided that (x) following the execution and delivery of this Agreement and prior to such termination, an Acquisition Proposal (excluding, for purposes of this Section 8.3(a)(ii), from the definition of “Acquisition Proposal” any inquiries) shall have been publicly announced and not publicly withdrawn or shall have been communicated to the Company Board and (y) within twelve (12) months after such termination, either (A) the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (provided, however, that for purposes of this Section 8.3(a)(ii) only, all references to “fifteen percent (15%)” and “eighty-five percent (85%)” in the definition of “Acquisition Proposal” shall be references to fifty point one percent (50.1%));

(iii) by Parent or Merger Sub pursuant to Section 8.1(f) (provided, however, in the case of clause (iv) of Section 8.1(f), that the applicable breach was not by a person who was an employee of the Company or a Company Subsidiary with a title and responsibilities below that of vice president, and who had not at any time had a title or responsibilities of vice president or above, and who was not directed or authorized by or on behalf of the Company or any Company Subsidiary to take such actions constituting the breach); or

(iv) by the Company pursuant to Section 8.1(g);

then, in any such event, the Company shall pay Parent a fee of Two Hundred Thirty Million Dollars ($230,000,000) (the “Fee”) less, in the case of (i) above, any Expenses previously paid pursuant to Section 8.3(b)), which amount shall be payable by wire transfer of immediately available funds. The Fee (less, in the case of (i) above, any Expenses previously paid pursuant to Section 8.3(b)) shall be paid (x) in the circumstances described in clauses (i) and (ii) above, promptly (but in no event later than one (1) business day) following the consummation of the Acquisition Proposal or the entry into an Acquisition Agreement, as the case may be, (y) in the circumstances described in clause (iii) above, promptly (but in no event later than one (1) business day) following termination, and (z) in the circumstances described in clause (iv) above, prior to and as a condition to the termination.

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(c) and neither Parent nor Merger Sub is in material breach of their respective agreements contained in this Agreement or their respective representations and warranties contained in this Agreement, the Company shall reimburse each of Parent and Merger Sub and their affiliates for all out-of-pocket expenses and fees (including fees and expenses payable to all banks and investment banking firms, and all fees and expenses of counsel, accountants, experts and consultants to Parent and Merger Sub) actually incurred or accrued by any of them, or on their behalf, in connection with the Transactions, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Merger Sub in connection with the negotiation, preparation, execution and performance of this Agreement, and the structuring of the

Transactions (all the foregoing being referred to herein collectively as the “Expenses”), up to a maximum of $25,000,000. The Expenses shall be paid by wire transfer of immediately available funds promptly (but in no event later than one (1) business day) following termination, and shall be further paid promptly (and in any event within one (1) business day) following submission of statements therefor.

(c) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated; provided, however, that all filing fees associated with compliance with applicable regulatory requirements (including filings under the HSR Act and any applicable foreign antitrust fees) in connection with the Merger shall be shared equally by Parent and the Company.

(d) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees, on behalf of itself and its affiliates, that the Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. The Company acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay the Fee or the Expenses when due, the terms “Fee” and “Expenses”, as applicable, shall be deemed to include the costs and expenses incurred or accrued by Parent and Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee and Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A. from time to time, in the City of New York, as such bank’s Base Rate, plus five percent (5%).

9.	GENERAL PROVISIONS

9.1 No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Intel Corporation

22200 Mission College Blvd

Santa Clara, California 95054

Facsimile No: (408) 765 6038

Attention: President, Intel Capital Corporation

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Facsimile No.: (415) 268-7522

Attention: Robert Townsend and Bruce Mann

if to the Company:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attention: Senior Vice President—Corporate Development

Facsimile No.: (408) 346-3314

with a copy to:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attention: General Counsel

Facsimile No.: (408) 346-3314

and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Facsimile No.: (650) 493-6811

Attention: Larry Sonsini, Jeffrey Saper and Michael Ringler

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.4 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Sub may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary of Parent; provided, however, that any such assignment shall not relieve Merger Sub of any of its obligations hereunder.

9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, other than, after the Effective Time, as set forth in Section 6.5 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

9.6 Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the parties shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which the parties may be entitled at Law or in equity.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to the conflict of law rules of such State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The parties hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

9.8 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only, and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(e) The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(f) The phrase “made available to Parent” when used herein, shall mean that true, correct and complete copies of the subject document were uploaded to the Data Room prior to the date of this Agreement or otherwise made available to Parent.

(g) The phrase “ordinary course” when used in Article 3 and Section 5.1, shall be deemed to include the words “consistent with past practice.”

9.10 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made that requires the approval of such stockholders under applicable Law unless such approval is obtained. This Agreement may not be amended, except by an instrument in writing signed by each of the parties.

9.11 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.12 No Other Representations and Warranties. Parent and Merger Sub, on the one hand, and the Company, on the other hand, each acknowledges and agrees that, in connection with this Agreement and the Transactions, except for the representations and warranties of the Company set forth in Article 3 and of Parent and Merger Sub set forth in Article 4, (a) no party (or any of its affiliates, stockholders, directors, officers, employees, agents, representatives, advisors or any other person) makes, and no party (or any of its affiliates, stockholders, directors, officers, employees, agents, representatives, advisors or any other person) has made, any representations or warranties, express or implied, relating to such party, its subsidiaries, its businesses or operations or otherwise, including with respect to any information or materials, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the other party or any of its affiliates, stockholders, directors, officers, employees, agents, representatives, advisors or any other person (including in “data rooms” or management presentations) in anticipation or contemplation of the Merger or any other Transaction, and (b) any information or materials, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the other party or any of its affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person (including in “data rooms” or management presentations) in anticipation or contemplation of the Merger or any other Transaction shall not be deemed to be representations or warranties of a party for purposes of this Agreement except to the extent any such information or material is the subject of any representation or warranty set forth in this Agreement. Each party acknowledges and agrees that it is not relying on any representations or warranties, express or implied, relating to the other party, its subsidiaries, its businesses or operations or otherwise, including with respect to any information or materials, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to such party or any of its affiliates, stockholders, directors, officers, employees, agents, representatives, advisors or any other person (including in “data rooms” or management presentations) in anticipation or contemplation of the Merger or any other Transaction, except to the extent of the representations and warranties set forth in this Agreement.

9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

INTEL CORPORATION

By	/S/ RENEE J. JAMES
Name:
Title:

JEFFERSON ACQUISITION CORPORATION

By	/S/ RENEE J. JAMES
Name:
Title:

MCAFEE, INC.

By	/S/ DAVID G. DEWALT
Name:
Title:

Annex B

OPINION OF MORGAN STANLEY & CO. INCORPORATED

2725 Sand Hill Road Suite 200 Menlo Park, CA 94025

Morgan Stanley

August 18, 2010

Board of Directors

McAfee, Inc.

3965 Freedom Circle

Santa Clara, CA

94054

Members of the Board:

We understand that McAfee, Inc. (“McAfee” or the “Company”), Intel Corporation (the “Buyer”) and Jefferson Acquisition Corporation, a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 18, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than shares held in treasury or held by the Buyer, Merger Sub or any subsidiary of the Buyer or the Company, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $48.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the fmancial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and formed a substantial basis for this opinion. With respect to the fmancial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future fmancial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the benefits expected to be derived by the Company’s stockholders from the proposed Merger. We are not legal, tax, or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on fmancial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffum this opinion.

In arriving at our opinion, we were not authorized to initiate a sale or auction process with respect to an acquisition, business combination or other extraordinary transaction, involving the Company. We did not negotiate with any party, other than the Buyer, in connection with the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided fmancial advisory and fmancing services for the Buyer and financing services for the Company, and have received fees in connection with such services.

Please note that Morgan Stanley is a global financial services funs engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, fmancing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, fmance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at any shareholders’ meeting that may be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ MICHAEL F. WYATT
Michael F. Wyatt
Managing Director

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of a stock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

PLEASE VOTE YOUR PROXY TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE YOUR PROXY

[INSERT MAP]	[INSERT BULLET POINT DIRECTIONS]

▼To vote by mail, please detach proxy card here, and sign, date and return in the postage-paid envelope provided▼

PROXY

MCAFEE, INC.

SPECIAL MEETING OF STOCKHOLDERS [—][—], 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MCAFEE, INC.

The undersigned appoints [—] and [—], and each of them, as proxies of the undersigned, each with full power of substitution, to vote all of the shares of Common Stock of McAfee, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of McAfee, Inc., to be held at [address] on [—][—], 2010, commencing at [—]:[— ] [a/p].m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, on the matters and as specified in this proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING TO A LATER DATE OR TIME, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES OR PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

(Continued and to be signed on other side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of McAfee, Inc. common stock for the upcoming Special Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

  1.    Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-XXX-XXX-XXXX, on a touch-tone telephone. If outside the U.S. or Canada, call 1-XXX-XXX-XXXX. Please follow the simple instructions. You will be required to provide the unique control number printed below. You may vote by telephone up until [[—] P.M. Eastern Time the day before the special meeting.]

OR

  2.    Vote by Internet – Please access https://www. [—].com, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. You may vote via the Internet up until [[—] P.M. Eastern Time the day before the special meeting.]

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

  3.    Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: McAfee, Inc., c/o [—]. If you vote by telephone or via the Internet, you do not need to mail back your proxy card.

▼To vote by mail, please detach proxy card here, and sign, date and return in the postage-paid envelope provided▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

	Please mark your vote as in this example		☒

	FOR	AGAINST	ABSTAIN

1. A proposal to adopt the Agreement and Plan of Merger, dated as of August 18, 2010, among Intel Corporation, a Delaware corporation, or Intel, Jefferson Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Intel, and McAfee, Inc., a Delaware corporation, or McAfee, as it may be amended from time to time, pursuant to which McAfee will be acquired by Intel.	☐	☐	☐

2. A proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement.	☐	☐	☐

Date:

Signature

Signature (if jointly held)

Title(s)

Please sign exactly as your name appears on this proxy card. If the stock is registered in the names of two or more persons, each should sign. Corporate officers, executors, administrators, trustees, guardians, attorneys and other persons signing in a fiduciary capacity should so indicate and insert their titles.